  As filed with the Securities and Exchange Commission on _____________, 1995
                                                            Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                         NATIONAL CITY BANCSHARES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        INDIANA                         6710                       35-1632155
(State or Other Jurisdiction   (Primary Standard Industrial       (IRS Employer
   of Incorporation or             Classification Code           Identification
     Organization)                     Number)                        No.)

                                227 MAIN STREET
                                  P.O. BOX 868
                             EVANSVILLE, IN  47708
                                 (812) 464-9800

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

     MR. ROBERT A. KEIL                        COPIES OF COMMUNICATIONS TO:
     PRESIDENT                                 MARTIN D. WERNER, ESQ.
     NATIONAL CITY BANCSHARES, INC.            WERNER & BLANK CO., L.P.A.
     227 MAIN STREET                           7205 W. CENTRAL AVENUE
     EVANSVILLE, IN  47705-0868                TOLEDO, OH  43617
     (812) 464-9800                            (419) 841-8051
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

  Approximate date of commencement of proposed sale of the securities to the public:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:

                        CALCULATION OF REGISTRATION FEE

                                            Proposed Maximum        Proposed Maximum
Class of Securities     Amount to             Offering Price     Aggregate Offering         Amount of
  to be Registered    be Registered            Per Share(1)            Price(1)        Registration Fee(1)
- ------------------    -------------     ------------------------ --------------------  -------------------
Common Stock,
$3.33 1/3 par value    264,000              $25.333455               $6,688,032              $2,306.03

(1) The registration fee has been computed pursuant to Rule 457(f)(2) and
    (3) based on the aggregate book value of all the outstanding shares of Common Stock, $100.00 par value, of White County Bank as of December 31, 1994 ($). The proposed maximum offering price per share is determined by dividing the proposed maximum aggregate offering price by the number of shares to be registered.

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
    Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

    Page 1 of _____ pages.
    Exhibit Index on Page ____.

                         NATIONAL CITY BANCSHARES, INC.
                             CROSS-REFERENCE SHEET
                                    FORM S-4


                                                                                      Heading in
                          Item of Form S-4                                   Prospectus and Proxy Statement
                          ----------------                                   ------------------------------
1.       Forepart of Registration Statement and Outside Front             Outside Front Cover Page of
         Cover Page of Prospectus                                         Prospectus

2.       Inside Front and Outside Back Cover Pages of                     Inside Front and Outside Back
         Prospectus                                                       Cover Pages of Prospectus;
                                                                          Table of Contents

3.       Risk Factors, Ratio of Earnings to Fixed Charges,                SUMMARY
         and Other Information

4.       Terms of the Transaction                                         SUMMARY;  PROPOSED MERGER;
                                                                          INFORMATION ABOUT NCBE
                                                                          COMMON STOCK;  and INFORMATION
                                                                          ABOUT NCBE

5.       Pro Forma Financial Information                                  PRO FORMA FINANCIAL
                                                                          INFORMATION

6.       Material Contracts with the Company Being Acquired               SUMMARY;  PROPOSED MERGERS --
                                                                          Terms of the Merger;
                                                                          Resales of NCBE Stock;
                                                                          MEETING INFORMATION--Vote
                                                                          Required;

7.       Additional Information Required for Reoffering by                Not Applicable
         Persons and Parties Deemed to be Underwriters

8.       Interests of Named Experts and Counsel                           EXPERTS

9.       Disclosure of Commission Position on Indemnification             Not Applicable
         for Securities Act Liabilities

10.      Information with Respect to S-3 Registrants                      SUMMARY;  AVAILABLE
                                                                          INFORMATION; INCORPORATION
                                                                          BY REFERENCE; SELECTED
                                                                          FINANCIAL DATA; PRO FORMA
                                                                          FINANCIAL INFORMATION

11.      Incorporation of Certain Information by Reference                Inside Front Cover Page of Prospectus;
                                                                          INCORPORATION OF CERTAIN
                                                                          DOCUMENTS BY REFERENCE;
                                                                          Summary -- Selected Financial Data; PRO
                                                                          FORMA FINANCIAL INFORMATION

12.      Information with Respect to S-2 or S-3 Registrants               Not Applicable


                                                                                      Heading in
                          Item of Form S-4                                   Prospectus and Proxy Statement
                          ----------------                                   ------------------------------
13.      Incorporation of Certain Information by Reference                Not Applicable

14.      Information with Respect to Registrants Other Than               Not Applicable
         S-3 or S-2 Registrants

15.      Information with Respect to S-3 Companies                        Not Applicable

16.      Information with Respect to S-2 or S-3 Companies                 Not Applicable

17.      Information with Respect to Companies Other Than                 SUMMARY -- Vote Required --
         S-2 or S-3 Companies                                             INFORMATION
                                                                          ABOUT WHITE COUNTY;

18.      Information if Proxies, Consents or Authorizations               SUMMARY -- Meeting Information;
         are to be Solicited                                              INCORPORATION OF CERTAIN
                                                                          DOCUMENTS BY REFERENCE;
                                                                          PROPOSED MERGER--Dissenters' Rights;
                                                                          INFORMATION ABOUT NCBE
                                                                          COMMON STOCK

19.      Information if Proxies, Consents or Authorizations               Not Applicable
         are Not to be Solicited, or in an Exchange Offer


                                PROXY STATEMENT
                      FOR SPECIAL MEETING OF SHAREHOLDERS

                               WHITE COUNTY BANK
                               215 E. MAIN STREET
                             CARMI, ILLINOIS  62821

                            _______________________

                                   PROSPECTUS
                         NATIONAL CITY BANCSHARES, INC.
                                 COMMON STOCK
                            _______________________

         This Prospectus of National City Bancshares, Inc. (NCBE) relates to the shares of common stock, $3.33 1/3 par value per share, of NCBE issuable to the shareholders of White County Bank (White County) upon consummation of the proposed merger of White County Interim Bank, a newly formed subsidiary of NCBE ("New Bank") and White County (the "Merger"). NCBE and White County have entered into a Agreement and Plan of Reorganization dated December 12, 1994, (the "Agreement"). The Agreement is attached as Exhibit A and incorporated herein by reference.

         THIS PROSPECTUS ALSO SERVES AS THE PROXY STATEMENT OF WHITE COUNTY FOR ITS SPECIAL MEETING OF STOCKHOLDERS (THE "SPECIAL MEETING") TO BE HELD ON
___________,1995.   SEE "MEETING INFORMATION."

         If the proposed Merger is consummated, the stockholders of White County will receive 264,000 shares of NCBE in the aggregate for their shares of White County Common Stock held by them on the effective date of the Merger.
In the event the weighted average high and low price for NCBE Common Stock for the twenty (20) business days immediately preceding the effective time of the Merger is lower than $38.00 per share or higher than $48.00 per share, either party to the Merger may renegotiate or terminate the proposed merger transaction.

         The Merger is not intended to be taxable to White County stockholders for federal income tax purposes, except with respect to cash received by White County stockholders in lieu of a fractional share of NCBE Common Stock or as a result of the exercise of statutory rights to dissent to the Merger. See "PROPOSED MERGER--Certain Federal Income Tax Consequences" and "PROPOSED MERGER--Rights of Dissenting Stockholders." For a more complete description of the Agreement and terms of the Merger see "The PROPOSED MERGER."

         This Proxy Statement-Prospectus and form of Proxy are first being mailed to stockholders of White County on or about ________________,1995.
                             ____________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
          ANY SUCH COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
              THIS PROXY STATEMENT-PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ____________________

       The date of this Proxy Statement-Prospectus is ____________,1995.

                               TABLE OF CONTENTS

                                                                                                                Page
                                                                                                                ----

AVAILABLE INFORMATION                                                                                            7

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                                                                  7

SUMMARY                                                                                                          8
  The Companies                                                                                                  8
  Proposed Merger                                                                                                8
  Meeting Information                                                                                            9
  Vote Required                                                                                                  9
  Recommendations of the Boards of Directors                                                                     9
  Opinion of Financial Advisor                                                                                   9
  Effect on White County Stockholders                                                                            9
  Dissenters' Rights                                                                                            10
  Certain Federal Income Tax Consequences                                                                       10
  Accounting Treatment                                                                                          10
  Effective Time of the Merger                                                                                  10
  Conditions to the Merger; Regulatory Approval                                                                 11
  Dividends                                                                                                     11
  Termination, Amendment and Waiver                                                                             11
  Interests of Certain Persons in the Merger                                                                    11
  Resales of NCBE Common Stock by Affiliates                                                                    12
  Markets and Market Prices                                                                                     12
  Pending Acquisitions                                                                                          13
  Selected Financial Data                                                                                       13
  Comparative Per Share Data                                                                                    18

MEETING INFORMATION                                                                                             22
  General                                                                                                       22
  Date, Place and Time                                                                                          22
  Record Dates                                                                                                  22
  Votes Required                                                                                                22
  Voting and Revocation of Proxies                                                                              22
  Solicitation of Proxies                                                                                       23

PROPOSED MERGER                                                                                                 23
  Background and Reasons for the Merger                                                                         23
  Recommendations of the White County Board of Directors                                                        24
  Terms of the Merger                                                                                           24
  Effective Time of the Merger                                                                                  25
  Surrender of White County Certificates                                                                        25
  Conditions to the Merger                                                                                      25
  Regulatory Approval                                                                                           26
  Conduct of Business Pending the Merger                                                                        27
  Dividends                                                                                                     27
  Termination, Amendment and Waiver                                                                             27
  Management and Operations After the Merger                                                                    27
  Interests of Certain Persons in the Merger                                                                    28
  Effect on Employee Benefit Plans                                                                              28
  Certain Federal Income Tax Consequences                                                                       28
  Accounting Treatment                                                                                          29
  Expenses                                                                                                      30
  Resale of NCBE Common Stock                                                                                   30
  Dissenters' Rights                                                                                            30

PRO FORMA FINANCIAL DATA                                                                                        30


INFORMATION ABOUT NCBE COMMON STOCK                                                35
  General                                                                          35
  Dividends                                                                        36
  Preemptive Rights                                                                36
  Voting                                                                           36
  Cumulative Voting                                                                36
  Liquidation                                                                      36
  Liability of Directors; Indemnification                                          36
  Antitakeover Provisions                                                          37

INFORMATION ABOUT NCBE                                                             38
  General                                                                          38
  Competition                                                                      39
  Certain Regulatory Considerations                                                39
  Principal Holder of NCBE Common Stock                                            44

INFORMATION ABOUT WHITE COUNTY                                                     44
  General                                                                          44
  Properties                                                                       44
  Litigation                                                                       44
  Voting, Principal Stockholders and Management Information                        44
  Certain Relationships and Related Transactions                                   45
  Competition                                                                      45
  Employees                                                                        46
  Financial Statements                                                             46
  WHITE COUNTY MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
    AND RESULTS OF OPERATIONS FOR THE THREE YEARS ENDED DECEMBER 31, 1994          46

LEGAL OPINIONS                                                                     53

EXPERTS                                                                            53

WHITE COUNTY FINANCIAL STATEMENTS                                              F-1 - F-15


                           TABLE OF CONTENTS (CON'T)


EXHIBIT A
  Agreement and Plan of Reorganization dated December 12, 1994          A-1

EXHIBIT B
  Dissenters' Rights Statute                                            B-1

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION TO OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS AND, IF GIVEN OR MADE, THE INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE THE SECURITIES OFFERED HEREBY, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTIONS OR TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROXY STATEMENT-PROSPECTUS RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF WHITE COUNTY OR NCBE SINCE THE DATE OF THIS PROXY STATEMENT-PROSPECTUS.

                             AVAILABLE INFORMATION

         NCBE is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Room 1400, 75 Park Place, New York, New York 10007, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         NCBE has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the NCBE Common Stock to be issued pursuant to the Merger described herein. This Proxy Statement-Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Proxy Statement-Prospectus or in any document incorporated herein by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance where reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or other document, each such statement is qualified in all respects by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         THIS PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATING TO NCBE, EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED THEREIN, ARE AVAILABLE WITHOUT CHARGE UPON REQUEST TO HAROLD A. MANN, SECRETARY, NATIONAL CITY BANCSHARES, INC., 227 MAIN STREET, P.O. BOX 868, EVANSVILLE, INDIANA, 47705-0868 (TELEPHONE (812) 464-9675). TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUESTS SHOULD BE MADE PRIOR TO____________,1995.

         The following documents previously filed with the Commission by NCBE (Commission File No. 0-13585) are incorporated herein by reference:

  (i)  NCBE's Annual Report on Form 10-K for the year ended December 31, 1994;
  (ii) NCBE's Current Report on Form 8-K dated January 5, 1995.

         All documents filed with the Commission by NCBE pursuant to Section 13
(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Special Meetings shall be deemed to be incorporated herein by reference and to be a part hereof from the date of such filing. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for the purposes hereof to the extent that a statement contained herein or any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

                                    SUMMARY

         The following summary is not intended to be a complete description of the proposed Merger and is qualified in all respects by the more detailed information contained in this Proxy Statement-Prospectus, the Exhibits hereto and the documents incorporated by reference. As used in this Proxy Statement-Prospectus, the terms NCBE and White County refer to such corporations, respectively, and where the context requires, such corporations and their respective subsidiaries on a consolidated basis. All information concerning NCBE included in this Proxy Statement-Prospectus has been provided by NCBE; all information concerning White County included in this Proxy Statement-Prospectus has been provided by White County.

THE COMPANIES

         National City Bancshares, Inc. NCBE, an Indiana corporation whose common stock is listed on the NASDAQ/National Market System ('NASDAQ/NMS"), is a multibank holding company organized in 1985. The principal assets of NCBE are its investments in The National City Bank of Evansville, Evansville, Indiana; The Peoples National Bank of Grayville, Grayville, Illinois; The Farmers and Merchants Bank, Fort Branch, Indiana; First Kentucky Bank, Sturgis, Kentucky; Lincolnland Bank, Dale, Indiana; The State Bank of Washington, Washington, Indiana; The Spurgeon State Bank, Spurgeon, Indiana; Pike County Bank, Petersburg, Indiana; and The Bank of Mitchell, Mitchell, Indiana. The existing banking subsidiaries of NCBE are sometimes collectively referred to herein as the "NCBE Banks." NCBE's principal offices are located at 227 Main Street, Evansville, Indiana 47708 (telephone (812) 464-9800). For additional information concerning NCBE see "INFORMATION ABOUT NCBE." Additional information concerning NCBE is included in the NCBE documents incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

         Based on financial information as of December 31, 1994, upon completion of the Merger NCBE will have approximately $796 million in consolidated assets and approximately $93 million in consolidated equity capital on a pro forma basis. See the pro forma financial information for the combined company under "Pro Forma Financial Data." In addition, NCBE executed a definitive Merger Agreement to acquire United Financial Bancorp, Inc., Vincennes, Indiana, ("United") on December 28, 1994. United is a thrift holding company with consolidated assets of $110 million as of December 31, 1994, See "INFORMATION ABOUT NCBE - Pending Acquisitions."

         White County Bank. White County, an Illinois banking corporation, is an Illinois state chartered commercial bank that was organized in 1904. White County's principal offices are located at 215 E. Main Street, Carmi, Illinois 62821, (telephone (812) 937-4453).

         Based upon financial information as of December 31, 1994, White County had total assets of approximately $65 million and total equity of approximately $6.7 million.

         White County Interim Bank. White County Interim Bank ("New Bank") is a newly formed Illinois state chartered commercial banking corporation formed
by and controlled by NCBE.   New Bank is being formed for the sole purpose of
facilitating the acquisition of White County by NCBE. New Bank has its main office at 215 E. Main Street, Carmi, Illinois 62821.

PROPOSED MERGER

         White County and NCBE have entered into an Agreement and Plan of Reorganization (the "Agreement"), dated as of December 12, 1994, providing, among other things, for the merger of New Bank with and into White County (the "Merger"). See "The Proposed Merger." Upon consummation of the Merger, all of the outstanding shares of White County Common Stock will be converted, in the aggregate, into 264,000 shares of NCBE Common Stock. Based upon the total number of issued and outstanding shares of White County Common Stock as of the Record Date, each share of White County Common Stock will be converted into the right to receive 27.5 shares of NCBE Common Stock at the effective date of the Merger. This results in an exchange ratio of 27.5:1, hereinafter the "Exchange Ratio." In the event that the weighted average (based upon the number of shares traded) high and low prices for NCBE Common Stock, as reported by the NASDAQ/NMS for the twenty (20) business days immediately preceding the effective time of the Merger is higher than $48.00 per share or lower than $38.00 per share, either party to the Merger, may renegotiate or terminate the Merger.

         No fractional shares of NCBE Common Stock will be issued in the Merger and NCBE will pay cash, without interest, for any fractional share interests resulting from the exchange ratio in accordance with the terms of the Agreement. See

"PROPOSED MERGER--Terms of the Merger." Each outstanding share of NCBE Common Stock will not change by reason of the Merger.

MEETING INFORMATION

         White County Special Meeting. The Special Meeting of White
County's stockholders to consider and vote on the Agreement (the "Special Meeting") will be held on_________1995, at ___ AM/PM., local time, at the main office of White County Bank, 215 E. Main Street, Carmi, Illinois 62821. Only holders of record of White County Common Stock at the close of business on __________,1995 (the "Record Date"), will be entitled to vote at the White County Special Meeting. At the Record Date there were outstanding and entitled to vote 9,600 shares of White County Common Stock.

         For additional information relating the to the White County Special Meeting, see "MEETING INFORMATION."

VOTE REQUIRED

         White County. Approval of the Agreement by the White County stockholders requires the affirmative vote, in person or by proxy, of the holders of record of at least a two-thirds (2/3) of the outstanding shares of White County Common Stock. As of the Record Date there were 9,600 shares of White County Common Stock outstanding and therefore a vote of 6,400 shares is required to approve the Agreement. Each share of White County Common Stock is entitled to one vote.

         As of the Record Date, directors and executive officers of White County and their affiliates owned beneficially approximately __% of the shares of White County Common Stock outstanding on such date. Directors and executive officers of White County have agreed to vote their shares of White County Common Stock in favor of the Merger. As of the Record Date, directors and executive officers of White County and their affiliates owned beneficially __ shares of NCBE Common Stock.

         As of the NCBE Record Date, directors and executive officers of NCBE and their affiliates did not own, beneficially, any shares of White County Common Stock.

         NCBE. Approval of the Agreement and the issuance of NCBE Common Stock in the Merger by NCBE stockholders is not required.

         White County Interim Bank. NCBE owns all of the outstanding shares of stock of New Bank (except for a nominal number of shares issued to directors of the New Bank as legally required qualifying shares) and intends to vote such shares in favor of the Agreement. Therefore, approval of the Agreement by the New Bank is assured.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

         The respective Boards of Directors of White County and NCBE have each approved the Agreement. The Board of Directors of NCBE has also authorized the issuance of a sufficient number of shares of NCBE Common Stock in the Merger. Each Board believes that the Merger is in the best interests of the stockholders of its respective company. THE BOARD OF DIRECTORS OF WHITE COUNTY UNANIMOUSLY RECOMMENDS A VOTE FOR THE AGREEMENT. See "PROPOSED MERGER--Reasons for the Merger; Recommendations of the White County Board of Directors."

OPINION OF FINANCIAL ADVISOR

         White County did not retain a financial advisor with respect to the Merger.

EFFECT ON WHITE COUNTY STOCKHOLDERS

         Subject to certain limitations and dissenters' rights provided by law, each of the 9,600 outstanding shares of White County Common Stock will be converted in the Merger into shares of NCBE Common Stock as provided for in the Agreement, see "PROPOSED MERGER--Terms of the Merger." Thereafter, the rights of White County stockholders and will be governed by Indiana law and the Articles of Incorporation, as amended, and Bylaws of NCBE. See "COMPARISON OF SHAREHOLDER RIGHTS."

DISSENTERS' RIGHTS

         Under the provisions of Illinois law, holders of White County Common Stock who dissent to the Merger will have a statutory right to receive payment of the fair value of their shares in cash in accordance with Chapter 205 of the Illinois Banking Act ("IBA"), Section 5/29. To perfect this right, a White County shareholder must not vote his shares in favor of the Merger at the Special Meeting (this may be done by marking the proxy to vote against the Merger, or to abstain from voting thereon or by not voting at all) and must take such other action as is required by the provisions of the IBA. Such actions include delivering written notice of objection prior to the vote on the Merger at the Special Meeting. See "PROPOSED MERGER--Rights of Dissenting Stockholders" and Exhibit B to this Proxy Statement-Prospectus, which contains the complete text of the applicable provisions of the IBA. If the holders of more than 10% of White County Common Stock should exercise their dissenters' rights, the Merger would may not qualify as a pooling of interests for accounting and financial reporting purposes. One of the conditions to consummation of the Merger is that the Merger qualifies for pooling of interests accounting treatment.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The Merger is expected to qualify for federal income tax purposes as a tax-free reorganization. It is a condition to consummation of the Merger that NCBE and White County each receive an opinion of counsel that the Merger will qualify as a tax-free reorganization. Werner & Blank Co., L.P.A. special counsel to NCBE has issued such opinion for the benefit of NCBE, White County and their respective stockholders. Such opinion will not be binding on the Internal Revenue Service.

         Stockholders of White County will generally recognize no gain or loss for federal income tax purposes on the exchange of their White County Common Stock for NCBE Common Stock except to the extent they receive cash as a result of the exercise of their statutory rights to dissent to the Merger and cash received in exchange for any fractional share interest resulting from the exchange ratio. See "PROPOSED MERGER - Certain Federal Income Tax Consequences."

         WHITE COUNTY STOCKHOLDERS SHOULD READ CAREFULLY THE DISCUSSION SET FORTH UNDER "PROPOSED MERGER - CERTAIN FEDERAL INCOME TAX CONSEQUENCES" AND ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC CONSEQUENCES TO THEM OF THE MERGER UNDER FEDERAL, STATE, AND LOCAL AND ANY OTHER APPLICABLE TAX LAWS.

ACCOUNTING TREATMENT

         NCBE anticipates that the Merger will be accounted for as a pooling of interests. See "PROPOSED MERGER - Accounting Treatment."

EFFECTIVE TIME OF THE MERGER

         The Agreement provides that the Merger will take place not later than the first business day of the first or second calendar month after the: (i) approval of the Merger by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Federal Deposit Insurance Corporation (FDIC) and the Illinois Commissioner of Banks and Trust Companies ("Illinois Commissioner") and expiration of the statutory 30-day waiting period after the Federal Reserve Board's approval, and (ii) approval of the Merger by the stockholders of White County unless another time is agreed upon in writing by the parties. Although there can be no assurance, the Merger is expected to be consummated during the second quarter of 1995.

CONDITIONS TO THE MERGER; REGULATORY APPROVAL

         The Merger is conditioned upon approval by the stockholders of White County and by the Federal Reserve Board, the FDIC and the Illinois Commissioner and upon satisfaction of other terms and conditions, including receipt of assurance that the Merger will constitute tax-free reorganizations and the treatment of the Merger as a pooling of interests for accounting purposes. See "PROPOSED MERGER--Conditions to the Merger."

         NCBE has prepared applications and submitted them for filing with: (i) the Federal Reserve Board under the provisions of the Federal Bank Holding Company Act on January 30, 1995; (ii) the FDIC under the provisions of the Federal Bank Merger Act on January 11, 1995; (iii) the Illinois Commissioner as to the formation of New Bank and the Merger on January 11, 1995; and (iv) the Illinois Commissioner and as to the acquisition of White County by NCBE under the provisions of the Illinois Bank Holding Company Act ("IBHCA") on February
10, 1995.   No assurance can be given as to the various regulatory approvals required in order to consummate the Merger will be received. See "PROPOSED MERGER--Regulatory Approval."

DIVIDENDS

         Under the Agreement, White County is allowed to declare regular quarterly cash dividends at rates and at times consistent with past practice. The Agreement also provides that White County and NCBE will cooperate with each other to coordinate the record and payment dates of their dividends for the calendar quarter in which the Merger occur so that the White County stockholders receive a quarterly dividend from either their corporation or NCBE, but not from both with respect to such calendar quarter. See "PROPOSED MERGER--Dividends."

TERMINATION, AMENDMENT AND WAIVER

         The Merger may be terminated, among other reasons, (i) by mutual consent of the Boards of Directors of NCBE and White County at any time before the Merger takes place, (ii) by either NCBE or White County with respect to the Merger if (a) the Merger has not taken place by June 30, 1995, (b) NCBE does not receive all required regulatory approvals, (c) any suit, action or proceeding is pending or overtly threatened seeking to prevent or inhibit the Merger, (d) if any warranty or representation made by the other party is discovered to have been untrue in any material respect, or (e) the other party commits one or more material breaches of the Agreement or (iii) by either party to the Agreement if the weighted average (based upon the number of shares traded) of the high and low price per share of NCBE Common Stock for the twenty
(20) business day period before the effective date of the respective Merger, is less than $38.00 per share or higher than $48.00 per share. See "PROPOSED MERGER - Termination, Amendment and Waiver."

         NCBE and White County may amend, modify or waive certain terms and conditions of the Agreement. See "PROPOSED MERGER - Termination, Amendment and Waiver."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         In the Agreement NCBE has agreed to cause the election as Directors of White County all those persons serving in such capacity immediately prior to the Merger, plus an additional member to be determined by NCBE following the effective time of the White County Merger.

RESALES OF NCBE COMMON STOCK BY AFFILIATES

         No restrictions on the sale or transfer of the shares of NCBE Common Stock issued pursuant to the Merger will be imposed solely as a result of the Merger, other than restrictions on the transfer of such shares issued to any White County shareholder who may be deemed to be an "affiliate" of White County for purposes of Rule 145 under the Securities Act. Directors, executive officers and 10% stockholders are generally deemed to be affiliates for purposes of Rule 145.

         Resales of NCBE Common Stock issued to "affiliates" of White County have not been registered under applicable securities laws in connection with the Merger. Such shares may only be sold (a) under a separate registration by the affiliates for distribution (which NCBE has not agreed to provide), (b) pursuant to Rule 145 under the Securities Act, or (c) pursuant to another exemption from registration requirements under the Securities Act. For NCBE to be able to account for the Merger as a pooling of interests, pursuant to SEC requirements, certain additional restrictions will be placed on affiliates of White County with respect to dispositions of NCBE Common Stock and White County Common Stock during the period beginning 30 days before the Merger and ending when the results for 30 days of post-merger combined operations have been published regarding the Merger.

MARKETS AND MARKET PRICES

White County

         There is no established public trading market for shares of White County Common Stock and shares of White County Common Stock are traded in very limited quantities in private transactions. Since there are no market makers for shares of White County Common Stock and there is no recognized exchange on which shares of White County Common Stock are traded, there is no published source of prices relating to transactions in White County Common Stock with the result that management of White County is not directly informed of trades or prices of shares of White County Common Stock.

         White County has paid annual dividends of $17, $20 and $20 per share on White County Common Stock in each of the years ended December 31, 1992, 1993 and 1994, respectively. As of December 31, 1992, 1993 and 1994, there were 9,600 shares of White County Common Stock outstanding.

NCBE Markets and Market Prices and Equivalent Per Share Data

         Shares of NCBE Common Stock are traded in the over-the-counter market and are listed in NASDAQ/NMS under the symbol NCBE. The following table sets forth the last reported sale price per share of NCBE Common Stock on the dates indicated.

         The equivalent per share price of White County Common Stock at each specified date represents the closing price of a share of NCBE Common Stock on such date multiplied by the Exchange Ratio of approximately 27.5 for 1.

                                                                               EQUIVALENT PER SHARE INFORMATION
                                                                               --------------------------------
                                                      NCBE                               WHITE COUNTY
 MARKET VALUE PER SHARE AT:                       COMMON STOCK                           COMMON STOCK
 --------------------------                       ------------                           ------------
                                                    Per Share                            Equivalent
                                                    ---------                            -----------
                                                                                          Per share
 March 31, 1992                                      $29 1/2                               $811.25
 June 30, 1992                                       $27 5/8                               $759.69
 September 30, 1992                                  $28 1/8                               $773.44
 December 31, 1992                                   $29 1/2                               $811.25
 March 31, 1993                                      $33 1/4                               $914.38
 June 30, 1993                                       $36                                   $990.00
 September 30, 1993                                   37 1/5                             $1,031.25
 December 31, 1993                                    37                                 $1,017.50
 March 31, 1994                                       36 1/2                             $1,003.75
 June 30, 1994                                        39 3/4                             $1,093.13
 September 30, 1994                                   43 1/2                             $1,196.25
 December 31, 1994                                    46 1/4                             $1,271.88


         On August 18, 1994, the date immediately preceding the public announcement of the Merger, the reported last sales price of NCBE Common Stock was $43 per share. There were no reported sales of White County Common Stock on that date. Stockholders are advised to obtain current market quotations for NCBE Common Stock. No assurance can be given as to the market price of NCBE Common Stock White County Common Stock at or, in the case of NCBE Common Stock, after the Effective Time of the Merger.

         On February 28, 1995, there were approximately 1,615 holders of record of NCBE Common Stock, 59 holders of record of White County Common Stock.

PENDING ACQUISITIONS

         On December 28, 1994, NCBE executed a definitive Merger Agreement (the "United Merger Agreement") to acquire United Financial Bancorp, Inc., Vincennes, Indiana ("United"). United is a thrift holding company which owns United Federal Savings Bank of Vincennes, a federal stock savings and loan association. As of December 31, 1994, United had consolidated assets of $110,172,000 and consolidated stockholders equity of $11,828,000. Pursuant to the United Merger Agreement NCBE will acquire United in a tax free exchange of stock. United will be merged with and into NCBE with NCBE as the surviving corporation. Stockholders of United will receive NCBE shares based upon an exchange ratio determined by dividing $44.40 by the Average Price of NCBE common stock as defined under the United Merger Agreement. The Average Price of NCBE Common Stock is computed by reference to weighted average (based upon the number of shares traded) for the 20 business days immediately preceding the effective time of the merger, provided that in the event the Average Price of NCBE Common Stock is less than $40.50 or greater than $49.50, the number of shares of NCBE shall be based upon $40.50 or $49.50, respectively. The maximum number of shares of NCBE issuable pursuant to the United Merger Agreement is 512,420 and the minimum number of shares issuable is 419,252.

SELECTED FINANCIAL DATA

         The following unaudited table presents selected historical financial information and selected pro forma combined financial information for NCBE and White County. This information should be read in conjunction with the historical and pro forma financial statements and notes thereto included elsewhere in or incorporated by reference to this Prospectus and Proxy Statement. The pro forma combined financial information gives effect to the Merger. The pro forma combined financial information may not be indicative of the results that actually would have occurred if the Merger been in effect on the dates indicated or which may be attained in the future. The pro forma combined financial information has been prepared on the assumption that the Merger will be accounted for under the pooling of interests method of accounting.

                            SELECTED FINANCIAL DATA
                                   HISTORICAL
                         NATIONAL CITY BANCSHARES, INC.
                                 (in thousands)

                                                                ___________________Year Ended December 31,_________________________

                                                                1990             1991           1992            1993        1994
NATIONAL CITY BANCSHARES, INC.  (Historical)
 Income Statement Data:
  Net Interest Income                                            $27,097        $27,724         $28,773        $28,974      $30,681
  Provisions for Loan Losses                                       1,515          2,324           1,234            654           (5)
  Noninterest Income                                               4,164          4,728           5,229          5,532        4,465
  Noninterest Expense                                             19,721         20,439          20,841         21,522       21,397
  Net Income                                                       7,022          7,030           8,200          8,374        9,063
 Balance Sheet Data (period end):
  Assets                                                         789,595        765,451         731,080        717,139      731,764
  Deposits                                                       675,173        649,959         624,843        606,648      615,968
  Loans, Net                                                     406,635        401,035         412,317        431,230      479,798
  Long-term Debt                                                   6,139          2,888           1,161            541            0
  Shareholders' Equity                                            69,175         74,139          79,772         85,901       86,119
 Capital Ratios:
  Equity to Assets Ratio                                            8.76%          9.69%          10.91%         11.98%       11.77%
  Tier 1 Risk-based Capital Ratio                                  14.87%         15.70%          17.67%         18.52%       17.05%
  Total Risk-based Capital Ratio                                   15.86%         16.71%          18.62%         19.36%       17.80%
 Other Ratio:
  Allowance for Loan Losses to
   Nonperforming Loans                                             59.56%         50.18%          67.69%        164.25%      272.95%


Allowance for Loan Losses                                         $4,431         $4,639          $4,186         $3,791       $3,794
Nonperforming Loans                                                7,440          9,244           6,184          2,308        1,390

                           SELECTED FINANCIAL DATA
                                   HISTORICAL
                               WHITE COUNTY BANK
                                 (in thousands)

                                                  ________________________Year Ended December 31,_____________________

                                                    1990            1991           1992            1993           1994
WHITE COUNTY BANK (Historical)
 Income Statement Data:
  Net Interest Income                              $2,137         $2,228          $2,630         $2,443          $2,238
  Provisions for Loan Losses                          322            206               0           (120)              0
  Other Income                                        127            198             166            144            (148)
  Other Expenses                                    1,679          1,745           1,769          1,854           1,840
  Net Income                                          172            388             838            663             215
 Balance Sheet Data (period end):
  Assets                                           66,948         66,957          66,779         65,745          64,680
  Deposits                                         60,641         60,567          59,723         58,352          57,595
  Loans, Net                                       22,980         22,199          19,953         19,592          21,822
  Shareholders' Equity                              5,540          5,851           6,526          6,997           6,688
 Capital Ratios:
  Equity to Assets Ratio                             8.28%          8.74%           9.77%         10.64%          10.34%
  Tier 1 Risk-based Capital Ratio                   20.31%         21.89%          25.94%         27.91%          25.70%
  Total Risk-based Capital Ratio                    21.98%         23.76%          28.41%         30.19%          28.37%
 Other Ratio:
  Allowance for Loan Losses to
   Nonperforming Loans                              18.05%         27.74%          66.21%        150.53%         166.82%

Allowance for Loan Losses                            $456           $501            $623           $572            $729
Nonperforming Loans                                 2,526          1,806             941            380             437

                            SELECTED FINANCIAL DATA
                                   HISTORICAL
                         UNITED FINANCIAL BANCORP, INC.
                                (in thousands)

                                      ______________________Twelve Months Ended December 31,________________

                                         1990            1991           1992            1993           1994
UNITED FINANCIAL BANCORP, INC.
  (Historical)
Income Statement Data:
 Net Interest Income                    $2,485          $2,954         $3,110          $3,010         $3,089
 Provisions for Loan Losses                162             380             93              47             22
 Other Income                              398             429            605             801            652
 Other Expenses                          2,305           2,370          2,416           2,501          2,887
 Net Income                                292             279            727             890            402
Balance Sheet Data (period end):
 Assets                                117,078         114,049        116,165         115,056        110,172
 Deposits                              104,957         102,480         99,967          95,730         90,744
 Loans, Net                             78,146          75,487         63,614          60,291         69,103
 Long-term Debt                          1,000           1,000          3,000           3,000          3,000
 Shareholders' Equity                    6,058           6,355         11,205          11,559         11,828
Capital Ratios:
 Equity to Assets Ratio                   5.17%           5.57%          9.65%          10.05%         10.74%
 Tier 1 Risk-based Capital Ratio          9.58%          10.90%         21.24%          22.00%         21.47%
 Total Risk-based Capital Ratio           9.94%          11.54%         22.07%          22.75%         22.15%
Other Ratio:
 Allowance for Loan Losses to
 Nonperforming Loans                     46.14%         109.12%        384.07%            N/A        2506.67%

Allowance for Loan Losses                 $227            $371           $434            $393           $376
Nonperforming Loans                        492             340            113               0             15


                           SELECTED FINANCIAL DATA

                              PRO FORMA COMBINED

             NATIONAL CITY BANCSHARES, INC. AND WHITE COUNTY BANK

                                (in thousands)

                                                             ______________________Year Ended December 31,______________________

                                                               1990           1991            1992           1993           1994
         NATIONAL CITY BANCSHARES, INC.
          AND WHITE COUNTY BANK(Pro Forma
          Combined)

          Income Statement Data:
           Net Interest Income                               $29,234        $29,952         $31,403        $31,417        $32,919

           Provisions for Loan Losses                          1,837          2,530           1,234            534             (5)

           Other Income                                        4,291          4,926           5,395          5,676          4,317

           Other Expenses                                     21,400         22,184          22,610         23,376         23,237


           Net Income                                          7,194          7,418           9,038          9,037          9,278

          Balance Sheet Data (period end):
           Assets                                            856,543        832,408         797,859        782,884        796,443

           Deposits                                          735,814        710,526         684,566        665,000        673,563

           Loans, Net                                        429,615        423,234         432,270        450,822        501,620

           Long-term Debt                                      6,139          2,888           1,161            541              0

           Shareholders' Equity                               74,715         79,990          86,298         92,898         92,807

          Capital Ratios:
           Equity to Assets Ratio                               8.72%          9.61%          10.82%         11.87%         11.65%

           Tier 1 Risk-based Capital Ratio                     15.19%         16.04%          18.11%         19.01%         17.49%

           Total Risk-based Capital Ratio                      16.21%         17.10%          19.14%         19.93%         18.34%

          Other Ratio:
           Allowance for Loan Losses to
            Nonperforming Loans                                49.04%         46.52%          67.49%        162.31%        247.56%


         Allowance for Loan Losses                            $4,887         $5,140          $4,809         $4,363         $4,523

         Nonperforming Loans                                   9,966         11,050           7,125          2,688          1,827


                           SELECTED FINANCIAL DATA

                              PRO FORMA COMBINED

      NATIONAL CITY BANCSHARES, INC. AND UNITED FINANCIAL BANCORP, INC.

                                (in thousands)

                                                      ______________________Year Ended December 31,_______________________

                                                        1990           1991            1992           1993            1994
NATIONAL CITY BANCSHARES, INC.
 AND UNITED FINANCIAL BANCORP, INC.
  (Pro Forma Combined)
 Income Statement Data:
  Net Interest Income                                 $29,582        $30,678         $31,883        $31,984         $33,770

  Provisions for Loan Losses                            1,678          2,704           1,327            701              17

  Other Income                                          4,562          5,157           5,834          6,333           5,200

  Other Expenses                                       22,026         22,809          23,257         24,023          24,367

  Net Income                                            7,314          7,309           8,927          9,264           9,465

 Balance Sheet Data (period end):
  Assets                                              906,673        879,500         847,245        832,195         841,936

  Deposits                                            780,131        752,440         724,810        702,378         706,712

  Loans, Net                                          484,781        476,522         475,931        491,521         548,901

  Long-term Debt                                        7,139          3,888           4,161          3,541           3,000

  Shareholders' Equity                                 75,233         80,494          90,977         97,460          97,947

 Capital Ratios:
  Equity to Assets Ratio                                 8.30%          9.15%          10.74%         11.71%          11.63%

  Tier 1 Risk-based Capital Ratio                       14.23%         15.16%          18.04%         18.88%          17.48%

  Total Risk-based Capital Ratio                        15.13%         16.13%          18.98%         19.71%          18.22%

 Other Ratio:
  Allowance for Loan Losses to
   Nonperforming Loans                                  58.72%         52.27%          73.37%        181.28%         296.80%


Allowance for Loan Losses                              $4,658         $5,010          $4,620         $4,184          $4,170

Nonperforming Loans                                     7,932          9,584           6,297          2,308           1,405


                           SELECTED FINANCIAL DATA

                              PRO FORMA COMBINED

              NATIONAL CITY BANCSHARES, INC., WHITE COUNTY BANK
                      AND UNITED FINANCIAL BANCORP, INC.

                                (in thousands)

                                                            ______________________Year Ended December 31,_______________________

                                                              1990           1991            1992           1993            1994
          NATIONAL CITY BANCSHARES, INC.,
          WHITE COUNTY BANK, INC. AND
          UNITED FINANCIAL BANCORP, INC.
            (Pro Forma Combined)
           Income Statement Data:
            Net Interest Income                             $31,719        $32,906         $34,513        $34,427         $36,008

            Provisions for Loan Losses                        2,000          2,910           1,327            581              17

            Other Income                                      4,689          5,355           6,000          6,477           4,969

            Other Expenses                                   23,705         24,554          25,026         25,877          26,164

            Net Income                                        7,486          7,697           9,765          9,927           9,680

           Balance Sheet Data (period end):

            Assets                                          973,621        946,457         914,024        897,939         906,615

            Deposits                                        840,772        813,007         784,533        760,730         764,307

            Loans, Net                                      507,761        498,721         495,885        511,112         570,723

            Long-term Debt                                    7,139          3,888           4,161          3,541           3,000

            Shareholders' Equity                             80,773         86,345          97,503        104,457         104,635


           Capital Ratios:
            Equity to Assets Ratio                             8.30%          9.12%          10.67%         11.63%          11.54%

            Tier 1 Risk-based Capital Ratio                   14.53%         15.49%          18.43%         19.31%          17.86%

            Total Risk-based Capital Ratio                    15.48%         16.50%          19.43%         20.21%          18.69%

           Other Ratio:
            Allowance for Loan Losses to
             Nonperforming Loans                              48.90%         48.38%          72.44%        176.93%         265.96%

          Allowance for Loan Losses                          $5,114         $5,511          $5,243         $4,756          $4,899

          Nonperforming Loans                                10,458         11,390           7,238          2,688           1,842


COMPARATIVE PER SHARE DATA

         The following unaudited table sets forth certain unaudited historical and pro forma combined per common share information for NCBE, and certain historical and equivalent pro forma combined per common share information for White County. The data is derived from financial statements of NCBE and White County incorporated by reference or included elsewhere in this Prospectus and Proxy Statement. The pro forma combined per common share information for NCBE and the equivalent pro forma combined per common share information for White County are stated as if White County or White County and United had always been affiliated with NCBE, giving effect to the proposed transaction under the pooling of interests method of accounting and assume a conversion ratio of 27.0 shares of NCBE Common Stock for each share of White County Common Stock and a conversion ratio of .986667 shares of NCBE for each share of United, which has been based upon a $45 Average Price (as defined by the United Merger Agreement) per share of NCBE Common Stock. The information presented below has been restated to reflect stock dividends and stock splits.

                           SELECTED FINANCIAL DATA

                                PER SHARE DATA

                          HISTORICAL FINANCIAL DATA



                                                              ______________________Year Ended December 31,______________________

                                                               1990           1991            1992           1993            1994
          HISTORICAL PER SHARE DATA
          National City Bancshares, Inc.(NCBE)

           Net Income per Common Share                         $1.87          $1.88           $2.19          $2.24           $2.45

           Cash Dividends Paid per
            Common Share                                        0.73           0.78            0.84           0.88            0.93

           Book Value per Common Share
            (at period end)                                    18.49          19.82           21.33          22.96           23.54



           White County Bank (White County)

            Net Income per Common Share                        17.92          40.42           87.28          69.08           22.35

            Cash Dividends Paid per
             Common Share                                      15.00           8.00           17.00          20.00           20.00

            Book Value per Common Share
             (at period end)                                  577.08         609.52          679.80         728.88          696.63


            United Financial Bancorp, Inc.(United)
             Net Income per Common Share                         N/A            N/A            1.58           1.94            0.91


             Cash Dividends Paid per
              Common Share                                       N/A            N/A             N/A           0.30            0.30

             Book Value per Common Share
              (at period end)                                    N/A            N/A           24.36          26.45           26.84



          All per share figures in the above table represent historical financial information

                           SELECTED FINANCIAL DATA

                                PER SHARE DATA

                       PRO FORMA FINANCIAL INFORMATION



                                                                ________________Year Ended December 31,________________

                                                                          1992            1993           1994
          Pro Forma Combined, NCBE, White County per
           NCBE Share
            Net Income per Common Share                                   $2.26           $2.26          $2.34
            Cash Dividends Paid per
             Common Share                                                  0.84            0.88           0.93
            Book Value per Common Share
             (at period end)                                              21.55           23.19          23.66

          Equivalent Pro Forma Combined, NCBE,
          and White County per White County Share
            Net Income per Common Share                                   62.15           62.15          64.35
            Cash Dividends Paid per
             Common Share                                                 23.10           24.20          25.58
            Book Value per Common Share
             (at period end)                                             592.63          637.73         650.65

          Pro Forma Combined, NCBE and United per NCBE Share

            Net Income per Common Share                                    2.12            2.20           2.28
            Cash Dividends Paid per
             Common Share                                                  0.84            0.88           0.93
            Book Value per Common Share
             (at period end)                                              21.65           23.19          23.78


          Equivalent Pro Forma Combined, NCBE,
           and United per United Share
            Net Income per Common Share                                    2.09            2.17           2.25
            Cash Dividends Paid per
             Common Share                                                  0.83            0.87           0.92
            Book Value per Common Share
             (at period end)                                              21.36           22.88          23.46

          All per share figures are based upon the exchange ratio of 27.5 for 1 in connection with the Merger and .986667 for 1 in connection with the United Merger and reflect the effect of both the Merger and the United Merger on a pro forma basis

                           SELECTED FINANCIAL DATA

                                PER SHARE DATA

                       PRO FORMA FINANCIAL INFORMATION



                                                                       ________________Year Ended December 31,________________

                                                                                    1992            1993           1994
Pro Forma Combined, NCBE, White County
 and United per NCBE Share
  Net Income per Common Share                                                       $2.19           $2.22          $2.19
  Cash Dividends Paid per
   Common Share                                                                      0.84            0.88           0.93
  Book Value per Common Share
   (at period end)                                                                  21.83           23.39          23.87


Equivalent Pro Forma Combined, NCBE,
White County and United per White County Share
  Net Income per Common Share                                                       60.13           61.10          60.22
  Cash Dividends Paid per
   Common Share                                                                     23.10           24.20          25.58
  Book Value per Common Share
   (at period end)                                                                 600.33          643.23         656.43

Equivalent Pro Forma Combined, NCBE,
White County and United per United Share
  Net Income per Common Share                                                        2.16            2.19           2.16
  Cash Dividends Paid per
   Common Share                                                                      0.83            0.87           0.92
  Book Value per Common Share
   (at period end)                                                                  21.54           23.08          23.55

All per share figures are based upon the exchange ratio of 27.5 for 1 in connection with the Merger and .986667 for 1 in connection with the United Merger and reflect the effect of both the Merger and the United Merger on a pro forma basis

                              MEETING INFORMATION

GENERAL

          This Proxy Statement-Prospectus is being furnished to holders of White County Common Stock in connection with the solicitation of proxies by the Board of Directors of White County for use at the Special Meeting to consider and vote upon the approval of the Agreement and to transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof. Each copy of this Proxy Statement-Prospectus mailed to the holders of White County Common Stock is accompanied by a form of Proxy for use at the Special Meeting.

         This Proxy Statement-Prospectus is also furnished by NCBE to White County stockholders as a Prospectus in connection with the issuance by NCBE of shares of NCBE Common Stock upon consummation of the Merger in accordance with the Agreement. This Proxy Statement-Prospectus, the attached Notice, and the form of Proxy enclosed herewith are first being mailed to stockholders of White County on or about _______, 1995.

DATE, PLACE AND TIME

         The White County Special Meeting: The Special Meeting will be held at the main office of White County Bank, 215 E. Main Street, Carmi, Illinois, 62821 on _______________,________________-,1995.

RECORD DATE

         White County. The Board of Directors of White County has fixed the close of business on _______,1995 as the Record Date for the determination of the holders of White County Common Stock entitled to receive notice of and to vote at the Special Meeting.

VOTE REQUIRED

         White County. As of the Record Date, there were 9,600 shares of White County Common Stock outstanding. Holders of White County Common Stock are entitled to one vote per share. Under applicable provisions of Illinois law and the Articles of Incorporation of White County, the affirmative vote of at least two-thirds (2/3) of the outstanding shares of White County Common Stock is required to approve the Agreement and therefore the affirmative vote of the holders of at least 6,400 shares of White County Common Stock is required to approve the Agreement.

         As of the Record Date, directors and executive officers of White County and their affiliates owned beneficially an aggregate of _______ shares of White County Common Stock or approximately ____ of the shares of White County Common Stock outstanding on such date. As of the Record Date, directors and executive officers of White County beneficially owned ______ shares (less than _____ of 1%) of NCBE Common Stock. Directors and executive officers of White County have agreed to vote their shares of White County Common Stock in favor of the Agreement.

         As of the Record Date, the White County Bank. Employees Stock Ownership Plan (the "ESOP") owned beneficially _____ shares of White County Common Stock or approximately ____ of White County Common Stock. The trustee of the ESOP is __________. Participants in the White County ESOP are entitled to direct the ESOP trustee how to vote shares which have been allocated to their respective accounts. In the absence of such direction, the White County ESOP trustee may be regarded as having sole voting power. The White County ESOP trustee has sole investment power with respect to such shares.

VOTING AND REVOCATION OF PROXIES

         Shares of White County Common Stock represented by a proxy properly signed and received on or prior to the Special Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. IF A PROXY IS SIGNED AND RETURNED WITHOUT INDICATING ANY VOTING INSTRUCTIONS, SHARES OF WHITE COUNTY COMMON STOCK REPRESENTED BY PROXY WILL BE VOTED FOR THE AGREEMENT. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by the filing of an instrument revoking it or of a duly executed proxy bearing a later date with the Secretary for White County prior to or at the Special Meeting, or by voting in person at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy.

         The Board of Directors of White County is not aware of any business to be acted upon at the Special Meeting other than as described herein. If, however, other matters properly come before the Special Meeting, or any adjournments or postponements thereof, the person(s) appointed as proxies will have discretion to vote or act thereon according to their best judgment.

         Illinois law affords dissenters' rights to holders of White County Common Stock who properly dissent to the Merger in accordance with statutory
procedures.   See "PROPOSED MERGER--Rights of Dissenting Stockholders."

SOLICITATION OF PROXIES

         In addition to solicitation by mail, directors, officers and employees of White County who will not be specifically compensated for such services, may solicit proxies from the stockholders of White County personally or by
telephone or telegram or other forms of communication.   Brokerage houses,
nominees, fiduciaries, and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for the reasonable expenses incurred in doing so.

         It is not anticipated that anyone will be specially engaged to solicit proxies or that special compensation will be paid for that purpose White County reserves the right to do so should it conclude that such efforts are needed. White County will bear its own expenses in connection with the solicitation of proxies for its Special Meeting. See "PROPOSED MERGER -- Expenses."

 HOLDERS OF WHITE COUNTY COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO WHITE COUNTY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                                PROPOSED MERGER

         This section of the Proxy Statement-Prospectus describes certain aspects of the proposed Merger. The following description does not purport to be complete and is qualified in its entirety by reference to the Agreement which is attached as Exhibit A to this Proxy Statement-Prospectus and is incorporated herein by reference.

BACKGROUND AND REASONS FOR THE MERGER

         White County. Illinois banking law historically prohibited multibank holding companies and limited banks to operating within a single county. These laws have been changed with the result that Illinois banks can merge with or be acquired by banks or bank holding companies throughout Illinois and in some cases outside of Illinois.

         During the past few years, White County has from time to time considered the possibility of affiliation with a larger institution and has occasionally had casual conversations with various parties, including NCBE, that expressed a potential interest in acquiring White County. Until recently, however, none of these conversations progressed beyond the highly preliminary stage.

         In the spring of 1994, NCBE communicated a renewed interest in a merger with White County. White County had enjoyed a favorable relationship with NCBE for several years. Management of White County believed that there could be significant advantages to an affiliation with NCBE. Accordingly, management of White County met with management of NCBE to explore the possibility of a merger. As a result of those discussions, NCBE submitted the proposal reflected in the Agreement to exchange 264,000 shares of NCBE Common Stock for all the outstanding shares of White County Common Stock in a tax-free merger. A letter of intent providing for the White County Merger was executed on August 19, 1994, and the Agreement was executed on December 12, 1994.

         In determining that the White County Merger is in the best interests of White County and its stockholders, the White County Board of Directors considered a number of factors, including: (a) the business earnings and potential for future growth and prospects of White County and NCBE; (b) the potential operational and managerial benefits that could be derived from the Merger; (c) the consideration to be received by White County stockholders in the merger in relation to the book value and earnings of White County; (d) the prices paid for White County stock in the limited trades known to White County management; (e) the prices paid in similar merger transactions; (f) the increased dividend rate; (g) the tax-free nature of the stock-for-stock exchange; and (h) the comparatively greater liquidity that stockholders might enjoy by being stockholders of a larger institution whose shares are traded on the NASDAQ/NMS.

         The Board of Directors also considered its belief that NCBE shared a community banking philosophy that would benefit the employees, depositors and customers of White County and the communities it serves and that the Merger would allow White County to offer a diversity of products and services to its customers. The Board of Directors did not assign any particular weight to each of the factors considered.

         NCBE.   In the Spring of 1994, at the invitation of White County,
Senior management of NCBE engaged in discussions with management of White County regarding a possible business combination between NCBE and White County. Thereafter, NCBE commenced a review of publicly available information including financial information of White County. As a result of that review, NCBE management engaged in further discussions with White County regarding a possible business combination.

         In August of 1994, the Board of Directors of NCBE authorized NCBE management to proceed to negotiate a letter of intent with White County. Subsequent to entering into a letter of intent with White County regarding the proposed Merger, NCBE conducted a comprehensive due diligence of White County and completed negotiations for a definitive agreement. The Agreement was executed on December 12, 1994.

         The Board of Directors of NCBE concluded that the Merger would be in the best interests of NCBE and its stockholders. Numerous factors were considered by the Board of Directors of NCBE in approving and recommending the terms of the Merger. These factors included information concerning the financial condition, results of operations, and prospects of NCBE and White County; the capital adequacy of the resulting entity; the composition of the businesses of the two organizations in the rapidly changing banking and financial services industry; the historical and current market prices of each company's stock and of certain other bank holding companies whose securities are publicly traded; the relationship of the consideration to be paid in the Merger to such market prices and to the book value and earnings per share of White County and the financial terms of certain other recent business combinations in the banking industry.

         The Board of Directors of NCBE believes that combining with White County which has established banking operations in White County is a natural and desirable extension of NCBE's market area. The Board of Directors of NCBE also believes that the consolidation of resources by reason of the Merger will enable the new organization to provide a wider and improved array of financial services to customers and to achieve added flexibility in dealing with Illinois's changing competitive environment.

RECOMMENDATION OF THE WHITE COUNTY BOARD OF DIRECTORS

         THE BOARD OF DIRECTORS OF WHITE COUNTY UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF WHITE COUNTY VOTE FOR APPROVAL OF THE AGREEMENT.


TERMS OF THE MERGER

         At the Effective Time (as defined below), New Bank will merge with and into White County with the result that White County will become a wholly owned subsidiary bank of NCBE. At the Effective Time, the directors and officers of White County serving in such capacity immediately prior to the Effective Time shall continue to be the directors and officers of White County. NCBE, as sole stockholder, will add one additional person to represent its interest, to the Board of Directors of White County.

         At the Effective Time, all of the outstanding shares of White County Common Stock will be converted, in the aggregate, into 264,000 shares of NCBE Common Stock with the result that based upon 9,600 shares of White County Common Stock issued and outstanding on the Record Date, each share of White County Common Stock will be converted into the right to receive 27.5 shares of NCBE Common Stock, subject to statutory dissenters' rights. See "PROPOSED MERGER--Rights of Dissenting Stockholders."

         If the NCBE Average Price Per Share, which is defined to mean the weighted average (based upon the number of shares traded) of the per share high and low prices of NCBE Common Stock as reported by the NASDAQ National Market System (the "NASDAQ/NMS") for the 20 business days preceding the effective date of the White County Merger, equals at least $38.00 and does not exceed $48.00, the number of shares of NCBE Common Stock issuable in the White County Merger will be 264,000 shares. No fractional shares of NCBE Common Stock will be issued in the White County Merger. Rather, each holder of shares of White County Common Stock who otherwise would have been entitled to a fraction of a share of NCBE Common Stock shall receive in lieu thereof cash, without interest, in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the NCBE Average Price Per Share.

         The Agreement provides that if the NCBE Average Price Per Share for the 20 business days preceding the effective date of the White County Merger is less than $38.00 per share or more than $48.00 per share, the Board of Directors of NCBE or White County may re negotiate or terminate the Merger.

EFFECTIVE TIME OF THE MERGER

          Subject to satisfaction or waiver of all other conditions, the Merger, will become effective on the first business day of the next calendar month after the later to occur of (i) approval of the Agreement by the Federal Reserve Board, the FDIC and the Illinois Commissioner and the expiration of any waiting period, and (ii) approval of the Merger by the stockholders of White County. The Merger will become effective on the first day of the second calendar month following the events specified in (i) and (ii) above if the last of such events occurs after the twentieth of the month. An earlier date may be specified by NCBE or another time may be agreed upon in writing by the parties. Upon the filing of executed Articles of Merger, with the Secretary of State of the State of Illinois, the Merger will become effective at such time as is specified in the Articles of Merger (the "Effective Time"). Subject to the conditions contained in the Agreement, the Effective Time is currently expected to occur during the second quarter of 1995.

SURRENDER OF WHITE COUNTY CERTIFICATES

         As soon as practicable after the Effective Time of the Merger NCBE is required by the Agreement to mail to each holder of record of White County Common Stock a letter of transmittal and instructions for use in surrendering such holder's White County stock certificates.

         WHITE COUNTY STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS FROM NCBE.

         Upon surrender to NCBE of one or more certificates of White County Common Stock together with a properly completed letter of transmittal, NCBE will issue and mail to the holder of record of White County Common Stock, a certificate representing the number of shares of NCBE Common Stock to which the holder is entitled and, where applicable, a check for the amount representing any fractional share.

         All NCBE Common Stock issued pursuant to the Agreement will be deemed issued as of the Effective Time. No dividends or other distributions declared with respect to NCBE Common Stock payable to former holders of White County Common Stock, pursuant to the Merger and payable to the holders thereof after the Effective Time shall be paid until such holder surrenders such holder's White County Common Stock certificates. Subject to the effect of applicable laws, after the surrender and exchange of such certificates, the holder of certificates for shares of NCBE Common Stock into which the shares of White County Common Stock shall have been converted shall be entitled to receive any dividends or other distributions, but without any interest, which previously became payable by NCBE with respect to the shares of White County Common Stock represented by such certificate or certificates.

         In the case of any lost, stolen or destroyed White County Common Stock certificate NCBE will issue a new certificate representing shares of NCBE Common Stock and a check for the cash into which a fractional share of White County Common Stock shall have been converted only if NCBE receives: (i) evidence to the reasonable satisfaction of NCBE that such certificate has been lost, wrongfully taken or destroyed, (ii) such indemnity agreement as reasonably may be requested by NCBE to save it harmless, and (iii) evidence satisfactory to it of ownership of White County Common Stock for which the certificate has been lost, wrongfully taken or destroyed.

         After the Effective Time, there will be no further registration of transfers on the stock transfer books of NCBE of shares of White County Common Stock and any such shares presented to NCBE for transfer will be canceled and exchanged for certificates representing shares of NCBE common Stock and cash in lieu of any fractional shares as provided in the Agreement.

CONDITIONS TO THE MERGER

         The White County Merger will occur only if the Agreement is approved by the requisite vote of the stockholders of White County. Consummation of the Merger is subject to the satisfaction of certain other conditions, unless waived to the extent waiver is permitted by applicable law. Such conditions include, but are not limited to, the following: (i) the receipt of all necessary regulatory approvals, including the approval of the Federal Reserve Board, FDIC and the Illinois Commissioner; (ii) the effectiveness of the Registration Statement registering the shares of NCBE to be issued in the Merger, and the absence of a stop order suspending such effectiveness or proceedings seeking a stop order;
(iii) the absence of a temporary restraining order, injunction or other order of any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger; (iv) the continued accuracy of representations and warranties by White County and NCBE regarding, among other things, the organization of the parties, financial statements, capitalization, pending and threatened litigation, enforceability of the Agreement and compliance with law and tax matters; (v) the performance by White County and NCBE in all material respects of each of the obligations required to be performed by them under the Agreement; (vi) the receipt of NCBE of executed letter agreements from affiliates of White County relating to securities laws matters; (vii) the receipt by White County and NCBE and the continuing effectiveness of opinions of counsel as to certain federal income tax consequences of the respective Merger; (viii) the receipt of all consents or approvals from third parties required under agreements for consummation of the Merger other than those agreements for which failure to obtain such consents or approval would not have a material adverse effect on White County; (ix) the receipt by NCBE of assurances, satisfactory to it, to the effect that the Merger qualify for pooling of interests accounting treatment; (x) the absence of any material adverse change since June 30, 1994, in the financial condition, results of operation or business of White County and NCBE in each case, together with their respective subsidiaries taken as a whole; (xi) the absence of any material action, suit or proceeding commenced against White County and NCBE with respect to the Merger seeking to restrain, enjoin, prevent, change or rescind the transaction contemplated by the Agreements or questioning the validity or legality of any such transaction; and (xii) the receipt by White County and NCBE of opinions of counsel as provided in the Agreement.

         If the holders of more than approximately 5% of White County Common Stock should exercise their dissenters' rights, the Merger may not qualify as a pooling of interests for accounting purposes. In the event the Merger did not qualify for pooling accounting treatment the Merger would not be consummated without a resolicitation of the vote of stockholders of White County. In such an event, the revised pro forma financial information would be materially different than those presented elsewhere herein. See "PROPOSED MERGER--Rights of Dissenting Stockholders."

         In addition, unless waived, each party's obligation to consummate the Merger is subject to performance by the other party of its obligations under the respective Agreement and the receipt of certain certificates from the other party.

REGULATORY APPROVAL

         The Merger is subject to prior approval by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended ("BHC Act"), which requires that the Federal Reserve Board take into consideration the financial and managerial resources and future prospects of the respective institutions and the convenience and needs of the communities to be served. The BHC Act prohibits the Federal Reserve Board from approving the Merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the Merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Federal Reserve Board has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position.

         Under the BHC Act, the Merger may not be consummated until the 30th day following the date of Federal Reserve Board approval, during which time the United States Department of Justice may challenge the Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve Board's approval unless a court specifically orders otherwise. The BHC Act provides for the publication of notice and public comment on the application and authorizes the regulatory agency to permit interested parties to intervene in the proceedings.

         NCBE filed an application with the Federal Reserve Bank of St. Louis (the "Federal Reserve Bank") on January 30, 1995 seeking approval of the Merger. While there can be no assurance as to whether the Federal Reserve Board will approve the proposed Merger nor when the Federal Reserve Board will act on the application, neither NCBE nor White County are aware of any reason such application will not be approved.

         In addition, the Merger is subject to approval by the FDIC under the provisions of the of 18(c) of the Federal Deposit Insurance Act and the Illinois Commissioner under the provisions of IBA as well as the IBHCA. Applications seeking approval for the formation of New Bank, to Merge New Bank with and into White County and NCBE's acquisition of White County have been filed with the FDIC and the Illinois Commissioner. While there can be no assurance of whether the Illinois Commissioner or the FDIC will approve the applications filed, neither NCBE nor White County are aware of any reason why such applications would be denied.

         The approvals of the Federal Reserve Board, FDIC and the Illinois Commissioner are not to be interpreted as the opinion of these regulatory authorities that Merger is favorable to the stockholders of White County from a financial point of view or that those regulatory authorities have considered the adequacy of the terms of the Merger. An approval by such regulatory authorities in no way constitutes an endorsement or a recommendation of the Merger by the Federal Reserve Board or the Illinois Commissioner.

         There can be no assurance that the Department of Justice will not challenge the Merger or if such a challenge is made, as to the result thereof.

         Other than required compliance with certain federal and state securities laws by NCBE in connection with its issuance of shares of NCBE Common Stock in connection with the Merger with which NCBE will comply, NCBE and White are not aware of any other governmental approvals or actions that are required for consummation of the Merger except as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained and, if such approvals or actions are obtained, there can be no assurance as to the timing thereof.

CONDUCT OF BUSINESS PENDING THE MERGER

         Under the Agreement White County and NCBE are generally obligated to (and to cause their respective subsidiaries to) operate their respective businesses only in the usual and ordinary course consistent with past practices; use reasonable efforts to keep in force current insurance coverage; refrain from any change in their methods of accounting or certain other policies and refrain from taking any action that would adversely affect or delay regulatory approval of the Agreement; give the other party and its representatives access to information concerning its affairs as may be reasonably requested; and with respect to White County refrain from paying cash dividends except in amounts and on dates consistent with past practice.

DIVIDENDS

         Under the Agreement, White County may pay regular cash dividends at dates and in amounts consistent with past practices and not to exceed the per share rate paid in the prior calendar year. The Agreement provides that White County and NCBE shall cooperate with each other to coordinate the record and payment dates of their dividends for the quarter in which the Effective Time occurs so that the White County stockholders receive a quarterly dividend from either their respective institutions or NCBE but not from both with respect to such quarter.

TERMINATION, AMENDMENT AND WAIVER

         The Agreement may be terminated at any time prior to the Effective Time whether before or after approval of the matters presented by the stockholders of White County: (i) by mutual consent of the Boards of Directors of White County and NCBE; (ii) by either party to the Merger if all required regulatory approvals are not received; (iii) by the Board of Directors of either party if there has been a material breach of any representation, warranty, covenant or agreement by the other party which is not cured after 15 days' written notice; or (iv) by the Board of Directors of either party if the Merger is not consummated before June 30, 1995;

         The Agreement may not be amended except in writing signed on behalf of both parties, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the parties. At any time prior to the Effective Time, either party to the Agreement may, to the extent legally allowed, extend the time for performance of any of the obligations of the other party, waive any inaccuracies in representations and warranties of the other and waive compliance with any of the agreements or conditions of the Agreement.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

         As a result of the Merger, White County will become a wholly owned subsidiary banking corporation of NCBE. NCBE expects to continue to operate White County at its present location. Immediately after the Effective Time of

Merger, the Board of Directors of White County shall be comprised of all those persons serving as a director of White County immediately prior to the Effective Time of the Merger, plus one additional person to be added to the Board of Directors of White County by NCBE.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         As of the Record Date, executive officers and directors of White County are or may be deemed to be the beneficial owners of ____ shares or less than ___ of 1% of the outstanding shares of NCBE Common Stock and executive officers and directors of NCBE beneficially own no shares of White County Common Stock.

EFFECT ON EMPLOYEE BENEFIT PLANS

         White County. The Agreement provides that each employee of White County will be eligible to participate in the employee benefit plans of NCBE subject to the rights of NCBE to amend or terminate any such plans in its discretion. With regard to the Employee's Savings and Profit Sharing Plan of National City Bancshares, Inc., employees of White County will be given credit for their years of service with White County in determining eligibility and vesting. For purposes of the Plan for Pensions of National City Bancshares, Inc. employees of White County will be treated as new employees for purposes of eligibility and vesting.

         The ESOP will be terminated after the effective date of the Merger. After the Merger but prior to the final distribution of benefits to participants, NCBE Common Stock will be exchanged for the shares of White County Common Stock held by the ESOP. A portion of the NCBE Common Stock will be sold and the proceeds used to repay the loan owed by the ESOP. The remaining NCBE Common Stock will be allocated to the ESOP participants and distributed to them as soon as practicable after the effective date of the Merger. The disposition of the ESOP is subject to a determination by the ESOP fiduciaries that these procedures are fair to the participants and consistent with the requirements of the Internal Revenue Code and the Employee Retirement Income Security Act of 1974, as amended.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary description of the anticipated federal income tax consequences of the Merger to holders of NCBE Common Stock and White County Common Stock and to NCBE and White County. The summary is not a complete description of the federal income tax consequences of the Merger.
Each shareholder's individual circumstances may affect the tax consequences of the Merger to such shareholder.

         Neither NCBE or White County has requested or will receive an advance ruling from the Internal Revenue Service (the "Service") as to the tax consequences of the Merger. With respect to the Merger, NCBE and White County have received an opinion from special counsel to NCBE, Werner & Blank Co., L.P.A. This tax opinion is based upon certain representations made by NCBE and White County and upon the current law and the current judicial and administrative interpretations thereof. This opinion will not be binding on the Service or any court. Consequently, there can be no assurance that the tax consequences set forth below will continue as described herein, nor can any assurance be given that the issues discussed below will not be challenged by the Service, or, if so challenged, will be decided favorably to the parties to the Merger or their stockholders.

         Subject to the foregoing, the opinions of Werner & Blank Co., L.P.A., are substantially as follows:

                 (i) Since the merger of New Bank with and into White County qualifies as a statutory merger under Illinois law, the Merger will qualify as a "reorganization" within the meaning of Section 368(a)(1)(A) and (a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code").

                 (ii) No gain or loss will be recognized by White County or NCBE upon merger of New Bank with and into White County;

                 (iii) No gain or loss will be recognized by the White County stockholders who exchange, pursuant to the Merger, their shares of White County Common Stock solely for shares of NCBE Common Stock;

                 (iv) The federal income tax basis of the NCBE Common Stock to be received by the White County stockholders in the Merger, including fractional share interests, will be the same as the federal income tax basis of such White County Common Stock surrendered therefor;

                 (v) The holding period of the NCBE Common Stock to be received by the White County stockholders in the Merger will include the period during which the White County Common Stock surrendered was held as a capital asset on the Effective Date of the Merger.

                 (vi) The payment of cash in lieu of fractional share interests of NCBE Common Stock will be treated as if the fractional shares were distributed as part of the Merger and then were redeemed by NCBE. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code; and

                 (vii) Where a White County shareholder dissents to the Merger, and such shareholder receives solely cash in exchange for his or her White County Common Stock, such cash will be treated as having been received by such shareholder as a distribution in redemption of his or her shares subject to the provisions and limitations of Section 302 of the Code.

         THE FEDERAL INCOME TAX DISCUSSIONS SET FORTH ABOVE HAS NOT BEEN VERIFIED WITH THE INTERNAL REVENUE SERVICE AND IS BASED UPON THE FEDERAL INTERNAL REVENUE CODE AS IN EFFECT ON THE DATE OF THIS PROXY
STATEMENT-PROSPECTUS WITHOUT CONSIDERATION OF ANY STATE LAWS OR THE PARTICULAR FACTS OR CIRCUMSTANCES OF ANY WHITE COUNTY SHAREHOLDER.

ACCOUNTING TREATMENT

         The Agreement provides that consummation of the Merger is conditioned upon the receipt by NCBE of assurances, satisfactory to it, that the Merger qualifies for accounting treatment as a pooling of interests if consummated in
accordance with the Agreement.   Under the pooling of interests method of
accounting, the historical basis of the assets and liabilities of NCBE and White County will be combined at the Effective Time and carried forward at their previously recorded amounts, and the stockholders' equity accounts of White County and NCBE's will be consolidated on NCBE's balance sheet. Income and other financial statements of NCBE issued after consummation of the Merger will be restated retroactively to reflect the consolidated operations of NCBE and White County as if the Merger had taken place prior to the periods covered by such financial statements.

          Additionally, in order for the Merger to be accounted for under the pooling of interests method of accounting, NCBE must, prior to consummation of the proposed Merger dispose of certain "tainted treasury shares" purchased by it during 1994. NCBE expects to dispose of such shares and account for the Merger as a pooling.

         For the Merger to qualify as a pooling of interests for accounting purposes, substantially all (90% or more) of the outstanding White County Common Stock must be exchanged for NCBE Common Stock. All parties have agreed not to take any action which would disqualify the Merger from pooling of interests treatment by NCBE. If the holders of more than 10% of White County Common Stock should exercise their dissenters' rights, the respective Merger would not qualify as a pooling of interests for accounting purposes. See "PROPOSED MERGER--Rights of Dissenting Stockholders."

EXPENSES

         The Merger Agreements provide that whether or not the Merger is consummated, all costs and expenses incurred in connection with the Agreement and the transactions contemplated therein shall be paid by the party incurring such expense.

RESALE OF NCBE COMMON STOCK

         The shares of NCBE Common Stock to be issued in the Merger to holders of White County Common Stock have been registered under the Securities Act and may be freely traded by holders of White County Common Stock who, at the Effective Time, are not "affiliates" of White County (and who are not affiliates of NCBE at the time of the proposed resale). Directors, executive officers and 10% stockholders of White County are generally deemed to be affiliates under the Securities Act. Pursuant to the Agreement, NCBE must have received from each affiliate of White County a written undertaking to the effect that (a) he or she will not sell or dispose of NCBE Common Stock acquired in the Merger other than in accordance with the Securities Act, except under (i) a separate registration statement for distribution (which NCBE has not agreed to provide), or (ii) Rule 145 promulgated thereunder by the SEC, or
(iii) some other exemption from registration; and (b) he or she will not otherwise dispose of the NCBE Common Stock or otherwise reduce his or her market risk relative to the NCBE Common Stock within 30 days prior to the Effective Time of the Merger or prior to the publication by NCBE of an earnings statement covering at least 30 days of combined operations after the Effective Time.

DISSENTERS' RIGHTS

         Any shareholder of White County who does not vote in favor of the Merger may elect to receive payment of the fair value of his or her shares in cash in accordance with Chapter 205 of the IBA, Section 5/29 ("Dissenters Statute"). Any holder of White County Common Stock contemplating the exercise of his right of dissent is urged to review carefully the provisions of Dissenters' Statute attached as Exhibit B to the Proxy Statement. Set forth below, to be read in conjunction with the full text of Dissenters' Statute, is a summary of the principal steps to be taken if the right of dissent is to be exercised.

         EACH STEP MUST BE TAKEN IN STRICT COMPLIANCE WITH THE APPLICABLE PROVISIONS OF THE DISSENTERS' STATUTE IN ORDER FOR HOLDERS OF SHARES OF WHITE COUNTY COMMON STOCK TO PERFECT DISSENTERS' RIGHTS.

Any stockholder may dissent and will be entitled to payment of the value of his or her shares of White County in accordance with the Dissenters Statute. To preserve his or her right, a dissenting stockholder must file a written objection with White County prior to or at the time of the Special Meeting and shall not vote in favor of the Agreement. In addition, a dissenting stockholder must make demand on the continuing bank (White County) within 20 days after receiving written notice of the date the Merger became effective for payment of the fair value of his or her shares of White County and otherwise follow the requirements of the Dissenters Statute. Any stockholder contemplating dissenting should consult an attorney to insure that the statutory conditions are all satisfied.


                            PRO FORMA FINANCIAL DATA

         The following unaudited Pro Forma Combined Condensed Balance Sheet as of December 31, 1994, and the Pro Forma Combined Condensed Statements of Income for each of the years in the three-year period ended December 31, 1994, give effect to the Merger based on the historical consolidated financial statements of NCBE and White County under the assumptions and adjustments set forth in the accompanying notes to the pro forma financial statements.

         The Pro Forma Condensed Balance Sheet assumes the Merger was consummated on December 31, 1994, and the Pro Forma Condensed Statements of Income assume that the White County Merger was consummated on January 1 of each period presented. The pro forma statements may not be indicative of the results that actually would have occurred if the Merger had been in effect on the dates indicated or which may be obtained in the future. The pro forma financial statements should be read in conjunction with NCBE's historical financial statements and the related notes thereto incorporated by reference herein and White County's historical financial statements and the related notes thereto included elsewhere in this Proxy Statement-Prospectus. Additionally, the Pro Forma financial statements reflect the effect of NCBE's acquisition of
United Financial Bancorp, Inc.    See "INFORMATION ABOUT NCBE-Pending
Acquisitions."

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                  (UNAUDITED)
                               DECEMBER 31, 1994
                                 (IN THOUSANDS)

                                                                                     NCBE and
                                                                                   White County
                                                                    Pro Forma       Pro Forma
                                       NCBE        White County    Adjustments       Combined        United
                                       ----        ------------    -----------       --------        ------
 ASSETS
 Cash and due from banks                36,343       2,336                            38,679           2,700
 Federal funds sold                                  2,550                             2,550             500
 Interest bearing deposits in other
  banks                                  5,116                                         5,116           7,790
 Investment securities                 184,519      36,385                           220,904          26,371
 Loans                                 483,592      22,551                           506,143          69,479
 Less allowance for loan losses         (3,794)       (729)                           (4,523)           (375)
                                       -------      ------                           -------          ------
   Net loans                           479,798      21,822           0               501,620          69,103
 Premises and equipment, net            10,504         376                            10,880           1,609
 Other assets                           15,484       1,210                            16,694           2,099
                                       -------      ------                           -------          ------
   Total assets                        731,764      64,679           0               796,443         110,172
                                       =======      ======                           =======         =======

 LIABILITIES
 Noninterest-bearing deposits           85,340       6,896                            92,236           2,013
 Interest-bearing deposits             530,628      50,699                           581,327          88,731
                                       -------      ------                           -------          ------
   Total deposits                      615,968      57,595           0               673,563          90,744
 Federal funds purchased and
  securities sold under agreements
  to repurchase                         21,610                                        21,610           3,519
 Notes payable                           2,675                                         2,675           3,000

 Other liabilities                       5,392         396                             5,788           1,081
                                       -------      ------                           -------         -------
   Total liabilities                   645,645      57,991           0               703,636         998,344
                                       -------      ------                           -------         -------

 STOCKHOLDERS' EQUITY
 Common Stock                           12,194         960         (80)               13,074               5
 Capital surplus                        33,113       1,540          80                34,733           4,188
 Retained earnings                      43,008       4,520                            47,528           8,104
 Shares held in the treasury                                                                            (389)
 Shares held by management
  retention plan                                                                                         (14)
 Net unrealized  securities
  available-for-sale                    (2,196)       (332)          _                (2,528)            (66)
                                       -------      ------                           -------         -------
 Total stockholders' equity             86,119       6,688           0                92,807          11,828
 Total liabilities and
  stockholders' equity                 731,764      64,679           0               796,443         110,172
                                       =======      ======           =               =======         =======



                                                                           NCBE,
                                                           NCBE and      White County
                                                            United       and United
                                          Pro Forma       Pro Forma      Pro Forma
                                         Adjustments      Combined        Combined
                                         -----------      --------        --------
 ASSETS
 Cash and due from banks                                 39,043          41,379
 Federal funds sold                                         500           3,050
 Interest bearing deposits in other
  banks                                                  12,906          12,906
 Investment securities                                  210,890         247,275
 Loans                                                  553,071         575,622
 Less allowance for loan losses                          (4,170)         (4,899)
                                                        -------         -------
   Net loans                                0           548,901         570,723
 Premises and equipment, net                             12,113          12,489
 Other assets                                            17,583          18,793
                                                        -------         -------
   Total assets                             0           841,936         906,615
                                                        =======         =======

 LIABILITIES
 Noninterest-bearing deposits                            87,353          94,249
 Interest-bearing deposits                              619,359         670,058
                                                        -------         -------
   Total deposits                           0           706,712         764,307
 Federal funds purchased and
  securities sold under agreements
  to repurchase                                          25,128          25,129
 Notes payable                                            5,675           5,675
 Other liabilities                                        6,474           6,869
                                                        -------         -------
   Total liabilities                        0           743,989         801,980
                                                        -------         -------

 STOCKHOLDERS' EQUITY
 Common Stock                           1,532            13,731          14,611
 Capital surplus                       (1,935)           35,366          36,986
 Retained earnings                                       51,112          55,632
 Shares held in the treasury              389                 0               0
 Shares held by management
  retention plan                           14                 0               0
 Net unrealized  securities
  available-for-sale                        _            (2,262)         (2,594)
                                                        -------         -------
 Total stockholders' equity                 0            97,947         104,635
 Total liabilities and
  stockholders' equity                      0           841,936         906,615
                                            =           =======         =======


                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                                  (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1992
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                        NCBE and
                                                                                      White County
                                                                      Pro Forma        Pro Forma
                                           NCBE       White County    Adjustments       Combined         United
                                           ----       ------------    -----------       --------         ------
 INTEREST INCOME:
 Interest and fees on loans                37,922        2,190                            40,112           6,628
 Interest on deposits                       1,915            3                             1,918             714
 Interest on federal funds sold             1,423           67                             1,490              84
 Interest on investment securities         12,993        2,688                            15,681           1,623
                                           ------        -----                            ------           -----
   Total interest income                   54,253        4,948            0               59,201           9,049

 INTEREST EXPENSE:

 Interest on deposits                      24,355        2,318                            26,673           5,624
 Interest on borrowings                     1,125            0                             1,125             315
                                           ------        -----                            ------           -----
   Total interest expense                  25,480        2,318            0               27,796           5,939

 NET INTEREST INCOME                       28,773        2,630            0               31,403           3,110

 Provision for loan  losses                 1,234            0                             1,234              93
 Net interest income after
  provision for loan losses                27,539        2,630            0               30,169           3,017
 Other noninterest income                   5,229          166                             5,395             605
 Other noninterest expense                 20,841        1,769                            22,610           2,416
 Income before income taxes and
  cumulative effect of change in
  accounting principle                     11,927        1,027            0               12,954           1,206
 Income taxes                               3,727          189                             3,916             479
 Income before cumulative effect of
  change in accounting principle            8,200          838            0                9,038             727
 Cumulative effect on prior years
  of change in accounting principal             0            0                                 0               0


 NET INCOME                                 8,200          838            0                9,038             727

 Income before cumulative effect of
  change in accounting principle per
  common share                               2.19        87.28                                              1.58
 Net income per common share                 2.19        87.28                                              1.58
 Pro forma income before cumulative
  effect of change in accounting
  principle per common share                                                                2.26

 Pro forma net income per common
  share                                                                                     2.26

 AVERAGE SHARES OUTSTANDING             3,741,124        9,600                         4,005,124         460,000

 CONVERSION RATIO                                                                           27.5
                                                                                            ====


<Caption
                                                                           NCBE,
                                                         NCBE and      WhiteCounty
                                                          United        and United
                                         Pro Forma      Pro Forma       Pro Forma
                                        Adjustments      Combined        Combined
                                        -----------      --------        --------
 INTEREST INCOME:
 Interest and fees on loans                             44,550          46,740
 Interest on deposits                                    2,629           2,632
 Interest on federal funds sold                          1,507           1,574
 Interest on investment securities                      14,616          17,304
                                                        ------          ------
   Total interest income                  0             63,302          68,250

 INTEREST EXPENSE:
 Interest on deposits                                   29,979          32,297
 Interest on borrowings                                  1,440           1,440
                                                        ------          ------
   Total interest expense                 0             31,419          33,737

 NET INTEREST INCOME                      0             31,883          34,513

 Provision for loan  losses                              1,327           1,327
 Net interest income after
  provision for loan losses               0             30,556          33,186
 Other noninterest income                                5,834           6,000
 Other noninterest expense                              23,257          25,026
 Income before income taxes and
  cumulative effect of change in
  accounting principle                    0             13,133          14,160
 Income taxes                                            4,206           4,395
 Income before cumulative effect of
  change in accounting principle          0              8,927           9,765
 Cumulative effect on prior years
  of change in accounting principal                          0               0


 NET INCOME                               0              8,927           9,765

 Income before cumulative effect of
  change in accounting principle per
  common share
 Net income per common share
 Pro forma income before cumulative
  effect of change in accounting
  principle per common share                              2.12            2.19
 Pro forma net income per common
  share                                                   2.12            2.19

 AVERAGE SHARES OUTSTANDING                          4,202,302       4,466,302

 CONVERSION RATIO                                     0.986667
                                                      ========

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                                  (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1993
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                      NCBE and
                                                                                    White County
                                                                    Pro Forma       Pro Forma
                                       NCBE        White County    Adjustments       Combined        United
                                       ----        ------------    -----------       --------        ------
 INTEREST INCOME:
 Interest and fees on loans            36,320       1,822                            38,142           5,364
 Interest on deposits                   1,003                                         1,003             628
 Interest on federal funds sold           915          45                               960              93
 Interest on investment securities     10,250       2,417                            12,667           1,719
                                       ------       -----                            ------           -----
   Total interest income               48,488       4,284            0               52,772           7,804

 INTEREST EXPENSE:
 Interest on deposits                  19,009       1,841                            20,850           4,406
 Interest on borrowings                   505           0                               505             386
                                       ------       -----                            ------           -----
   Total interest expense              19,514       1,841            0               21,355           4,794

 NET INTEREST INCOME                   28,974       2,443            0               31,417           3,010

 Provision for loan & lease losses        654        (120)                              534              47
 Net interest income after
  provision for loan losses            28,320       2,563            0               30,883           2,963
 Other noninterest income               5,532         144                             5,676             801
 Other noninterest expense             21,522       1,854                            23,376           2,501
 Income before income taxes and
  cumulative effect of change in
  accounting principle                 12,330         853            0               13,183           1,263
 Income taxes                           3,956         242                             4,198             453
 Income before cumulative effect of
  change in accounting principle        8,374         611            0                8,985             810
 Cumulative effect on prior years
  of change in accounting principal         0          52                                52              80

 NET INCOME                             8,374         663            0                9,037             890

 Income before cumulative effect of
  change in accounting principle per
  common share                           2.23       63.65                                              1.76
 Net income per common share             2.24       69.08                                              1.94
 Pro forma income before cumulative
  effect of change in accounting
  principle per common share                                                           2.24
 Pro forma net income per common
  share                                                                                2.26

 AVERAGE SHARES OUTSTANDING         3,742,427       9,600                         4,006,427         459,370

 CONVERSION RATIO                                                                      27.5
                                                                                       ====

                                                                        NCBE,
                                                      NCBE and      White County
                                                        United        and  United
                                     Pro Forma        Pro Forma       Pro Forma
                                     Adjustments      Combined        Combined
                                     -----------      --------        --------
 INTEREST INCOME:
 Interest and fees on loans                           41,684          43,506
 Interest on deposits                                  1,631           1,631
 Interest on federal funds sold                        1,008           1,053
 Interest on investment securities                    11,969          14,386
                                                      ------          ------
   Total interest income               0              56,292          60,576

 INTEREST EXPENSE:
 Interest on deposits                                 23,417          25,258
 Interest on borrowings                                  891             891
                                                      ------          ------
 Total interest expense                0              24,308          26,149

 NET INTEREST INCOME                   0              31,964          34,427

 Provision for loan & lease losses                       701             581
 Net interest income after
  provision for loan losses            0              31,283          33,846
 Other noninterest income                              6,333           6,477
 Other noninterest expense                            24,023          25,877
 Income before income taxes and
  cumulative effect of change in
  accounting principle                 0              13,593          14,446
 Income taxes                                          4,409           4,651
 Income before cumulative effect of
  change in accounting principle       0               9,184           9,795
 Cumulative effect on prior years
  of change in accounting principal                       80             132

 NET INCOME                            0               9,264           9,927

 Income before cumulative effect of
  change in accounting principle per
  common share
 Net income per common share
 Pro forma income before cumulative
  effect of change in accounting
  principle per common share                            2.18            2.19
 Pro forma net income per common                        2.20            2.22
  share

 AVERAGE SHARES OUTSTANDING                        4,203,605       4,467,605

 CONVERSION RATIO                                   0.986667
                                                    ========

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                                  (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1994
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                        NCBE and
                                                                                      White County
                                                                     Pro Forma         Pro Forma
                                          NCBE       White County    Adjustments        Combined         United
                                          ----       ------------    -----------        --------         ------
 INTEREST INCOME:
 Interest and fees on loans            38,110           1,804                            39,914           5,183
 Interest on deposits                     392                                               392             841
 Interest on federal funds sold           355              49                               404             119
 Interest on investment securities     10,374           2,212                            12,586           1,329
                                       ------           -----                            ------           -----
    Total interest income              49,231           4,065            0               53,296           7,472

 INTEREST EXPENSE:
 Interest on deposits                  17,838           1,827                            19,665           3,964
 Interest on borrowings                   712              0                                712             399
                                       ------           -----                            ------           -----
    Total interest expense             18,550           1,827            0               20,377           4,383

 NET INTEREST INCOME                   30,681           2,238            0               32,919           3,089

 Provision for loan losses                 (5)                                               (5)             22
 Net interest income after
  provision for loan losses            30,686           2,238            0               32,924           3,067
 Other noninterest income               4,465            (148)                            4,317             652
 Other noninterest expense             23,397           1,840                            23,237           2,887
 Income before income taxes and
  cumulative effect of change in
  accounting principle                 13,754           250              0               14,004             832
 Income taxes                           4,691            35                               4,726             430
 Income before cumulative effect of
  change in accounting principle        9,063            215             0                9,278             402
 Cumulative effect on prior years
  of change in accounting principal         0              0                                  0

 NET INCOME                             9,063            215             0                9,278             402

 Income before cumulative effect of
  change in accounting principle per
  common share                            2.45         22.35                                               0.91
 Net income per common share              2.45         22.35                                               0.91
 Pro forma income before cumulative
  effect of change in accounting
  principle per common share                                                               2.34
 Pro forma net income per common
  share                                                                                    2.34

 AVERAGE SHARES OUTSTANDING          3,694,650         9,600                          3,958,650         439,690

 CONVERSION RATIO                                                                          27.5
                                                                                           ====

                                                                            NCBE,
                                                          NCBE and      White County
                                                           United        and United
                                          Pro Forma      Pro Forma       Pro Forma
                                         Adjustments      Combined        Combined
                                         -----------      --------        --------
 INTEREST INCOME:
 Interest and fees on loans                                43,293          45,097
 Interest on deposits                                       1,233           1,233
 Interest on federal funds sold                               474             523
 Interest on investment securities                         11,703          13,915
                                                           ------          ------
 Total interest income                      0              56,703          60,768

 INTEREST EXPENSE:
 Interest on deposits                                      21,822          23,649
 Interest on borrowings                                     1,111           1,111
                                                           ------          ------
    Total interest expense                  0              22,933          24,760

 NET INTEREST INCOME                        0              33,770          36,008

 Provision for loan losses                                     17              17
 Net interest income after
  provision for loan losses                 0              33,753          35,991
 Other noninterest income                                   5,200           4,969
 Other noninterest expense                                 24,367          26,124

 Income before income taxes and
  cumulative effect of change in
  accounting principle                      0              14,586          14,836
 Income taxes                                               5,121           5,156
 Income before cumulative effect of
  change in accounting principle            0               9,465           9,680
 Cumulative effect on prior years
  of change in accounting principal                             0               0

 NET INCOME                                 0               9,465           9,680

 Income before cumulative effect of
  change in accounting principle per
  common share
 Net income per common share
 Pro forma income before cumulative
  effect of change in accounting
  principle per common share                                 2.28            2.19
 Pro forma net income per common
  share                                                      2.28            2.19

 AVERAGE SHARES OUTSTANDING                             4,155,828       4,419,828

 CONVERSION RATIO                                        0.986667
                                                         ========

               NOTES TO PRO FORMA CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. The "Pro Forma Combined" balance sheet information gives effect to the Merger and the probable merger with United, as if it had been consummated on January 1 of each year with respect to the Pro Forma Statements of Income. The Pro Forma information reflects the Merger accounted for as a pooling of interests transaction whereby the historical cost basis of assets, liabilities and equity is retained for financial statement purposes.

2. The conversion of outstanding shares of NCBE Common Stock is reflected using the exchange ratio of 27.50 shares of NCBE Common Stock for each existing share of White County Common Stock and .986667 shares of NCBE Common Stock for each existing shares of United Common Stock. This results in outstanding shares of NCBE Common Stock on a pro forma basis as of December 31, 1994, as follows:

      Pro forma giving effect to the  Merger 264,000 shares
      Pro forma giving effect to the United Merger 461,178 shares
      Pro forma giving effect to the Merger and United Merger 725,178 shares

      As provided for in the Agreement, the aggregate number of shares of
      NCBE Common Stock issuable in the Merger is 264,000.   In connection with
      the Merger, in the event the Average Price of NCBE Common Stock is less than $38.00 or more than $48.00, either party to the Merger may elect to terminate the Merger or renegotiate. In connection with the United Merger the aggregate number of shares issuable is determined by reference to the Average Price of NCBE Common Stock. For these purposes, the "Average Price" shall mean the weighted average (based upon the number of shares traded) of the high and low price of NCBE Common Stock as reported by the NASDAQ National Market System for the 20 business days immediately preceding the effective date of the United Merger. The United Merger provides for an exchange of NCBE Common Stock valued at $44.40 utilizing the Average Price of NCBE Common Stock. The minimum number of shares of NCBE Common Stock issuable in the United Merger is 419,253 and the maximum number of shares is 512,420. For purposes of the Pro Forma financial statements presented herein, the number of shares issuable in the transaction has been based upon a $45 average price.


                DESCRIPTION AND COMPARISON OF NCBE COMMON STOCK
                         AND WHITE COUNTY COMMON STOCK

GENERAL

         NCBE is an Indiana corporation governed by and subject to the Indiana Business Corporation Law ("IBCL"). White County is an Illinois state chartered commercial bank governed by and subject to the provisions of IBA. If the proposed Merger is consummated, stockholders of White County who receive NCBE Common Stock will become stockholders of NCBE and, as such, their rights as stockholders will be governed by the IBCL and by NCBE's Articles, Bylaws and other corporate documents. The rights of holders of shares of White County Common Stock differ in certain respects from the rights of holders of NCBE Common Stock. A summary of the material differences between the respective rights of White County from that of NCBE stockholders is set forth below.

         The authorized Common Stock of White County consists of 9,600 shares of Common Stock, $100.00 par value per share, all of which are issued and outstanding as of the White County Record Date. White County has no other class of securities authorized in its Articles of Incorporation. NCBE's authorized capital stock consists of 5,000,000 shares of common stock, $3.33 1/3 par value per share, of which ________ were issued and outstanding as of the White County Record Date. NCBE is proposing an amendment to its Articles of Incorporation to its stockholders at its Annual Meeting to be held in April of 1995, to increase the number of authorized shares to 10,000,000 and to eliminate the reference to "par value" thereby converting all shares to no par value. NCBE expects to issue approximately 264,000 shares to stockholders of White County and approximately 465,837 shares to shareholders of United.

         NCBE Common Stock is traded on the national over-the-counter market under the symbol "NCBE" and is quoted on the National Association Securities Dealers Automated Quotations System ("NASDAQ") National Market System. Currently four (4) brokerage firms provide a primary market in NCBE Common Stock. Trading volume in NCBE Common Stock for the twelve months ended December 31, 1994, was 425,000 shares. White County Common Stock is not traded on any exchange or in the over-the-counter market, and there are no market makers for White County Common Stock.

         While there are a substantial number of similarities between the NCBE Common Stock and the White County Common Stock, the rights of stockholders of White County will be different after the Effective Date of the Merger. Stockholders will be affected by differences in the Articles of Incorporation and Bylaws of NCBE and White County and differences resulting from the fact NCBE's securities are registered under Section 12(g) of the Securities Exchange Act of 1934. Listed below are the more important attributes of the NCBE Common Stock and the differences, if any from the White County Common Stock.

DIVIDENDS

         Holders of NCBE Common Stock are entitled to dividends out of funds legally available therefor, as governed by the IBCL, and if declared by the Board of Directors. The amount and timing of dividend on NCBE Common Stock is subject to the earnings of its subsidiaries and the amounts available for payment of dividends by such subsidiaries under various state and federal banking laws and regulations. Generally, dividends from NCBE's banking subsidiaries as well as dividends on White County Common Stock are restricted to net profits of the current year plus the preceding two years less dividends paid.

PREEMPTIVE RIGHTS

         Pursuant to the IBCL, stockholders of NCBE do not have the preemptive right to subscribe to additional shares of common stock when issued by NCBE. Similarly, stockholders of White County currently do not have preemptive rights pursuant to the IBA. Preemptive rights permit a stockholder to purchase their pro rata share of any offering by the company, subject to certain exceptions and limitation as provided by law.

VOTING

         On all matters to properly come before stockholders, each share of stock of NCBE and White County entitles the holder thereof to one vote, except, for the right to vote cumulatively in the election of Directors, and except, with respect to NCBE only, for the effect of certain "super vote" requirements regarding business combinations contained in the Articles of Incorporation of NCBE (see "Cumulative Voting" and "Antitakeover Provisions"). The affirmative vote of the holders of a majority of the outstanding NCBE Common Stock is required to amend the Articles of Incorporation of NCBE, except the amendment of Article IX, Section 6 which provision requires an eighty percent (80%) vote in certain business combination transactions, which amendment requires the affirmative vote of the holders of eighty percent (80%) of the NCBE Common Stock. The affirmative vote by the holders of two-thirds (66 2/3%) of the outstanding White County Common Stock is required to amend the White County Articles of Incorporation.

CUMULATIVE VOTING

         Stockholders of NCBE and White County have the right to vote cumulatively in the election of Directors. In cumulative voting, a shareholder may cumulate a number of votes equal to the number of directors to be elected times the number of shares held by the shareholder and cast all of such votes for one nominee for director, or allocate such votes among the nominees as the shareholder sees fit. Cumulative voting rights afford stockholders controlling a minority stock position the opportunity to have representation on the Board of Directors.

LIQUIDATION

         Holders of NCBE stock are entitled to a pro rata distribution of the corporation's assets upon liquidation. Holders of White County are afforded similar rights.

LIABILITY OF DIRECTORS; INDEMNIFICATION

         Under their respective Articles of Incorporation NCBE and White County may indemnify present or past directors, officers, employees or agents to the full extent permitted by law.

         Under the IBCL an Indiana corporation may indemnify an individual made a party to a proceeding because such individual is or was a director against liability incurred in the proceeding if the individual acted in good faith, reasonably believed his or her conduct was in the corporation's best interest (or in certain cases at least not opposed to the corporation's best interests) and, in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful. Unless limited by its Articles of Incorporation, under the IBCL a corporation must indemnify a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

         Under the provisions of the IBA section 5/5 (19) and the Illinois Business Corporation Act Section 8.75, directors of White County are entitled to similar rights of indemnification.

ANTITAKEOVER PROVISIONS

Indiana Law

         Under the provisions of Chapter 43 of the IBCL, any 10% shareholder of an Indiana corporation is prohibited for a period of five years from completing a business combination with a corporation unless, prior to the acquisition of such 10% interest, the Board of Directors of the Corporation approved either the acquisition of such interest or the proposed business combination.
Further, the Corporation and a 10% shareholder may not consummate a business combination unless all provisions of the Articles of Incorporation of the Corporation are complied with and a majority of the disinterested stockholders approve the transaction or all stockholders receive a price per share determined in accordance with the business combinations provision of Indiana law.

         In addition to the business combinations provision, Chapter 42 of the IBCL also contains a control share acquisition provision which, although different in structure from the business combinations provision may have a similar effect of discouraging or making more difficult a hostile takeover of an Indiana corporation. Chapter 42 of the IBCL (commonly known as the "Indiana Control Share Acquisitions Statute"), restricts the voting rights of certain shares ("control shares") that, except for Chapter 42 of the IBCL would have voting power, of an issuing public corporation that, when added to all other shares of such corporation owned by a person, would entitle that person, immediately after the acquisition of such shares, to exercise or direct the exercise of the voting power of such corporation in the election of directors within any of the following ranges of voting power: (a) one-fifth or more but less than one-third of all voting power; (b) one-third or more but less than a majority of all voting power; and (c) a majority or more of all voting power (a "control share acquisition"). The voting rights of such control shares are restricted to those rights granted by a resolution approved by the holders of a majority of the outstanding voting shares, excluding the voting shares owned by the acquiring shareholder and certain other "interested shares," including shares owned by officers of the issuing corporation and employees of the issuing corporation that are also directors of the issuing corporation. This provision may also have the effect of discouraging premium bids for outstanding shares.

NCBE Articles of Incorporation

         NCBE's Articles of Incorporation contain two provisions which can be characterized as antitakeover in nature. These provisions are summarized below:

Supermajority Vote Requirement Provision

         The affirmative vote of at least eighty percent (80%) of the outstanding capital stock of NCBE is required to effectuate a merger or consolidation of NCBE with another corporation, or an acquisition of NCBE by another corporation without the approval of NCBE's Board of Directors.

         Advantages.      This provision of NCBE's Articles of Incorporation is
         designed primarily to discourage or make more difficult a takeover attempt or acquisition which the Board of Directors of NCBE does not feel is in the best interests of the stockholders of NCBE. Under Indiana corporation law, approval by the simple majority of the outstanding capital stock of NCBE would be required to approve a merger, consolidation, or acquisition of NCBE by another corporation which has the approval of the Board of Directors of NCBE. The Board of Directors and management of NCBE feel that the provisions requiring an increased percentage of shareholder approval of Merger, consolidations, or acquisition of NCBE by another corporation, which NCBE's Board of Directors has not approved, is in the interest of stockholders because it will require broader shareholder consent and, therefore, increase discussion and understanding of any such proposal.

         Disadvantages.   It must be noted that another effect would be that
         management may obtain a veto power over a Merger regardless of whether the transaction is desired by or beneficial to a majority of the stockholders and would assist management in retaining their present positions. Another effect would be to give the holders of a minority of the shares a veto power regarding a merger, consolidation, or acquisition which the Board of Directors has not approved. Further, the Supermajority Vote Requirement Provision may have the practical effect of providing management of NCBE with the ability to veto certain merger or consolidation transactions, based solely on the difficulty in obtaining eighty percent (80%) share representation at the shareholder meeting called to vote upon the proposed merger or consolidation. For the 1994, 1993 and 1992 annual meetings of NCBE 77.37%, 70.41%, and 73.09%, of the outstanding shares were represented in person or by proxy at the respective annual meetings. Based upon the exchange rate applicable to the Merger, assuming average of the maximum and minimum NCBE shares issuable in the Merger, had the transaction been consummated at December 31, 1994, the executive officers and directors of NCBE and White County as a group, would have the power to vote approximately __% of the outstanding shares of NCBE on a pro forma basis.

Classified Board Provision

         NCBE currently has in operation, a rotating election system for electing its Board of Directors. All of the Directors of White County are elected by their stockholders annually for a term of one year. NCBE directors are elected to a designated class and shall serve until the expiration of the term for which they are elected, and until their successors have been duly elected and qualified. Each of the three (3) classes has a three (3) year term.

         Advantages.      The rotating system for Directors is applicable to
         every election of NCBE directors rather than only to an election involving an attempt to take over NCBE. As a result of this rotating election provision for Directors, acquisition of control of NCBE's Board of Directors will take two years, since only one-third of NCBE's Board is elected each year to a three-year term.

         Disadvantages.   As a result of the rotating board system, it will be
         more difficult for stockholders to change the majority of directors, even when the reason for the change may be the performance of the present directors.

         The availability of authorized and unissued shares for future issuance by NCBE may be deemed to have an antitakeover effect. As of the date of this proxy statement/prospectus, NCBE had _________ authorized shares available for future issuance. NCBE's Articles of Incorporation and Bylaws currently contain no other provisions that were intended to be or could fairly be considered as antitakeover in nature or effect. The authorized and unissued shares are available for issuance free of stockholders' preemptive rights and thereby could be issued into "friendly hands" to dilute the ownership of an individual or corporation that has acquired shares of NCBE and intends to conduct an acquisition of NCBE that is deemed to be undesirable by the Board of Directors of NCBE. These provisions are not the result of management's knowledge of any effort to obtain control of NCBE by any means. Further, the Board of Directors has no intention to amend the Articles of Incorporation or Bylaws to add any additional antitakeover provisions.


                             INFORMATION ABOUT NCBE

GENERAL

         NCBE, through its affiliates, operates offices in Vanderburgh, Warrick, Gibson, Spencer, Lawrence, Pike, and Daviess Counties in Indiana, Webster and Union Counties in Kentucky, and White County in Illinois. NCBE is a multi-bank holding company which, as of the date hereof, owned all the outstanding common stock of The National City Bank of Evansville, Evansville, Indiana ("National City Bank"); The Peoples National Bank of Grayville, Grayville, Illinois ("Grayville"); The Farmers and Merchants Bank, Fort Branch, Indiana ("Farmers"); First Kentucky Bank, Sturgis, Kentucky ("First"); Lincolnland Bank, Dale, Indiana ("Lincolnland"); The State Bank of Washington, Washington, Indiana ("Washington"); The Spurgeon State Bank, Spurgeon, Indiana ("Spurgeon"); Pike County Bank, Petersburg, Indiana ("Pike County"); and The Bank of Mitchell, Mitchell, Indiana ("Mitchell") (hereinafter sometimes referred to collectively as the "NCBE Banks"). In addition NCBE operates a non-banking subsidiary engaged in leasing activities; NCBE Leasing Corp. National City Bank operates nine (9) branches in Indiana, First Kentucky Bank, (hereinafter referred to as "First") operates a main office and a branch in Sturgis, Morganfield and Poole, Kentucky. Lincolnland Bank operates four (4) branches in Spencer County, Indiana. Mitchell operates a main office and a branch in Mitchell and Bedford, Indiana. Spurgeon operates a branch in Arthur, Indiana. Washington operates a branch in Odon, Indiana. The remaining NCBE Banks operate a main office location and no branch locations. At December 31, 1994, NCBE and its subsidiaries had consolidated total assets of approximately $731 million, consolidated total deposits of approximately $616 million and consolidated total equity of approximately $86 million.

         NCBE, through its banking affiliates offers a broad range of banking services to the commercial, industrial and consumer market segments which it serves. Services include commercial, real estate and personal loans, checking, savings and time deposits and other customer services such as safe deposit facilities. NCBE does not have any foreign operations, assets or investments.

         NCBE's lead bank, National City Bank was chartered as a national banking association in 1922 under the name, The National City Bank of Evansville. National City Bank is regulated by the Office of the Comptroller of the Currency ("OCC") and its deposits are insured by the Federal Deposit Insurance to the extent permitted by law and, as a subsidiary of NCBE, is regulated by the Federal Reserve Board. Each of NCBE's other banking affiliates is also subject to supervision and regulation by the Federal Reserve Board as well as being subject to supervision and regulation, either by its state regulatory agency responsible for state chartered banks or by the Office of the Comptroller of the Currency for national banks. Farmers, First Lincolnland, Washington, Spurgeon, Pike County, and Mitchell are additionally subject to supervision and regulation by the Federal Deposit Insurance Corporation ("FDIC") as state nonmember banks.

         THIS PROXY STATEMENT/PROSPECTUS, AS MAILED TO STOCKHOLDERS OF WHITE COUNTY IS ACCOMPANIED BY NCBE'S ANNUAL REPORT TO STOCKHOLDERS FOR THE YEAR ENDED DECEMBER 31, 1994 (THE "NCBE 1994 ANNUAL REPORT"). ADDITIONAL INFORMATION CONCERNING NCBE IS CONTAINED IN DOCUMENTS INCORPORATED IN THIS PROXY STATEMENT BY REFERENCE. THESE DOCUMENTS, INCLUDING THE NCBE 1994 ANNUAL REPORT, ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO HAROLD A. MANN, NATIONAL CITY BANCSHARES, INC., 227 MAIN STREET, P.O. BOX 868, EVANSVILLE, IN 47705-0868. IN ORDER TO ASSURE TIMELY DELIVERY OF THESE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY _____________, 1995.

COMPETITION

         The commercial banking and trust business in the market areas served by the NCBE Banks is very competitive. NCBE and the NCBE Banks are all in competition with commercial banks located in their own service areas. Some competitors of NCBE and its banks are substantially larger than any one of the NCBE Banks. In addition to local bank competition, the NCBE Banks compete with larger commercial banks located in metropolitan areas, savings banks, savings and loan associations, credit unions, finance companies and other financial institutions for loans and deposits.

CERTAIN REGULATORY CONSIDERATIONS

         The following is a summary of certain statutes and regulations affecting NCBE and its subsidiaries. This summary is qualified in its entirety by such statutes and regulations.

NCBE

         NCBE is a registered bank holding company under the BHC Act as amended, and as such is subject to regulation by the Federal Reserve Board. A bank holding company is required to file with the Federal Reserve Board quarterly reports and other information regarding its business operations and those of its subsidiaries. A bank holding company and its subsidiary banks are also subject to examination by the Federal Reserve Board.

         The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve Board before acquiring substantially all the assets of any bank or bank holding company or ownership or control of any voting shares of any bank or bank holding company, if, after such acquisition, it would own or control, directly or indirectly, more than five percent (5%) of the voting shares of such bank or bank holding company. Bank holding companies are also prohibited from acquiring shares of any bank located outside the state in which the operations of the bank holding company's banking subsidiaries are principally conducted unless such an acquisition is specifically authorized by a statute of the state in which the bank whose shares are to be acquired is located. However, the BHC Act does not place territorial restrictions on the activities of nonbank subsidiaries of a bank holding company.

         In approving acquisitions by bank holding companies of companies engaged in banking-related activities, the Federal Reserve Board considers whether the performance of any such activity by a subsidiary of the holding company reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, which outweigh possible adverse effects, such as over concentration of resources, decrease of competition, conflicts of interest, or unsound banking practices.

         Bank holding companies are restricted in, and subject to, limitations regarding transactions with subsidiaries and other affiliates.

         In addition, bank holding companies and their subsidiaries are prohibited from engaging in certain "tie in" arrangements in connection with any extensions of credit, leases, sales of property, or furnishing of services.

NCBE Subsidiaries

         NCBE operates two national banks, including National City Bank and Grayville. As national banks these banks are supervised and regulated by OCC, and subject to laws and regulations applicable to national banks.

         In addition to its national bank subsidiaries, NCBE operates six (6) Indiana state chartered banks (Farmers, Lincolnland, Washington, Spurgeon, Pike and Mitchell) and a Kentucky state chartered bank (First). As state banks, Farmers and First are supervised and regulated by their state banking supervisor and the FDIC as their primary federal banking regulatory agency.

Capital

         The Federal Reserve Board, OCC, and FDIC require banks and holding companies to maintain minimum capital ratios.

         The Federal Reserve Board has adopted final "risk-adjusted" capital guidelines for bank holding companies. The new guidelines became fully implemented as of December 31, 1992. The OCC and FDIC have adopted substantially similar risk-based capital guidelines. These ratios involve a mathematical process of assigning various risk weights to different classes of assets, then evaluating the sum of the risk-weighted balance sheet structure against NCBE's capital base. The rules set the minimum guidelines for the ratio of capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) at 8%. At least half of the total capital is to be composed of common equity, retained earnings, and a limited amount of perpetual preferred stock less certain goodwill items ("Tier 1 Capital"). The remainder may consist of a limited amount of subordinated debt, other preferred stock, or a limited amount of loan loss reserves. At December 31, NCBE's consolidated risk-adjusted Tier 1 Capital and total capital, as defined by the regulatory agencies based on the fully phased in 1992 guidelines, were 16.9% and 17.8% of risk-weighted assets, respectively, well above the 4% and 8% minimum standards mandated by the regulatory agencies.

         In addition, the federal banking regulatory agencies have adopted leverage capital guidelines for banks and bank holding companies. Under these guidelines, banks and bank holding companies must maintain a minimum ratio of three percent (3%) Tier 1 Capital (as defined for purposes of the year-end 1992 risk-based capital guidelines) to total assets. The Federal Reserve Board has indicated, however, that banking organizations that are experiencing or anticipating significant growth, are expected to maintain capital ratios well in excess of the minimum levels. As of December 31, 1994., NCBE's core leverage ratio was 11.8%, well above the regulatory minimum.

         Regulatory authorities may increase such minimum requirements for all banks and bank holding companies or for specified banks or bank holding companies. Increases in the minimum required ratios could adversely affect NCBE and the NCBE Banks, including their ability to pay dividends.

Additional Regulation

         NCBE Banks are also subject to federal regulation as to such matters as required reserves, limitation as to the nature and amount of its loans and investments, regulatory approval of any merger or consolidation, issuance or retirement of their own securities, limitations upon the payment of dividends and other aspects of banking operations. In addition, the activities and operations of NCBE Banks are subject to a number of additional detailed, complex and sometimes overlapping laws and regulations. These include state usury and consumer credit laws, state laws relating to fiduciaries, the Federal Truth-in-Lending Act and Regulation Z, the Federal Equal Credit Opportunity Act and Regulation B, the Fair Credit Reporting Act, the Truth in Savings Act, the Community Reinvestment Act, anti redlining legislation and antitrust laws.

Dividend Regulation

         The ability of NCBE to obtain funds for the payment of dividends and for other cash requirements is largely dependent on the amount of dividends which may be declared by the NCBE Banks. Generally, NCBE Banks may not declare a dividend, without the approval of the appropriate federal and state regulatory agencies, if the total of dividends declared by such subsidiary bank in a calendar year exceeds the total of its net profits for that year combined with its retained profits of the preceding two years.

Government Policies and Legislation

         The policies of regulatory authorities, including the OCC, Federal Reserve Board, FDIC and the Depository Institutions Deregulation Committee, have had a significant effect on the operating results of commercial banks in the past and are expected to do so in the future. An important function of the Federal Reserve System is to regulate aggregate national credit and money supply through such means as open market dealings in securities, establishment of the discount rate on member bank borrowings, and changes in reserve requirements against member bank deposits. Policies of these agencies may be influenced by many factors, including inflation, unemployment, short-term and long-term changes in the international trade balance and fiscal policies of the United States government.

         The United States Congress has periodically considered and adopted legislation which has resulted in further deregulation of both banks and other financial institutions, including mutual funds, securities brokerage firms and investment banking firms. No assurance can be given as to whether any additional legislation will be adopted or as to the effect such legislation would have on the business of NCBE or the NCBE Banks.

         In addition to the relaxation or elimination of geographic restrictions on banks and bank holding companies, a number of regulatory and legislative initiatives have the potential for eliminating many of the product line barriers presently separating the services offered by commercial banks from those offered by nonbanking institutions. For example, Congress recently has considered legislation which would expand the scope of permissible business activities for bank holding companies (and in some cases banks) to include securities underwriting, insurance services and various real estate related activities as well as allowing interstate branching.

Deposit Insurance.

         The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was enacted in 1991. Among other things, FDICIA, requires federal bank regulatory authorities to take "prompt corrective action" with respect to banks that do not meet minimum capital requirements. For these purposes, FDICIA establishes five capital tiers: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized.

         The Federal Reserve Board, the OCC and the FDIC have adopted regulations to implement the prompt corrective action provisions of FDICIA, effective December 19, 1992. Among other things, the regulations define the relevant capital measures for the five capital categories. An institution is deemed to be "well capitalized" if it has a total risk-based capital ratio (total capital to risk-weighted assets) of 10% or greater, a Tier 1 risk-based capital ratio (Tier 1 Capital to risk-weighted assets) of 6% or greater, and a Tier 1 leverage capital ratio (Tier 1 Capital to total assets) of 5% or greater, and is not subject to a regulatory order, agreement or directive to
meet and maintain a specific capital level for any capital measure.   An
institution is deemed to be "adequately capitalized" if it has a total risk-based capital ratio of 8% or greater, a Tier 1 risk-based capital of 4% or greater, and (generally) a Tier 1 leverage capital ratio of 4% or greater, and the institution does not meet the definition of a "well capitalized" institution. An institution is deemed to be "critically undercapitalized" if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2%. "Undercapitalized" banks are subject to growth limitations and are required to submit a capital restoration plan.
If an "undercapitalized" bank fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized. "Significantly undercapitalized" banks may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. "Critically undercapitalized" institutions may not, beginning 60 days after becoming "critically undercapitalized," make any payment of principal or interest on their subordinated debt.

         NCBE and each of the NCBE Banks currently exceed the regulatory definition of a "well capitalized" financial institution.

         As an FDIC-insured institution, each of NCBE Banks is required to pay deposit insurance premium assessments to the FDIC. Pursuant to FDICIA, the FDIC adopted a transitional risk-based assessment system, effective January 1, 1993, under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums, ranging from .23% to .31% of deposits, based upon their level of capital and supervisory evaluation. Institutions classified as well-capitalized (as defined by the FDIC) and considered healthy pay the lowest premium while institutions that are less than adequately capitalized (as defined by the FDIC) and considered of substantial supervisory concern pay the highest premium. Risk classification of all insured institutions is made by the FDIC for each semiannual assessment period.

         On June 17,1993, the FDIC issued regulations establishing a permanent risk-based assessment system. These regulations took effect October 1, 1993, and was first used to determine assessments for the assessment period commencing January 1, 1994. Although the FDIC previously requested comments on whether the range of risk-based premiums should be expanded so that institutions posing the least risk to the deposit insurance funds would pay less than .23% of deposits and institutions posing the highest risk would pay more than .31% of deposits, the FDIC did not change the premium range and the permanent risk-based assessment system adopted by the FDIC is substantially the same as the transitional system. During 1994, the NCBE Banks were assessed at the rate of .23% of deposits under the transitional assessment system.

         The FDIC may terminate the deposit insurance of any insured depository institution if the FDIC determines, after a hearing, that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, order, or any condition imposed in writing by, or written agreement with, the FDIC. The FDIC may also suspend deposit insurance temporarily during the hearing process for a permanent termination of insurance if the institution has no tangible capital. Management of NCBE is not aware of any activity or condition that could result in termination of the deposit insurance of the NCBE Banks.

Recent Legislation

         On September 29, 1994, the Reigle/Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act") was signed into law. This Interstate Act effectively permits nationwide banking. The Interstate Act provides that one year after enactment, adequately capitalized and adequately managed bank holding companies may acquire banks in any state, even in those jurisdictions that currently bar acquisitions by out-of-state institutions, subject to deposit concentration limits. The deposit concentration limits provide that regulatory approval by the Federal Reserve Board may not be granted for a proposed interstate acquisition if after the acquisition, the acquiror on a consolidated basis would control more than 10% of the total deposits nationwide or would control more than 30% of deposits in the state where the acquiring institution is located. The deposit concentration state limit does not apply for initial acquisitions in a state and in every case, may be waived by the state regulatory authority. Interstate acquisitions are subject to compliance with the Community Reinvestment Act ("CRA"). States are permitted to impose age requirements not to exceed five years on target banks for interstate acquisitions. States are not allowed to opt-out of interstate banking.

         Branching between states may be accomplished either by merging separate banks located in different states into one legal entity, or by establishing de novo branches in another state. Consolidation of banks is not permitted until June 1, 1997 provided that the state has not passed legislation "opting-out" of interstate branching. If a state opts-out prior to June 1, 1997, then banks located in that state may not participate in interstate branching. A state may opt-in to interstate branching by bank consolidation or by de novo branching by passing appropriate legislation earlier than June 1, 1997. Interstate branching is also subject to a 30% statewide deposit concentration limit on a consolidated basis, and a 10% nationwide deposit concentration limit. The laws of the host state regarding community reinvestment, fair lending, consumer protection (including usury limits) and establishment of branches shall apply to the interstate branches.

         De novo branching by an out-of-state bank is not permitted unless the host state expressly permits de novo branching by banks from out-of-state. The establishment of an initial de novo branch in a state is subject to the same conditions as apply to initial acquisition of a bank in the host state other than the deposit concentration limits.

         Effective one year after enactment, the Interstate Act permits bank subsidiaries of a bank holding company to act as agents for affiliated depository institutions in receiving deposits, renewing time deposits, closing loans, servicing loans and receiving payments on loans and other obligations. A bank acting as agent for an affiliate shall not be considered a branch of the affiliate. Any agency relationship between affiliates must be on terms that are consistent with safe and sound banking practices. The authority for an agency relationship for receiving deposits includes the taking of deposits for an existing account but is not meant to include the opening or origination of new deposit accounts. Subject to certain conditions, insured saving associations which were affiliated with banks as of June 1, 1994, may act as agents for such banks. An affiliate bank or saving association may not conduct any activity as an agent which such institution is prohibited from conducting as principal. If an interstate bank decides to close a branch located in a low- or moderate-income area, it must comply with additional branch closing notice requirements. The appropriate regulatory agency is authorized to consult with community organizations to explore options to maintain banking services in the affected community where the branch is to be closed.

         To ensure that interstate branching does not result in taking deposits without regard to a community's credit needs, the regulatory agencies are directed to implement regulations prohibiting interstate branches from being used as "deposit production offices." The regulations to implement its provisions are due by June 1, 1997. The regulations must include a provision to the effect that if loans made by an interstate branch are less than fifty percent of the average of all depository institutions in the state, then the regulator must review the loan portfolio of the branch. If the regulator determines that the branch is not meeting the credit needs of the community, it has the authority to close the branch and to prohibit the bank from opening new branches in that state.

         When the interstate banking provisions become effective in one year, NCBE will have enhanced opportunities to acquire banks in any state subject to approval by the appropriate federal and state regulatory agencies. When the interstate branching provisions become effective in June 1997, NCBE will have the opportunity to consolidate its affiliate banks to create one legal entity with branches in more than one state should management decide to do so, or to establish branches in different states, subject to any state opt-out provisions. The agency authority permitting NCBE affiliate banks to act as agents for each other in accepting deposits or servicing loans should make it more convenient for customers of one NCBE bank to transact their banking business at a NCBE affiliate in another state provided that operations are in place to facilitate these out of state transactions.

         On November 18, 1993, the FDIC, together with the Federal Reserve, the OCC and the Office of Thrift Supervision (the "OTS"), published for comment proposed rules implementing the FDICIA requirement that the federal banking agencies establish operational and managerial standards to promote the safety and soundness of federally insured depository institutions. The proposal would establish standards for internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, and compensation, fees and benefits. In general, the standards set forth in the proposal consist of the goals to be achieved in each area, and each institution would be responsible for establishing its own procedures to achieve those goals. Additionally, the proposal would establish a maximum permissible ratio of classified assets to capital and a minimum required earnings ratio. If an institution failed to comply with any of the standards set forth in the proposal, the institution would be required to submit to its primary federal regulator a plan for achieving and maintaining compliance. Failure to submit an acceptable plan, or failure to comply with a plan that has been accepted by the appropriate regulator, would constitute grounds for further enforcement action. Based upon a review of the proposal, management of the Bank believes that the proposal, if adopted in substantially the form proposed, will not have a material adverse effect on the Bank

Proposed Legislation

         Pursuant to FDICIA, on September 14, 1993, the FDIC, together with the Federal Reserve and the Office of the Comptroller of the Currency (the "OCC"), issued a joint proposal to amend their risk-based capital standards to take into account interest rate risk ("IRR") exposure. The proposed rule would generally require banks to quantify their level of IRR exposure using a measurement system developed by the regulators that weights a bank's assets, liabilities and off-balance sheet positions by risk factors designed to reflect the approximate change in each instrument's value that would result from specified changes in interest rates (a 200 basis point increase and decline in rates under the proposal). Any bank with a level of IRR exposure in excess of a specified threshold (1% of total assets under the proposal) would be required to maintain additional capital against its IRR exposure. The regulators anticipate that the IRR capital requirement will be effective as of December 31, 1994, although they indicated in the proposal that the new requirement may be applied on an advisory basis in examinations beginning after December 31, 1993, to the extent the necessary data are available. Although it is not presently possible to predict whether, or in what form, the proposal will be adopted, assuming IRR capital rules were to be adopted in substantially the form proposed, management of the Bank does not anticipate that such rules would have a material adverse effect on the Bank's ability to maintain compliance with applicable capital requirements.

         On December 21, 1993, the FDIC, together with the Federal Reserve, the OCC and the OTS issued proposed new regulations under the Community Reinvestment Act ("CRA"). Under the proposal, an institution's performance in meeting the credit needs of its entire community, including low and moderate income areas, as required by the CRA, would generally be evaluated under three tests: the "lending test," which would consider the extent to which the institution makes loans in the low- and moderate-income areas of its market; the "service test," which would consider the extent to which the institution makes branches accessible to low- and moderate-income areas of its market and provides other services that promote credit availability; and the "investment test," which would consider the extent to which the institution invests in community and economic development activities. If adopted as proposed, it is anticipated that the new regulations may be used to evaluate CRA compliance effective April 1, 1995. Based upon a review of the proposal, management of the Bank does not anticipate that the proposal, if adopted substantially as proposed, would adversely affect the Bank.

         In addition to the above, there have been proposed a number of legislative and regulatory proposals designed to strengthen the federal deposit insurance system and to improve the overall financial stability of the U.S. banking system. It is impossible to predict whether or in what form these proposals may be adopted in the future, and if adopted, what their effect would be on NCBE.

PRINCIPAL HOLDER OF NCBE COMMON STOCK

         The following table sets forth information concerning the number of shares of NCBE Common Stock held as of February 28, 1995, by each shareholder who is known to NCBE management to have been the beneficial owners of more than five percent of the outstanding shares of NCBE Common Stock as of that date:

Name and Address of                        Shares Beneficially                         Percent
Beneficial Owner(1)                              Owned(2)                            of Class(3)
- --------------------                       ----------------------                    -----------
Mr. Edgar Mulzer                         219,338                                 6.00%
401 10th Street
Tell City, IN  47586



                         INFORMATION ABOUT WHITE COUNTY

GENERAL

         White County is an Illinois state chartered commercial bank with its main offices located in Carmi, Illinois. White County operates no branch offices. White County provides a full range of banking services including checking and savings accounts; certificates of deposit; individual retirement accounts; commercial, real estate, consumer and agricultural loans; safe deposit boxes; and trust services. White County is, however, primarily focused on agriculture related services and lending.

PROPERTIES

         White County owns no real or personal property of a material nature other than its main office and the furniture, fixtures and equipment used in its banking business. The main office of White County is located at 215 E. Main Street, Carmi, Illinois. White County owns the land and buildings on which its main office is located, free and clear of any major encumbrances.

LITIGATION

         There is no pending litigation of a material nature in which White County is a party or to which any of its property is subject. Further, there is no material legal proceeding in which any director, executive officer, principal shareholder or affiliate of White County, or any associate of any such director, executive officer, principal shareholder or affiliate, is a party or has a material interest adverse to White County. None of the ordinary routine litigation in which White County is involved is expected to have a material adverse effect on the financial condition, results of operations or business of White County.

VOTING, PRINCIPAL STOCKHOLDERS AND MANAGEMENT INFORMATION

         Holders of record of White County Common Stock at the close of business on ____________1995, will be entitled to vote at the special meeting of stockholders on ________, and any adjournment of that meeting. As of ______, there were 9,600 shares of White County Common Stock issued and outstanding. Each share of White County Common Stock is entitled to one vote on each matter presented for shareholder action.

         The following table sets forth information concerning the number of shares of White County Common Stock held as of the Record Date by each shareholder who is known to White County management to have been the beneficial owners of more than five percent of the outstanding shares of White County Common Stock as of that date:

Name and Address of                        Shares Beneficially                         Percent
Beneficial Owner(1)                              Owned(2)                            of Class(3)
- --------------------                       ----------------------                    -----------
White County Bank Employees
Stock Ownership Plan Fund
P.O. Box 100
Carmi, IL  62821                                   2,194                                   22.9%

James R. Monahan Estate
c/o Richard Endicott, Attorney
222 East Main Street
Carmi, IL  62821                                   1,082                                   11.3%

         The following table shows certain information concerning the number of shares of White County Common Stock held as of Record Date by each director of White County and by all of White County's directors and executive officers as a group:

        Name of                          Shares Beneficially                       Percent (%)
Beneficial Owner(1)                            Owned(2)                            of Class(3)
- --------------------                     ----------------------                    -----------
Charles H. Atteberry                            104                                     1.1%
Franke Barbre                                    20                                      .2
Marilyn F. Cozart                                60                                      .6
Donald D. Drone                                  40                                      .4
Paul D. Hayse                                    20                                      .2
R. Keith Hoskins                                 10                                      .1
James S. Ruhoff                               1,414                                    14.7
Anne B. Russell                                 958                                    10.0
George G. Schanzle                              638                                     6.6
James R. Schanzle                               110                                     1.1

All directors and
  executive officers
  as a group (10 individuals)                 3,374                                    35.1%

(1) The number of shares shown as being beneficially owned are those shares over which the person has either shared or sole voting or investment power.

(2) The information contained in this column is based upon the shareholder records of White County and information provided to White County by the persons listed.

(3) Calculated based upon 9,600 shares of White County Common Stock issued and outstanding on the Record Date.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Directors and executive officers of White County and their associates are customers of and have had transactions with White County from time to time in the ordinary course of business. Such transactions have been made on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with other persons and did not and will not involve more than the normal risk of collectibility or present other unfavorable features. Similar transactions may be expected to take place in the ordinary course of business in the future.

COMPETITION

         The principal markets in which White County competes is White County, Illinois. For deposits and loans, White County competes with other banks, savings institutions, credit unions, finance companies, factoring companies, insurance companies, governmental agencies and other financial institutions.

EMPLOYEES

         At _____1995, White County had __ full time equivalent employees. White County is not a party to any collective bargaining agreement and employee relations are considered to be excellent by White County management.

FINANCIAL STATEMENTS

         Financial statements of White County, as of and for the periods ending December 31, 1994, 1993 and 1992, are presented herein beginning on page F-1. Such statements have not been audited by an independent certified public accountant and are, therefore, "unaudited." Management of NCBE has determined that it is not practicable to obtain an audit of such statements based upon a number of factors, including time, costs, and the relative size of White County to NCBE. White County has not recently had its financial statements audited by an independent certified public accountant. NCBE has received assurance from the SEC that it will not object to the lack of audited financial statements of White County in this Proxy/Prospectus.

WHITE COUNTY MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(ALL DOLLAR AMOUNTS IN THOUSANDS)

         The following financial review presents White County Management's Discussion and Analysis of White County's Financial Condition and Earnings Performance. This review highlights the major factors affecting results of operations and any significant changes in financial condition for the years ended December 31, 1994, 1993 and 1992. It should be read in conjunction with the accompanying consolidated financial statements, notes to financial statements and other financial statistics which are part of this Proxy Statement-Prospectus.

Overview

         Total assets of White County decreased slightly during the year ended December 31, 1994. Total assets were $64,679 at year end 1994, a decrease of 1.62% from the previous year of $65,744 and a decrease of 1.55% over year end 1992. Similarly, deposits decreased 1.30% during 1994 from $58,352 at year end 1993 to $57,596 at year end 1994, and decreased 2.30% over year end 1992. Stockholders' equity decreased 4.42% to $6,688 at year-end 1994 after growing 7.22% in 1993 to $6,997.

Investments

         White County's holdings of short term investments (defined as federal funds sold and interest-bearing deposits in banks) and investment securities serve as a source of liquidity to meet depositor and borrower fund requirements, in addition to being a significant element of interest income. Securities decreased from $41,381 in 1993 to $36,385 in 1994. Securities represented 56.25% of total assets of White County at December 31, 1994.

         White County realized net losses on sales of available-for-sale securities totaling $300 in 1994 and net gains on sales of investment securities of $25 in 1993. Although White County has both the intent and ability to hold investment securities until maturity, unforeseen changes, including changes in economic and financial conditions as they related to White County's overall interest rate risk, liquidity or capital adequacy may influence management to reevaluate its investment strategies.

Loans

         The loan portfolio represents the most significant earning asset of most financial institutions and typically offers the best alternative for obtaining the maximum interest spread above the cost of funds. The quality and yield of the loan portfolio significantly impacts the overall economic strength of a bank. Total loans grew 11.84% (from $20,164 to $22,551) during 1994 after decreasing 2.01% during 1993.

         The majority of the lending activity of White County is conducted with customers located in the immediate geographical area. This area, comprised principally of White County, Illinois, is dependent upon the agribusiness economic sector. As such, loans to farmers and loans secured by farm land represented 41.29% and 41.83% of the loan portfolio for 1994 and 1993, respectively. Management's strategy is to aggressively seek opportunities to provide credit to financially capable borrowers in the local community.

         White County engages in a broad spectrum of lending activities including real estate loans, consumer installment loans, commercial and industrial loans, and agricultural loans. At December 31, 1994 and 1993, respectively, real estate loans (including certain agricultural loans included above) comprised 49.07% and 48.59% of White County's loan portfolio. At December 31, 1994 and 1993, respectively, Commercial loans comprised 16.10% and 16.34% of total loans. Personal and installment loans are made on a secured as well as unsecured basis and comprised approximately 11.94% and 12.49% of White County's loan portfolio at December 31, 1994 and 1993, respectively. Agricultural loans not secured by real estate comprised 22.83% and 22.66% of total loans. White County maintains special review procedures and monitors closely its agricultural loan portfolio in accordance with its loan policy in order to guard against certain risks inherent in agricultural lending including seasonality and agricultural commodity price fluctuations.

Deposits

         As with most financial institutions, the deposit base provides the major funding source for earning assets. Total deposits showed a decrease of 1.30% for 1994, after a 2.30% decrease in 1993. The mix in deposits remained relatively stable during 1994, with noninterest-bearing demand deposits increasing from 10.71% of total deposits in 1993 to 11.97% in 1994. Certificates of deposit of $100,000 or more increased from 7.81% of interest bearing deposits in 1993 to 9.04% in 1994.

Liquidity and Interest Rate Sensitivity

         An asset/liability management strategy consists of two basic aspects, maintenance of adequate liquidity and the monitoring of the interest sensitivity position.

         Liquidity management is the process by which a bank provides the continuing flow of funds necessary to meet all its financial commitments on a timely basis. These commitments include meeting depository withdrawals, funding credit commitments to borrowers, repaying debt when due and paying operating expenses and dividends. Liquidity can be provided, in part, in the normal course of business from cash flows generated from interest and fee income, maturing assets and new deposits.

         For White County the primary sources of short-term liquidity have been federal funds and sold securities available for sale. In addition to these sources, short term and liquidity is provided by maturing loans and securities. The balance between these sources and needs to fund loan demand and deposit withdrawals is closely monitored by White County's asset/liability management program. At December 31, 1994, White County had federal funds sold and securities available for sale of $20,246.

        Short-term investments consist of federal funds sold and securities that will mature or reprice within one year. The ratio of short-term investments to total assets measures the liquidity of White County over a one-year time interval. The volatile liability dependency ratio is defined as certificates of deposit in denominations of $100,000 or more, less short-term investments, divided by loans and long-term investments. White County has a small negative ratio which indicates the existence of excess liquidity, while a high positive ratio would indicate a greater liquidity risk.

         Interest rate sensitivity occurs when assets or liabilities are subject to rate and yield changes within a designated time period. The rate sensitivity position, or gap, is determined by the difference in the amount of rate sensitive assets and rate sensitive liabilities at various maturity intervals. The management of this gap position is required to protect the net interest margin from adverse fluctuations in market interest rates and to assure a greater degree of earnings stability. Provided below is various repricing information presented in the form of an Interest Rate Sensitivity report at December 31, 1994.

                                                                    One-Year        One to          Over
                                                                    or Less       Five Years     Five Years        Total
                                                                    -------       ----------     ----------        -----
                    Earnings Assets:
                    Loans Gross
                      Fixed Rate Loans                               $5,728          $11,099        $4,105         $20,932
                      Variable Rate Loans                             1,077              269             -           1,346
                                                                     ------          -------        ------         -------
                    Total Gross Loans                                 6,805           11,368         4,105          22,278
                    Investment Securities                             8,642           22,178         5,565          36,385
                    Federal Funds Sold                                2,550                -             -           2,550
                                                                     ------          -------        ------         -------
                    Total Earning Assets                             17,997           33,546         9,670          61,213
                    Rate Sensitive Liabilities:
                    Interest-Bearing Liabilities:
                    Savings, Daily Checking and Money Market
                      Accounts                                        9,143                                         18,942
                    Certificates of Deposit of $100,000 or more       3,983              601                         4,584
                    Other Time Deposits                              13,557           13,617                        27,174
                                                                     ------           ------         -----          ------
                    Total Interest-Bearing Liabilities               26,683           14,218         9,799          50,700
                    Noninterest-Bearing demand                            -                -         6,896           6,896
                                                                     ------           ------         -----          ------
                    Total Rate-Sensitive Liabilities                 26,683           14,218        16,695          57,596

                    Maturity/Rate Sensitivity Gap                   ($8,686)         $19,338       ($7,025)
                    Rate-Sensitivity Cumulative Gap                  (8,686)          10,642         3,617
                    Percent to Total Assets                          (13.43%)          16.45%         5.59%

         As shown above, White County had a $(15,242) gap for the one year and under interval continuing on a cumulative basis through the one to five year period. In times of rising interest rates, this will reduce net interest margin and thus the earnings of the corporation, as liabilities will be repriced at higher rates while matching assets remain at their old lower rates until maturity. Since interest rate levels are not readily predictable for any point in time, White County attempts to match maturities of assets and liabilities so that the gap will be as close to zero as possible.

Capital Resources

         At the end of 1994, shareholder's equity totaled $6,688, a decrease of $310, or 4.4% from 1993, because of recording a net unrealized loss on securities available for sale of $332. The equity to asset ratio was 10.3% and 10.6% for 1994 and 1993, respectively. The dividend payout ratio for 1994 was 84.5% compared to 29.0% in 1993. There are no material commitments for capital expenditures.

         Guidelines for minimum capital levels have been established by the
Federal Deposit Insurance Corporation.   Tier 1 (core) capital consists of
shareholders' equity less goodwill, other identifiable intangible assets, and unrealized losses on marketable equity securities. Total capital consists of Tier 1 capital plus allowance for loan losses. Regulatory minimum capital levels are 3% for the leverage ratio which is defined as Tier 1 capital as a percentage of total assets less goodwill and other identifiable intangible assets; 4% for Tier 1 capital to risk-weighted assets; and 8% for total capital to risk-weighted assets. White County has by far, exceeded each of these levels. Its leverage ratio was 10.3% and 10.6%; Tier 1 capital to risk-weighted assets was 25.7% and 27.9%; and total capital to risk-weighted assets was 28.4% and 30.1% at the end of 1994 and 1993, respectively.

Results of Operations

         Net income was $215 or $22.35 per share for 1994 as compared to $663 or $69.08 per share and $838 or $87.28 per share for 1993 and 1992, respectively. Contributing to the decline in 1994 were net losses on the sale of available-for-sale securities of $(300) and a decline in the net interest income (decline of $205 or 8.39%).

Net Interest Income

         Net interest income, which represents the difference between total interest income and total interest expense, is typically the primary element of earnings for a financial institution. As described above, net interest income declined for White County in both 1994 and 1993. The following table presents a summary of these changes for the last two years with dollar changes allocated to rate and volume variances. The combined rate-volume variances are included in the total volume variance. In addition to this schedule, a three year comparison of average balances of selected balance sheet components along with the related amounts for interest and fees (on a tax equivalent basis) and the resultant yield / cost for each item.





                     [This Space Left Intentionally Blank]

                         Changes In Net Interest Income

                             (Tax Equivalent Basis)

                            In Thousands of Dollars



                                           1994 Compared to 1993                          1993 Compared to 1992
                                           ---------------------                          ---------------------

                                       Volume       Rate       Total               Volume       Rate        Total
                                       ------       ----       -----               ------       ----        -----
 Interest Income Increase (Decrease)


 Interest-Bearing Deposits in Banks     0           0           0                    0          (3)         (3)

 Taxable Securities                   (11)       (185)       (196)                 116        (326)       (210)

 Nontaxable securities                  5         (13)         (8)                 (54)         (7)        (61)

 Federal funds sold                     0           4           4                  (17)         (5)        (22)

 Loans                                 69         (87)        (18)                (142)       (226)       (368)
                                     ----        ----        ----                 ----        ----        ----



 Total Interest Income                 63        (281)       (218)                 (97)       (567)       (664)
                                     ====        ====        ====                 ====        ====        ====





 Interest Expense Increase (Decrease)

 Deposits                             (10)         (3)        (13)                 (40)       (437)       (477)


 Borrowed Funds                         0           0           0                    0           0           0
                                     ----        ----        ----                 ----        ----        ----





 Total Interest Expense               (10)         (3)        (13)                 (40)       (437)       (477)
                                     ====        ====        ====                 ====        ====        ====




 Net Interest Income Increase          73        (278)       (205)                 (57)       (130)       (187)
                                     ====        ====        ====                 ====        ====        ====

 (Decrease)


                  CONDENSED AVERAGE BALANCE SHEET INFORMATION


                                                    1994                                            1993
                               ------------------------------------------       ------------------------------------------
                               AVERAGE        INTEREST             YIELD/       AVERAGE        INTEREST            YIELD/
                               BALANCES       AND FEES              COST        BALANCES       AND FEES             COST
 Interest-bearing deposits
           in banks               $0             $0                   0%            $0             $0                  0%

 Taxable Securities           40,229          2,148                5.34%        40,435          2,344               5.80%

 Nontaxable securities         1,177             65                5.52%         1,090             73               6.70%

 Federal funds sold            1,307             49                3.75%         1,299             45               3.46%

 Loans                        21,111          1,804                8.55%        20,303          1,822               8.97%
                             -------         ------                ----        -------          -----               ----

 Total earning assets        $63,824         $4,066                6.37%       $63,127         $4,284               6.79%
                             =======         ======                ====        =======         ======               ====
 Interest bearing
  liabilities
  Deposits                   $52,638         $1,828                3.47%       $52,922         $1,841               3.48%
                             =======         ======                ====        =======         ======               ====


                                                              1992
                                            ----------------------------------------
                                            AVERAGE         INTEREST        YIELD/
                                            BALANCES        AND FEES         COST
 Interest-bearing deposits
  in banks                                      $38             $3          7.89%

 Taxable Securities                          38,431          2,554          6.65%

 Nontaxable securities                        1,902            134          7.05%

 Federal funds sold                           1,798             67          3.73%

 Loans                                       21,881          2,190         10.01%
                                            -------         ------         -----
 Total earning assets                       $64,050         $4,948          7.73%
                                            =======         ======         =====
 Interest bearing
  liabilities
  Deposits                                  $54,059         $2,318          4.29%
                                            =======         ======         =====

Other Noninterest Income

    Other noninterest income decreased from $144 in 1993 to $(148) in 1994.
The primary contributing factor to the decrease in 1994 was the loss on sale of securities of $300 reported for 1994. Other noninterest income decreased by $22 or 13.25% in 1993 over that reported for 1992.

Other Noninterest Expense

    Other operating expense remained relatively stable for 1994 at $1,840, a .76% decrease from 1993 and a 4.80% increase over 1992.

Income Taxes

    The provision for income taxes decreased to $35 in 1994 from $190 in 1993 after increasing in 1993 from $189 in 1992. These changes reflected the changes in Income before applicable income taxes during the periods.

    Effective January 1, 1993, White County adopted ______________ Accounting Standards Board Statement No. 109, "Accounting for Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes. The adoption of FAS 109 had a cumulative effect on years prior to January 1, 19__, of $52 which is included in 1993 net income.

Summary of Loan Loss Experience

    The following table summarizes the loan loss experience for the years indicated.

                                                                  1994           1993             1992
                                                                  ----           ----             ----
                                                                        (Dollars In Thousands)
Allowance for loan losses:
  Balance at January 1                                             $572          $623             $501
                                                                    ---           ---              ---
  Add Provision for loan losses                                      --          (120)              --
  Add Recoveries                                                    193           325              359
                                                                    ---           ---              ---
                                                                    765           828              860

 Less Chargeoffs                                                     36           256              237
                                                                     --           ---              ---

Balance at December 31                                             $729          $572             $623
                                                                   ====          ====             ====

Ratios of net chargeoffs during the year to total loans            .70%          (.34%)           (.59%)
Ratio of provision to total loans                                    0%          (.60%)              0%
Ratio of year-end allowance to total loans                        3.23%          2.84%            3.03%

The Board of Directors of White County reviews the adequacy of its allowance for loan losses on a quarterly basis. In making its determination, the Board reviews past due loans and nonaccrual loans, and makes specific allocations for each of such loans. On an aggregate basis, the loan portfolio, less those loans for which a specific reserve has already been established, is subjected to a five-year average of the experience in the allowance for loan losses.

Nonperforming Assets

    Nonperforming assets consist of nonaccrual loans, restructured loans and other real estate held. Nonaccrual loans are loans on which interest recognition has been suspended because of doubts as to the borrower's ability to repay principal or interest. Loans are generally placed on nonaccrual status after becoming ninety days past due. Loans which are current, but for which serious doubt exists about repayment ability, may also be placed on nonaccrual status. Restructured loans are loans where the terms have been changed to provide reduction or deferral of principal or interest because of the borrower's financial position. Past due loans are accruing loans that are contractually past due ninety days or more as to interest or principal payments. The following summarizes the nonperforming assets as of December 31:


                        NONPERFORMING ASSETS AT YEAR END
                           (In Thousands of Dollars)


                                   1994             1993
                                   ----             ----
Nonaccrual                         $276             $229

Restructured                         89              146

90 Days Past Due                     72                5

________________________________________________________________

Total Nonperforming Loans           437              380

Other Real Estate Owned               9              178

________________________________________________________________

Total Nonperforming Assets         $446             $558
- -================================================================



                                 LEGAL OPINIONS

    Certain legal matters in connection with the Merger will be passed upon for NCBE by Werner & Blank Co., L.P.A., Toledo, Ohio and Statham, Johnson and McCray, Evansville, Indiana and for White County by Giffin, Winning, Cohen & Bodewes, P.C., Springfield, Illinois.


                                    EXPERTS

    The consolidated financial statements of NCBE as of December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994 incorporated in this Proxy Statement-Prospectus by reference from NCBE Annual Report on Form 10-K have been audited by McGladrey & Pullen LLP and Gaither, Koewler, Rohlfer, Luckett & Co. (now known as Gaither Rutherford & Co., "Gaither"), independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon report of such firm given upon their authority as experts in accounting and auditing. Gaither, was dismissed as NCBE's auditors on March 23, 1993. The Board of Directors of NCBE engaged McGladrey & Pullen as NCBE's auditors as of such date. There were no disagreements between NCBE and its former accountants with regards to any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

    The consolidated financial statements of White County at December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1993, included in this Proxy Statement-Prospectus have not been audited.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----


      Balance Sheets, December 31, 1994 and 1993                          F-2

      Statements of Income, Years Ended December 31, 1994,
       1993 and 1992                                                      F-3

      Statements of Changes in Stockholders' Equity, Years
       Ended December 31, 1994, 1993 and 1992                             F-4

      Statements of Cash Flows, Years Ended December 31, 1994,
       1993 and 1992                                                      F-5

      Notes to Financial Statements                                     F6 - F15

                               WHITE COUNTY BANK

                                CARMI, ILLINOIS

                                 BALANCE SHEETS

                           DECEMBER 31, 1994 AND 1993

                                   UNAUDITED

                                                                     DECEMBER 31,
                                                                   -----------------
                                                                   1994         1993
                                                                   ----         ----
               ASSETS

Cash and due from banks (Note 2)                                $ 2,336,407  $ 1,420,102

Investment securities (Note 3)                                           -    41,381,069

Securities held to maturity (Note 3)                             18,688,231           -

Securities available for sale (Note 3)                           17,696,494           -

Federal funds sold                                                2,550,000    1,800,000

Loans (Note 4)                                                   22,553,653   20,191,473
  Less:
    Unearned discount                                                 2,655       27,834
    Allowance for loan losses                                       728,507      571,746
                                                                -----------  -----------

      Loans, Net                                                $21,822,491  $19,591,893
                                                                -----------  -----------

Bank premises and equipment, net (Note 5)                       $   375,559  $   408,868

Deferred income taxes                                               163,232           -

Other assets                                                      1,047,035    1,142,881
                                                                -----------  -----------

      TOTAL ASSETS                                              $64,679,449  $65,744,813
                                                                ===========  ===========

   LIABILITIES AND STOCKHOLDERS' EQUITY

DEPOSITS:
  Non-interest bearing                                          $ 6,896,029  $ 6,253,611
  Interest-bearing (Note 7)                                      50,699,595   52,101,056
                                                                -----------  -----------

      TOTAL DEPOSITS                                            $57,595,624  $58,354,667

Other liabilities                                                   396,157      392,887
                                                                -----------  -----------

      TOTAL LIABILITIES                                         $57,991,781  $58,747,554
                                                                -----------  -----------

Commitments, contingencies and credit risk (Note 9)

STOCKHOLDERS' EQUITY
  Common stock, $100 par value; 9,600 shares authorized,
   issued and outstanding                                       $   960,000  $   960,000
  Surplus                                                         1,540,000    1,540,000
  Retained earnings                                               4,519,830    4,497,259
  Unrealized (loss) on securities available for sale, net          (332,162)          -
                                                                -----------  -----------

      TOTAL STOCKHOLDERS' EQUITY                                $ 6,687,668  $ 6,997,259
                                                                -----------  -----------

      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                $64,679,449  $65,744,813
                                                                ===========  ===========


See Notes to Financial Statements.

                               WHITE COUNTY BANK

                                CARMI, ILLINOIS

                              STATEMENTS OF INCOME

                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                   UNAUDITED

                                                               DECEMBER 31,
                                                      ------------------------------
                                                      1994         1993         1992
                                                      ----         ----         ----
INTEREST INCOME:
  Interest and fees on loans                       $ 1,803,758  $ 1,821,652  $ 2,189,974
  Interest on deposits with financial
    institutions                                            -            -         3,000
  Interest on securities:
    Taxable                                          2,147,935    2,343,770    2,553,838
    Exempt from Federal income tax                      64,769       73,295      133,984
  Interest on Federal funds sold                        48,784       45,426       67,036
                                                   -----------  -----------  -----------

      TOTAL INTEREST INCOME                        $ 4,065,246  $ 4,284,143  $ 4,947,832

INTEREST EXPENSE:
  Interest on deposits                               1,827,577    1,841,477    2,318,276
                                                   -----------  -----------  -----------

      NET INTEREST INCOME                          $ 2,237,669  $ 2,442,666  $ 2,629,556

Provision for loan losses (Note 4)                          -      (120,000)          -
                                                   -----------  -----------  -----------

      NET INTEREST INCOME AFTER PROVISION
       FOR LOAN LOSSES                             $ 2,237,669  $ 2,562,666  $ 2,629,556
                                                   -----------  -----------  -----------

OTHER INCOME:
  Service charges on deposit accounts              $    73,672  $    62,476  $    77,037
  Trust income                                           6,002        3,286       10,193
  Gain (loss) on sale of investment securities
   (Note 3)                                           (299,970)      25,307        3,819
  Other income                                          72,480       53,392       75,198
                                                   -----------  -----------  -----------

      TOTAL OTHER INCOME                           $  (147,816) $   144,461  $   166,247
                                                   -----------  -----------  -----------

OTHER EXPENSE:
  Salaries and employee benefits                   $ 1,168,493  $ 1,172,907  $ 1,100,594
  Occupancy expense                                    190,399      195,023      167,802
  Other expense                                        481,493      486,437      500,437
                                                   -----------  -----------  -----------

      TOTAL OTHER EXPENSE                          $ 1,840,385  $ 1,854,367  $ 1,768,833
                                                   -----------  -----------  -----------

      INCOME BEFORE INCOME TAX EXPENSE             $   249,468  $   852,760  $ 1,026,970

Income tax expense (Note 6)                             34,897      241,764      189,095
                                                   -----------  -----------  -----------

INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN
 ACCOUNTING PRINCIPLE                              $   214,571  $   610,996  $   837,875

Cumulative Effect on Prior Years of Changing to
 a Different Method of Accounting for Income
 Taxes (Note 6)                                             -        52,200           -
                                                   -----------  -----------  -----------

NET INCOME                                         $   214,571  $   663,196  $   837,875
                                                   ===========  ===========  ===========

NET INCOME PER SHARE                               $     22.35  $     69.08  $     87.28
                                                   ===========  ===========  ===========

See Notes to Financial Statements.

                               WHITE COUNTY BANK

                                CARMI, ILLINOIS

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                   UNAUDITED

                                                                                   NET
                                                                                UNREALIZED
                                                                                (LOSS) ON
                                                                                SECURITIES
                                            COMMON                RETAINED    AVAILABLE FOR
                                            STOCK      SURPLUS    EARNINGS        SALE           TOTAL
                                            ------     -------    --------    -------------      -----
BALANCE, DECEMBER 31, 1991                 $960,000  $1,540,000  $3,351,388    $       -      $5,851,388

Net income                                                          837,875            -         837,875

Cash dividends declared ($17
 per share)                                                        (163,200)           -        (163,200)
                                           --------  ----------  ----------    ----------     ----------

BALANCE, DECEMBER 31, 1992                 $960,000  $1,540,000  $4,026,063    $       -      $6,526,063

Net income                                                          663,196            -         663,196

Cash dividends declared ($20
 per share)                                                        (192,000)           -        (192,000)
                                           --------  ----------  ----------    ----------     ----------

BALANCE, DECEMBER 31, 1993                 $960,000  $1,540,000  $4,497,259    $       -      $6,997,259

Effect of change in accounting
 principle (Note 3)                                                      -        113,860        113,860

Net income                                                          214,571            -         214,571

Cash dividends declared ($20
 per share)                                                        (192,000)           -        (192,000)

Change in unrealized (loss) on
 securities available for sale,
 net of deferred tax                                                     -       (446,022)      (446,022)
                                           --------  ----------  ----------    ----------     ----------

BALANCE, DECEMBER 31, 1994                 $960,000  $1,540,000  $4,519,830    $ (332,162)    $6,687,668
                                           ========  ==========  ==========    ==========     ==========



See Notes to Financial Statements.

                               WHITE COUNTY BANK

                                CARMI, ILLINOIS

                            STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                   UNAUDITED


                                                                            DECEMBER 31,
                                                                  --------------------------------
                                                                  1994          1993          1992
                                                                  ----          ----          ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Interest received                                          $  4,102,984  $  4,448,501  $  5,156,424
  Cash paid to suppliers and employees                         (1,760,587)   (1,783,012)   (1,656,934)
  Other income received                                           151,475       115,238       174,906
  Income taxes paid                                              (156,707)     (291,511)      (85,405)
  Interest paid on deposits                                    (1,812,053)   (1,903,684)   (2,469,952)
                                                             ------------  ------------  ------------

      NET CASH PROVIDED BY OPERATING ACTIVITIES              $    525,112  $    585,532  $  1,119,039
                                                             ------------  ------------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of other real estate and assets         $    175,852  $    120,777  $    114,602
  Proceeds from maturities of investments                              -     13,847,496    18,407,289
  Proceeds from maturities of held to maturity investments     14,616,177            -             -
  Proceeds from maturities of available for sale investments      516,126            -             -
  Proceeds from sales of investments                                   -      7,318,380       880,831
  Proceeds from sale of available for sale investments          9,670,160            -             -
  Purchase of investments                                              -    (20,520,629)  (23,473,829)
  Purchase of held to maturity investments                    (18,099,047)           -             -
  Purchase of available for sale investments                   (2,504,559)           -             -
  Net (increase) decrease in loans                             (2,230,598)      369,290     2,107,220
  Purchase of equipment                                           (51,875)      (82,820)      (52,660)
                                                             ------------  ------------  ------------

      NET CASH PROVIDED (USED) IN INVESTING ACTIVITIES       $  2,092,236  $  1,052,494  $ (2,016,547)
                                                             ------------  ------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in demand and savings deposits     $ (1,351,300) $    667,749  $  2,149,182
  Net increase (decrease) in time deposits                        592,257    (2,038,264)   (2,991,481)
  Dividends paid                                                 (192,000)     (192,000)     (163,200)
                                                             ------------  ------------  ------------

      NET CASH PROVIDED (USED) IN FINANCING ACTIVITIES       $   (951,043) $ (1,562,515) $ (1,005,499)
                                                             ------------  ------------  ------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS         $  1,666,305  $     75,511  $ (1,903,007)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                  3,220,102     3,144,591     5,047,598
                                                             ------------  ------------  ------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                     $  4,886,407  $  3,220,102  $  3,144,591
                                                             ============  ============  ============

RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY
 OPERATING ACTIVITIES

NET INCOME                                                   $    214,571  $    663,196  $    837,875

ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH
 PROVIDED BY OPERATING ACTIVITIES:
   Depreciation                                                    79,184        73,708        67,288
   Provision for loan loss                                             -       (120,000)           -
   Amortization and accretion of securities                        (5,758)       (2,505)       15,024
   (Gains) losses on disposal of assets                           299,291       (29,223)       17,659
   (Increase) decrease in other assets                             97,786       134,774       192,066
   Increase (decrease) in other liabilities                        26,070      (157,218)      (10,873)
   Increase (decrease) in deferred tax                           (186,032)       22,800            -
                                                             ------------  ------------  ------------

      TOTAL ADJUSTMENTS                                      $    310,541  $    (77,664) $    281,164
                                                             ------------  ------------  ------------

NET CASH PROVIDED BY OPERATING ACTIVITIES                    $    525,112  $    585,532  $  1,119,039
                                                             ============  ============  ============

SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
  Other real estate acquired in settlement of loans          $     12,439  $    277,702  $    156,840
  Unrealized loss on securities available for sale                503,276            -             -
  Deferred tax on unrealized loss on securities
   available for sale                                            (171,114)           -             -



See Notes to Financial Statements.
                                                                           F-5

                               WHITE COUNTY BANK

                                CARMI, ILLINOIS

                         NOTES TO FINANCIAL STATEMENTS

                                   UNAUDITED


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The accounting policies followed by White County Bank and the methods of applying those principles conform with generally accepted accounting principles and with general practice in the banking industry. A description of the significant accounting policies follows:

           TRUST ASSETS

           Assets held by the Bank's trust department as a fiduciary, other than trust cash on deposit at the Bank, are not included in these financial statements because they are not assets of the Bank.

           SECURITIES HELD TO MATURITY

           Securities classified as held to maturity are those debt securities the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives.

           SECURITIES AVAILABLE FOR SALE

           Securities classified as available for sale are those marketable equity securities and debt securities that the Bank intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. The difference between fair value and amortized cost, cost adjusted for amortization of premium and accretion of discounts, computed by the interest method over their contractual lives, results in an unrealized gain or loss.
           Unrealized gains or losses are reported as increases or decreases in stockholders' equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

           LOANS

           Unearned discount on installment loans is recognized as interest income over the terms of the loans using the interest method. Interest on other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

           The Bank's policy is to discontinue the accrual of interest income on any loan when, in the opinion of management, there is reasonable doubt as to the timely collectibility of interest or principal. Interest income on these loans is recognized to the extent interest payments are received and the principal is considered fully collectible.

                               WHITE COUNTY BANK

                                CARMI, ILLINOIS

                         NOTES TO FINANCIAL STATEMENTS

                                   UNAUDITED


           ALLOWANCE FOR LOAN LOSSES

           The allowance for loan losses is increased through a provision for loan losses charged to operating expense and is reduced by net loan charge-offs. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb losses inherent in existing loans that may become uncollectible, based on evaluations of their collectibility and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, loan concentration, review of specific problem loans and current economic conditions that may affect the borrowers' ability to repay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses, and may require the Bank to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

           OTHER REAL ESTATE OWNED

           Other real estate owned represents real estate acquired through foreclosure or receipt of deed in lieu of foreclosure.

           These properties are initially recorded at the fair value of the property at the date of foreclosure. Based on periodic evaluations by management, carrying value is reduced to current estimated fair value.

           PREMISES AND EQUIPMENT

           Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets.

           INCOME TAXES

           Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

                               WHITE COUNTY BANK

                                CARMI, ILLINOIS

                         NOTES TO FINANCIAL STATEMENTS

                                   UNAUDITED


           CASH FLOWS

           For purposes of reporting cash flows, cash equivalents are considered to consist of cash and due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

           EARNINGS PER SHARE

           Earnings per share are calculated on the basis of the weighted average number of shares of common stock outstanding during the year.

           FAIR VALUE DISCLOSURES

           Financial Accounting Board Statement No. 107 (FAS 107), "Disclosures About Fair Value of Financial Instruments," requires disclosures of fair value information about financial instruments, whether or not recognized in the balance sheet for which it is practicable to estimate that value. FAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. The Bank will be required to adopt FAS 107 for the year ending December 31, 1995.

           ACCOUNTING BY CREDITORS FOR THE IMPAIRMENT OF A LOAN

           Financial Accounting Standards Board Statement No. 114 (FAS 114), Accounting by Creditors for the Impairment of a Loan, as amended by FAS 118, defines a loan as impaired if, based on current information and events, it is probable that the Bank will not be able to collect all amounts (principal and interest) due in accordance with the terms of the agreement. The statement requires financial institutions to take into account the expected loss of interest income when valuing nonperforming loans. When a loan is considered impaired, this rule involves the discounting of a loan's future cash flows by using the loan's contractual interest rate adjusted for any deferred loan fees or costs, premiums or discounts. The Bank will be required to adopt FAS 114, as amended, for the year ending December 31, 1995.

           Management believes the adoption of FAS 114, as amended, will not have a material impact on the accompanying financial statements.

           DISCLOSURES ABOUT DERIVATIVE FINANCIAL INSTRUMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS

           In October, 1994, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 119 (FAS 119), Disclosures about Derivative Financial Instruments and Fair Value of Financial Instruments. This Statement requires disclosures about the amounts, nature and terms of derivative financial instruments that are not subject to Statement 105, Disclosures of Information about Financial Instruments and Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, because they do not

                               WHITE COUNTY BANK

                                CARMI, ILLINOIS

                         NOTES TO FINANCIAL STATEMENTS

                                   UNAUDITED


           result in off-balance-sheet risk of accounting loss. It requires that a distinction be made between financial instruments held or issued for trading purposes (including dealing and other trading activities measured at fair value with gains and losses recognized in earnings) and financial instruments held or issued for purposes other than trading.

           FAS 119 is effective for financial statements issued for fiscal years ending after December 15, 1994, except for entities with less than $150 million in total assets. For those entities, FAS 119 is effective for financial statements issued for fiscal years ending after December 15, 1995. The Bank will be required to adopt FAS 119, for the year ending December 31, 1995.

           The Bank believes the adoption of FAS 119 will have no impact on the accompanying financial statements.

NOTE 2.  CASH AND DUE FROM BANKS

         Aggregate cash and due from bank balances of $1,420,102 and $2,336,407 as of December 31, 1993 and December 31, 1994, respectively, were maintained in satisfaction of Statutory Reserve Requirements of The Federal Reserve Bank.

NOTE 3.  SECURITIES

         Effective January 1, 1994, the Bank adopted Financial Accounting Standards No. 115 (FASB 115) "Accounting for Investments in Certain Debt and Equity Securities." The adoption of FASB 115 had the effect of increasing stockholders equity by $113,860, net of the related deferred tax effect of $58,655. Previously the Bank's securities were accounted for in a manner similar to securities held to maturity.

         The amortized cost and fair values of securities are as follows:

                                                              Held to Maturity
                                                              December 31, 1994
                                              ------------------------------------------------
                                                                         Gross        Gross
                                              Amortized      Fair      Unrealized   Unrealized
                                                Cost         Value        Gain        Loss
                                              ---------   -----------  ----------   ----------
U. S. Government and agency securities       $15,552,011  $14,883,000  $    6,421   $  675,432

Obligations of states and
 political subdivisions                        1,139,661    1,076,000       6,351       70,012

Collateralized mortgage obligations            1,996,559    1,875,000          -       121,559
                                             -----------  -----------  ----------   ----------

                                             $18,688,231  $17,834,000  $   12,772   $  867,003
                                             ===========  ===========  ==========   ==========

                               WHITE COUNTY BANK

                                CARMI, ILLINOIS

                         NOTES TO FINANCIAL STATEMENTS

                                   UNAUDITED


                                                              Available for Sale
                                                              December 31, 1994
                                              ------------------------------------------------
                                                                         Gross        Gross
                                              Amortized      Fair      Unrealized   Unrealized
                                                Cost         Value        Gain        Loss
                                              ---------   -----------  ----------   ----------
U. S. Government and agency securities       $15,512,056  $15,124,240  $    1,886   $  389,702

Collateralized mortgage obligations            2,620,213    2,504,754       1,120      116,579
                                             -----------  -----------  ----------   ----------

      Total Debt Securities                  $18,132,269  $17,628,994  $    3,006   $  506,281

Equity securities                                 67,500       67,500          -            -
                                             -----------  -----------  ----------   ----------

                                             $18,199,769  $17,696,494  $    3,006   $  506,281
                                             ===========  ===========  ==========   ==========


The amortized cost and fair value of investment securities are as follows:

                                                              December 31, 1993
                                              ------------------------------------------------
                                                                         Gross        Gross
                                              Amortized      Fair      Unrealized   Unrealized
                                                Cost         Value        Gain        Loss
                                              ---------   -----------  ----------   ----------
U. S. Government and agency securities        $34,637,045  $35,022,000  $  400,960  $   16,005

Obligations of states and
 political subdivisions                         1,037,462    1,060,000      22,538          -

Collateralized mortgage obligations             5,640,062    5,645,000      23,552      18,614
                                              -----------  -----------  ----------  ----------

      Total Debt Securities                   $41,314,569  $41,727,000  $  447,050  $   34,619

Equity securities                                  66,500       66,500          -           -
                                              -----------  -----------  ----------  ----------

                                              $41,381,069  $41,793,500  $  447,050  $   34,619
                                              ===========  ===========  ==========  ==========


Securities gains and (losses) can be summarized as follows:

                                                  1994         1993        1992
                                                  ----         ----        ----
Gross realized gains                          $    10,529  $    48,896  $    3,819
Gross realized losses                            (310,499)     (23,589)         -
                                              -----------  -----------  ----------

      Total                                   $  (299,970) $    25,307  $    3,819
                                              ===========  ===========  ==========


Securities pledged to secure public deposits and trust deposits are as follows:

                                    Amortized
                                      Cost      Fair Value
                                    ---------   -----------
    December 31, 1994              $7,025,000    $6,673,700
    December 31, 1993               3,549,000     3,588,300

The amortized cost and fair value of debt securities at December 31, 1994 by contractual maturity are as follows:

                                                   Held to Maturity
                                               ------------------------
                                               Amortized
                                                  Cost      Fair Value
                                               ---------    -----------
Due in one year or less                       $ 3,048,780   $ 2,896,340
Due after one year through five years          12,414,400    11,793,600
Due after five years                            3,225,051     3,144,060
                                              -----------   -----------
                                              $18,688,231   $17,834,000
                                              ===========   ===========

                               WHITE COUNTY BANK

                                CARMI, ILLINOIS

                         NOTES TO FINANCIAL STATEMENTS

                                   UNAUDITED

                                                  Available for Sale
                                               ------------------------
                                               Amortized
                                                  Cost      Fair Value
                                               ---------    -----------
Due in one year or less                       $ 3,017,100   $ 2,929,220
Due after one year through five years          12,285,400    11,927,600
Due after five years                            2,829,769     2,772,174
                                              -----------   -----------
                                              $18,132,269   $17,628,994
                                              ===========   ===========

The maturity distribution tables exclude equity securities which have no stated maturities.

NOTE 4.  MAJOR CLASSIFICATIONS OF LOANS ARE AS FOLLOWS:

                             December 31,  December 31,
                                 1994          1993
                             ------------  ------------
Commercial                   $ 3,631,210   $ 3,295,115
Real estate:
  Commercial                     668,425       525,223
  Agricultural                 4,163,315     3,864,421
  Residential                  6,233,103     5,408,302
                             -----------   -----------
                             $14,696,053   $13,093,061
Agricultural                   5,148,467     4,569,220
Personal                         615,916       767,886
Overdrafts                        16,130        11,419
Installments                   2,077,087     1,749,887
                             -----------   -----------

                             $22,553,653   $20,191,473
Unearned discount                  2,655        27,834
                             -----------   -----------

                             $22,550,998   $20,163,639
Allowance for loan losses        728,507       571,746
                             -----------   -----------

      Loans, net             $21,822,491   $19,591,893
                             ===========   ===========

Nonaccrual loans at December 31, 1994 and 1993, totaled $276,000, and $229,000, respectively.

In the normal course of business, the Bank makes loans to certain officers, employees and directors of the Bank, and certain corporations and individuals related to such persons. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties and did not involve more than the normal risk of collectibility. The balance of these loans at December 31, 1994 and December 31, 1993, were $235,090 and $235,129, respectively.

                               WHITE COUNTY BANK

                                CARMI, ILLINOIS

                         NOTES TO FINANCIAL STATEMENTS

                                   UNAUDITED


The changes in the allowance for loan losses for the periods ended December 31, 1994, 1993, and 1992, were as follows:

                                  December 31,  December 31,  December 31,
                                      1994          1993          1992
                                  ------------  ------------  ------------
Balance - Beginning of Year        $  571,746    $  623,168    $  501,438

Provision for loan losses                  -       (120,000)           -
Recoveries of loans previously
 charged off                          192,493       325,023       358,957
                                   ----------    ----------    ----------

                                   $  764,239    $  828,191    $  860,395
Loans charged off                     (35,732)     (256,445)     (237,227)
                                   ----------    ----------    ----------

Balance - End of Year              $  728,507    $  571,746    $  623,168
                                   ==========    ==========    ==========


NOTE 5.  BANKING PREMISES AND EQUIPMENT

Major classifications of these assets are summarized as follows:

                                  December 31,  December 31,
                                      1994          1993
                                  ------------  ------------
Land                               $   64,500    $   64,500
Banking premises                      483,288       450,125
Furniture, fixtures and equipment     898,335       900,723
                                   ----------    ----------
                                   $1,446,123    $1,415,348
Accumulated depreciation            1,070,564     1,006,480
                                   ----------    ----------

                                   $  375,559    $  408,868
                                   ==========    ==========

Amounts charged to expense for depreciation aggregated $79,184, $73,708, and $67,288 for the years ended December 31, 1994, 1993 and 1992, respectively.

NOTE 6.  INCOME TAXES

The components of income tax expense follows:

                                                Years Ended
                                                December 31,
                                  ----------------------------------------
                                      1994          1993          1992
                                  ------------  ------------  ------------
Federal:
  Current                          $   49,815    $  218,964    $  189,095
  Deferred                            (14,918)       22,800            -
                                   ----------    ----------    ----------

      Total                        $   34,897    $  241,764    $  189,095
                                   ==========    ==========    ==========

                               WHITE COUNTY BANK

                                CARMI, ILLINOIS

                         NOTES TO FINANCIAL STATEMENTS

                                   UNAUDITED


The Bank's income tax expense differed from the statutory federal rate of 34% as follows:

                                                Years Ended
                                                December 31,
                                  ----------------------------------------
                                      1994          1993          1992
                                  ------------  ------------  ------------
Expected income taxes              $   84,819    $  289,938    $  349,170
Income tax effect of:
  Tax-exempt interest                 (25,136)      (25,360)      (41,007)
  Other                               (24,786)      (22,814)     (119,068)
                                   ----------    ----------    ----------
                                   $   34,897    $  241,764    $  189,095
                                   ==========    ==========    ==========

The net deferred tax asset in the accompanying balance sheet includes the following amounts of deferred tax assets and liabilities:

                                             December 31,
                                      -------------------------
                                          1994          1993
                                      ------------  -----------
Deferred tax liability                $   (7,882)   $  (22,800)
Deferred tax asset                       171,114            -
                                      ----------    ----------

Net deferred tax asset (liability)    $  163,232    $  (22,800)
                                      ==========    ==========

The tax effects of principal temporary differences are shown in the following table:

                                          December 31,
                                   -------------------------
                                       1994          1993
                                   ------------  -----------
Securities                         $  171,114    $       -
Allowance for loan losses                 (40)      (29,001)
Premises and equipment basis           (8,049)       (5,880)
Interest on nonaccrual loans            1,425         4,046
Other                                  (1,218)        8,035
                                   ----------    ----------

                                   $  163,232    $  (22,800)
                                   ==========    ==========

The adoption of FAS 109 "Accounting for Income Taxes," as of January 1, 1993, had the effect of a decrease of $75,000 on net income reported in 1993 before the cumulative effect of the change in accounting principle. The cumulative effect of the accounting change on years prior to January 1, 1993, of $52,200 is included in 1993 net income.

                               WHITE COUNTY BANK

                                CARMI, ILLINOIS

                         NOTES TO FINANCIAL STATEMENTS

                                   UNAUDITED


NOTE 7.  INTEREST-BEARING DEPOSITS

Interest-bearing deposits at December 31, 1994 and December 31, 1993, consisted of the following:

                                       December 31,  December 31,
                                           1994          1993
                                       ------------  ------------
Interest-bearing transaction accounts   $14,605,998   $17,035,441
Savings accounts                          4,335,817     3,900,092
Time deposits:
  Less than $100,000                     27,173,780    27,096,523
  $100,000 or more                        4,584,000     4,069,000
                                        -----------   -----------

                                        $50,699,595   $52,101,056
                                        ===========   ===========

NOTE 8.  EMPLOYEE STOCK OWNERSHIP PLAN

The White County Bank Employees' Stock Ownership Plan (the "Plan") covers all full-time employees who have completed 1,000 hours of service and have attained the minimum age of twenty-one years. Vesting in the Plan is based on years of continuous service. A participant is 100 percent vested after seven years of credited service.

The Plan operates as a leveraged employee stock ownership plan. The Plan owns 2,194 shares of the Company's common stock. These shares are held in trust and are allocated to participant's accounts annually. At December 31, 1994, 1409.0025 shares were allocated to Plan participants. Principal payments are required to be made annually through March, 2000, and interest payments are required to be paid quarterly. The loan, with an outstanding balance of $395,868, bears interest at 90% of prime, an effective rate of 7.65% as of December 31, 1994.

Company contributions, when aggregated with the Plan's dividend and interest earnings, are, at a minimum, equal to the amount required by the Plan to pay the principal and interest on the loan, plus the sum required to purchase allocated shares from terminated participants. The Company expenses all cash contributions made to the Plan. Employer contributions are determined by the board of directors and were $124,100, $123,510, and $115,621 for the years ended December 31, 1994, 1993 and 1992, respectively.

NOTE 9.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Bank is, in the normal course of business, a party to certain off-balance-sheet financial instruments with inherent credit risk. These instruments, which include commitments to extend credit and standby letters of credit, are used by the Bank to meet the financing needs of its customers. These instruments involve, to varying degrees, credit risk in excess of the amount recognized in the Bank's balance sheet.

Financial instruments with off-balance-sheet credit risk for which the contract amounts represent potential risk were as follows:

                                        December 31,  December 31,
                                            1994          1993
                                        ------------  ------------
Commitments to extend credit             $  582,000    $  185,000
                                         ==========    ==========

Standby letters of credit                $   15,000    $   10,000
                                         ==========    ==========

                               WHITE COUNTY BANK

                                CARMI, ILLINOIS

                         NOTES TO FINANCIAL STATEMENTS

                                   UNAUDITED


The Bank's maximum exposure to credit loss under commitments to extend credit and standby letters of credit is the equivalent of the contractual amount of those instruments. The same credit policies are used by the Bank in granting commitments and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit are legally binding agreements to lend to a borrower as long as the borrower performs in accordance with the terms of the contract. Commitments generally have fixed expiration dates or other termination clauses. As many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. Included in commitments are the unused portions of lines of credit.

Standby letters of credit are commitments issued by the Bank to guarantee specific performance of a customer to a third party.

Collateral may be required for both commitments to extend credit and standby letters of credit. The amount of collateral obtained, if deemed necessary in accordance with the normal credit evaluation process is based upon the creditworthiness of the customer and the credit risk associated with the particular transaction. Collateral held varies, but may include commercial real estate, accounts receivable, inventory, and equipment.

NOTE 10.  COMMITMENTS

On December 12, 1994, the Bank entered into a definitive agreement to be acquired by the National City Bancshares, Inc., Evansville, Indiana, subject to regulatory approval and the shareholders of White County Bank, Carmi, Illinois, the Bank will exchange all of its outstanding shares for 264,000 shares of National City Bancshares, Inc., Evansville, Indiana.

                      AGREEMENT AND PLAN OF REORGANIZATION
    This is an AGREEMENT dated December 12, 1994, between National City Bancshares, Inc. (hereinafter called "NCBE") and White County Bank (hereinafter called "White County").
                                  WITNESSETH:
    NCBE is a corporation duly organized under the laws of the State of Indiana. Its principal office is located at 227 Main Street, Evansville, Vanderburgh County, Indiana. As of June 30, 1994, NCBE had authorized capital stock consisting of 5,000,000 shares of common stock, par value $3.33 1/3 per share, ("NCBE Common Stock") of which a total of 3,693,254 shares were issued and outstanding and none were shares of treasury stock owned by NCBE. NCBE owns all of the outstanding capital stock of The National City Bank of Evansville, Evansville, Indiana; Poole Deposit Bank, Poole, Kentucky; The Peoples National Bank of Grayville, Grayville, Illinois; The Farmers and Merchants Bank, Fort Branch, Indiana; Farmers State Bank, Sturgis, Kentucky; Lincolnland Bank, Dale, Indiana; The State Bank of Washington, Washington, Indiana; The Spurgeon State Bank, Spurgeon, Indiana; Pike County Bank, Petersburg, Indiana; The Bank of Mitchell (hereinafter referred to as "NCBE Banks"); and NCBE Leasing Corp.
    White County is an Illinois state banking corporation duly organized under the laws of the State of Illinois. Its principal office is located at 215 E. Main Street, Carmi, Illinois 61821. As of June 30, 1994, White County had authorized capital stock consisting of 9,600 authorized shares of common stock, $100 par value per share ("White County Common Stock"), of which 9,600 shares were issued and outstanding and none were shares of treasury stock owned by White County.
    At least a majority of the entire Board of Directors of NCBE and at least a majority of the entire Board of Directors of White County, respectively, have approved the entering into of this Agreement and have authorized the execution and delivery of this Agreement. The Boards of Directors of NCBE and White County have determined that it is in the best interests of their respective corporations and Stockholders that White County become a wholly owned subsidiary corporation of NCBE. After the execution of this Agreement, NCBE will undertake to cause the formation of a new banking corporation to be organized under the laws of the State of Illinois ("New Bank"), and thereafter NCBE and White County will cause, subject to the terms and conditions set forth in this Agreement, the merger of White County and the New Bank, in accordance with the terms set forth in the Merger Agreement attached hereto and designated Appendix A (the "Merger Agreement"). From and after the time the merger of White County and New Bank shall become effective, the "Merger" and as and when required by this Agreement and the Merger Agreement, NCBE will issue shares of NCBE Common Stock in exchange for all of the issued and outstanding shares of White County Common Stock.

        In consideration of mutual covenants and premises herein contained, NCBE and White County hereby make this Agreement and prescribe the terms and conditions of the Merger and the mode of carrying the Merger into effect as follows:

    1. Formation of New Bank. As soon as practicable after the date hereof, NCBE shall commence formation of the New Bank, all of the outstanding shares of which will be acquired by NCBE prior to the merger of White County and the New Bank. NCBE will proceed with formation of the New Bank with due diligence. The New Bank will merge with White County pursuant to the Merger Agreement. Upon consummation of the Merger, Stockholders of White County will be entitled to receive as consideration for their shares of White County shares of NCBE in accordance with the provisions regarding the exchange of shares set forth in the Merger Agreement.

    2. The Merger Agreement. Promptly following the commencement of the corporate existence of the New Bank, White County and NCBE shall enter into, and NCBE shall cause the New Bank to enter into, the Merger Agreement.


    3. Discussions with Others. White County or its officers, directors or agents will not solicit inquiries or proposals or initiate any discussions or negotiations leading to any acquisition or purchase of all or a substantial portion of the assets or stock of White County or any merger or consolidation of White County with any third party without the prior written consent from NCBE, so long as this Agreement is pending.

4. Undertakings of the Parties. NCBE and White County further agree as follows:
         (a) This Agreement and the Merger Agreement shall be submitted to the Stockholders of White County for approval and adoption at a special meeting of Stockholders to be called and held in accordance with law and the Articles of Incorporation and Bylaws of White County.
         (b) NCBE and White County will cooperate in the preparation by NCBE of the application to the Board of Governors of the Federal Reserve System (the "Board") under the appropriate provisions of Section 3 of the Bank Holding Company Act of 1956, as amended, and to any other state or federal regulatory agency which may be required to facilitate the Merger. NCBE and White County will cooperate in the preparation of proxy and registration statements under the federal and state securities laws so as to facilitate the exchange of shares as contemplated by this Agreement and the Merger Agreement.
         (c) Each party will assume and pay all of its fees and expenses incurred by it incident to the negotiation, preparation and execution of this Agreement, obtaining of the requisite regulatory and shareholder consents and approvals and all other acts incidental to, contemplated by or in pursuance of this Agreement. NCBE shall promptly prepare and file at no expense to White County: (i) any and all required regulatory applications necessary in connection with the transactions contemplated by this Agreement; and (ii) an S-4 Registration Statement to be filed with the Securities and Exchange Commission to register the shares of NCBE Common Stock to be issued in connection with the transactions contemplated by this Agreement. Such registration statement will not cover resale's by any persons who may be considered "underwriters" under Rule 145(c) of the Securities Act of 1933, as amended (the "1933 Act"). NCBE will also take any action required to be taken under any applicable state securities or "Blue Sky" laws in connection with the Merger.
         (d) All information furnished by one party to another party in connection with this Agreement and the transactions contemplated hereby will be kept confidential by such other party and will be used only in connection with this Agreement and the transactions contemplated hereby, except to the extent that such information: (i) is already known to such other party when received; (ii) thereafter becomes lawfully obtainable from other sources; or (iii) is required to be disclosed in any document filed with the Securities and Exchange Commission, the Board, or any other governmental agency or authority. In the event that this Agreement is terminated, each party will return to the other party or destroy any documents received by it from the other party that contain any such confidential information.
         (e) After (i) receipt of the Board's prior approval of NCBE's acquisition of White County; (ii) the approval of the Stockholders of White County; and (iii) the regulatory waiting period(s) have expired, NCBE shall designate the date as of which NCBE desires the Merger to become effective and the time the Merger shall become effective shall occur at the time and on the date so designated. However, any date so specified shall not be later than either (a) the first of the month immediately following the month in which the last of the events described above (i-iii) occurs if said event occurs before the twenty-first day of such month or (b) the first day of the second month immediately following such month if the last of the events described above occurs after the twentieth day of such month.
         (f) Subject to the terms and conditions of this Agreement, NCBE and White County each agree that, subject to applicable laws and to the fiduciary duties of its

                 Directors, each will promptly take or cause to be taken all action, and promptly do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger and other transactions contemplated by this Agreement.
         (g) As soon as practicable following the time the Merger shall become effective, employees of White County shall be entitled to participate in all employee benefit plans of NCBE. For purposes of eligibility and vesting in the NCBE Employees' Savings and Profit Sharing Plan, employees of White County will be given credit for their years of service as employees of White County. For purposes of the NCBE Employees' Plan for Pensions will be subject to all eligibility and vesting provisions of such plan, including years of service, without credit for service as an employee of White County.
         (h) White County shall, prior to the time the Merger shall become effective, take such actions as shall be necessary or desirable to cause the White County Employee Stock Ownership Plan (the "ESOP") to be terminated at or after the effective date of Merger.
         (i) NCBE undertakes to cause, immediately after the effective date of the Merger, the continuance as Directors of White County, all those persons serving as Directors immediately prior to the effective time of the Merger, plus one additional person to be named by NCBE will be added to the Board of Directors of White County.
         (j) NCBE will maintain "current public information" within the meaning of Rule 144 for three (3) years following the effective date.


5. Dissenting Stockholders. Holders of White County Common Stock who do not vote their shares in favor of the Merger and otherwise comply in all respects to perfect dissenters' rights, will be entitled to dissenters' or appraisal rights, if any, pursuant to and solely upon strict compliance with, the applicable provisions of Illinois law.

6. Tax Opinion. NCBE and White County, for the benefit of their Stockholders shall obtain a written opinion of NCBE's counsel, Werner & Blank Co., L.P.A., to the effect that:

         (a) The statutory merger of New Bank with and into White County will constitute a reorganization within the meaning of Section 368(a)(1)(A) and (a)(2)(E) of the Internal Revenue Code;
         (b) No gain or loss will be recognized by White County or NCBE as a consequence of the transactions herein contemplated;
         (c) No gain or loss will be recognized by the Stockholders of White County on the exchange of their shares of White County Common Stock for shares of NCBE Common Stock (disregarding for this purpose any cash received for fractional share interests to which they may be entitled);
         (d) The federal income tax basis of the NCBE Common Stock received by the Stockholders of White County for their shares of White County Common Stock will be the same as the federal income tax basis of the White County Common Stock surrendered in exchange therefor; and
         (e) The holding period of the NCBE Common Stock received by a shareholder of White County for shares of White County Common Stock will include the period for which the White County Common Stock exchanged therefor was held, provided the exchanged White County Common Stock was held as a capital asset by such shareholder on the date of the exchange.
7. Representations and Warranties of NCBE. NCBE represents and warrants to White County as follows:

         (a) NCBE is a corporation duly organized and validly existing under the laws of the State of Indiana, is a registered bank holding company under the Bank Holding

                 Company Act of 1956, as amended, and is qualified to do business in the State of Indiana, together with all other jurisdictions where it is both required to so qualify and the failure to so qualify would have material and adverse consequences to NCBE. NCBE has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to engage in the businesses and activities now conducted by it. As of June 30, 1994, the authorized capital stock of NCBE consisted of 5,000,000 shares of common stock, par value $3.33 1/3 per share of which a total of 3,693,254 shares were issued and outstanding and no shares were held by NCBE as treasury stock. All of said shares of capital stock are fully paid and nonassessable and are not issued in violation of the preemptive rights of any shareholder.

         (b) NCBE has furnished to White County copies of the following financial statements relating to NCBE and its consolidated subsidiaries: (i) the audited Consolidated Balance Sheets of NCBE as of December 31, 1993, and 1992, and the Consolidated Statements of Income, Stockholders' Equity and Statements of Cash Flows for the three years ended December 31, 1993, 1992 and 1991, together with the notes thereto; and (ii) the unaudited Consolidated Balance Sheet of NCBE as of June 30, 1994, and the unaudited Consolidated Statements of Income and Stockholders' equity for the period then ended. Each of the aforementioned financial statements was prepared in accordance with Generally Accepted Accounting Principles, consistently applied and is true and correct in all material respects and together present fairly the consolidated financial position and results of operations of NCBE as of the dates and for the periods therein set forth (subject, in the case of such interim financial statements, to normal year-end audit adjustments). Such financial statements do not, as of the dates thereof, include any material asset or omit any material liability, absolute or contingent, or other fact, the inclusion or omission of which renders such financial statements, in light of the circumstances under which they were made, misleading in any material respect. Since December 31, 1993, there has not been any material adverse change in the financial condition, results of operations, business or prospects of NCBE and its subsidiaries on a consolidated basis.
         (c) The Board of Directors of NCBE has authorized execution of this Agreement and the Merger Agreement and approved the merger of the New Bank and White County as contemplated herein and therein. NCBE has all requisite power and authority to enter into this Agreement and the Merger Agreement and NCBE has the authority to consummate the transactions contemplated hereby. This Agreement constitutes the valid and legally binding obligation of NCBE and this Agreement and the consummation of the transactions contemplated herein have been duly authorized and approved on behalf of NCBE by all requisite corporate action. Provided the required approvals are obtained from the Board, neither the execution and delivery of this Agreement or the Merger Agreement nor the consummation of the Merger will conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any law, or any rule or regulation of any governmental agency or authority or any judgment, order or decree of any court or other governmental agency to which NCBE may be subject, any contract, agreement or instrument to which NCBE is a party or by which NCBE is bound or committed, or the Articles of Incorporation or Bylaws of NCBE, or constitute an event which with the lapse of time or action by a third party, could, to the best of NCBE's knowledge, result in the default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets or properties of NCBE or upon any of the stock of NCBE, except, however, in the case of contracts, agreements or instruments, such defaults, conflicts or breaches which either (i) will be cured or waived prior to the time the Merger becomes effective, or
                 (ii) if not so cured or waived would not, in the aggregate, have any material adverse effect on the financial condition, results of operations or business of NCBE on a consolidated basis.
         (d) There is no litigation, action, suit, investigation or proceeding pending or, to the best of the knowledge after due inquiry of NCBE and its executive officers, threatened, against or affecting NCBE or its subsidiaries or involving any of their respective properties or assets, at law or in equity, before any federal, state, municipal, local or other governmental authority, involving a material amount which, if resolved adversely to the interest of NCBE or its subsidiaries, would materially affect the financial conditions or operations of NCBE or its subsidiaries and/or its ability to perform under this Merger Agreement, and to the best of the knowledge and belief after due inquiry of NCBE and its executive officers, no one has asserted and no one has reasonable or valid grounds on which it reasonably can be expected that anyone will assert any such claims against NCBE or its subsidiaries based upon the wrongful action or inaction of NCBE or its subsidiaries or any of their respective officers, directors or employees.
         (e) At the time the Merger shall become effective and on such subsequent date when the former Stockholders of White County surrender their White County share certificates for cancellation, the shares of NCBE Common Stock to be received by Stockholders of White County will have been duly authorized and validly issued by NCBE and will be fully paid and nonassessable.
         (f) NCBE has not incurred and will not incur directly or indirectly any liability for brokerage, finders', agents' or investment bankers' fees or commissions in connection with this Merger Agreement or the transactions contemplated thereby.

         (g) The Employees' Savings and Profit Sharing Plan of National City Bancshares, Inc. and the Plan for Pensions of National City Bancshares, Inc. (hereinafter referred to collectively as the "plans") which purport to be qualified plans under Section 401(a) of the Internal Revenue Code is so qualified and is in compliance in all material respects with the applicable requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). All material notices, reports and other filings required under applicable law to be given or made to or with any governmental agency with respect to the plans have been timely filed or delivered where failure to file will result in a penalty or result in disqualification of the plan. NCBE has no knowledge either of any circumstances which would adversely affect the qualifications of the plans or their compliance with the applicable requirements of ERISA, or of any "reportable event" (as such term is defined in Section 4043(b) of ERISA) or any "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Internal Revenue Code) which has occurred since the date on which said section became applicable to the plans. With respect to those plans which are defined benefit plans within the meaning of ERISA, such plans meet the minimum funding standards set forth in the Internal Revenue Code and ERISA.
         (h) NCBE has delivered to White County copies of the Annual Report on Form 10-K filed with the Securities and Exchange Commission by NCBE for its fiscal years ended December 31, 1993, 1992, and 1991 including exhibits and all documents incorporated by reference therein, and the proxy materials disseminated by NCBE to its Stockholders in connection with the 1994 Annual Meeting of Stockholders of NCBE; such Annual Report and proxy materials do not misstate a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

         (i) Since December 31, 1993, each of NCBE and its subsidiaries has conducted business only in the ordinary course, and has preserved its corporate existence, business and goodwill intact, except for the sale by NCBE of the Ayer-Wagoner-Deal Insurance Agency, Inc.
         (j) NCBE and the NCBE Banks each have good and marketable title to all assets and properties, whether real or personal, tangible or intangible, including without limitation the capital stock of the NCBE Banks and all other assets and properties reflected in NCBE's Balance Sheet of December 31, 1993 or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 1993) subject to no liens, mortgages, security interests, encumbrances, pledges or charges of any kind, except: (i) those items that secure liabilities that are reflected in said Balance Sheet; (ii) statutory liens for taxes not yet delinquent; and (iii) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held; and such liens, mortgages, security interests, encumbrances and charges are not in the aggregate, material to the assets and properties of NCBE. NCBE or the NCBE Banks as lessee has the contractual right under valid leases to occupy, use, possess and control all material property leased by NCBE or the NCBE Banks.
         (k) To the best of the knowledge after due inquiry of NCBE and its executive officers, NCBE and the NCBE Banks have complied with all laws, regulations and orders applicable to them and to the conduct of their businesses, including without limitation, all statutes, rules and regulations pertaining to the conduct of banking activities except for possible technical violations which together with any penalty which results therefrom are or will be of no material consequence to either NCBE or the NCBE Banks. Neither NCBE nor any of the NCBE Banks are the subject of, nor a party to, any regulatory action or agreement such as letter agreements, memorandum of understanding, cease and desist orders or like agreements. Neither NCBE nor the NCBE Banks are in default under, and no event has occurred which, with the lapse of time or action by a third party, could, to the best of NCBE's knowledge after due inquiry, result in the default under the terms of any judgment, decree, order, writ, rule or regulation of any governmental authority or court, whether federal, state or local and whether at law or in equity, where the default(s) could reasonably be expected to have a material adverse effect on the financial conditions, results of operations or business of NCBE or the NCBE Banks on a consolidated basis.
         (l) NCBE has duly filed all federal, state, county and local income, excise, real and personal property and other tax returns and reports (including, but not limited to, social security, withholding, unemployment insurance, and sales and use taxes) required to have been filed by NCBE up to the date hereof. To the best of the knowledge and belief of NCBE all such returns are true and correct in all material respects, and NCBE has paid or, prior to the time the Merger shall become effective, will pay all taxes, interest and penalties shown on such return or reports or claimed (other than those claims being contested in good faith and which have been disclosed to White County) to be due to any federal, state, county, local or other taxing authority, and there is, and at the time the Merger shall become effective will be, no basis for any additional claim or assessment which might materially and adversely affect NCBE or the NCBE Banks, and for which an adequate reserve has not been established. To the best of its knowledge and belief, NCBE has paid or made adequate provision in its financial statements or its books and records for all taxes payable in respect of all periods ending as of the date thereof. To the best of its knowledge and belief NCBE has, or at the time the Merger shall become effective will have, no material liability for any taxes, interest or penalties of any nature whatsoever, except for those taxes which may have arisen up to the time the Merger shall become effective in the ordinary course of business and are properly accrued on the books of NCBE as of the time the Merger shall become effective.
8. Representations and Warranties of White County. White County represents and warrants to NCBE as follows:
         (a) White County is a banking corporation duly organized and validly existing in good standing under the laws of the State of Illinois. White County has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to engage in the businesses and activities now conducted by it. As of the date of this Agreement, the authorized capital stock of White County consists of 9,600 shares of common stock with $100 par value, of which a total of 9,600 shares are issued and outstanding and none are shares of treasury stock owned by White County. All of said shares of capital stock are fully paid and nonassessable and are not issued in violation of the preemptive rights of any shareholder. There are no outstanding options, warrants or commitments of any kind relating to White County's capital stock except as disclosed in the letter to NCBE of even date herewith.
         (b) White County has furnished to NCBE copies of all financial statements relating to White County, as filed with the appropriate regulatory agencies, as of and for the years ended December 31, 1993 and 1992. White County has furnished to NCBE copies of all financial statements relating to White County, as filed with the appropriate regulatory agencies, as of and for the period ended June 30, 1994. Each of the aforementioned financial statements is prepared in accordance with Generally Accepted Accounting Principles or applicable regulatory accounting principles applicable to White County consistently applied and is true and correct in all material respects and together present fairly the consolidated financial position and results of operations of White County as of the dates and for the periods therein set forth (subject, in the case of such interim financial statements, to normal year-end adjustments). White County financial statements do not, as of the dates thereof, include any material asset or omit any material liability, absolute or contingent, or other fact, the inclusion or omission of which renders such financial statements, in light of the circumstances under which they were made, misleading in any material respect, except for certain off balance sheet liabilities which are disclosed in White County's letter to NCBE of even date herewith. Since December 31, 1993, there has not been any material adverse change in the financial condition, results of operations, business or prospects of White County.
         (c) The Board of Directors of White County has authorized execution of this Agreement. Subject to the approval by the Stockholders of White County, White County has all requisite power and authority to enter in this Agreement and the Merger Agreement. White County has the authority to consummate the transactions contemplated hereby so that, provided all required corporate and regulatory approvals are obtained, neither the execution and delivery of this Agreement, the Merger Agreement nor the consummation of the Merger will conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any law, or any rule or regulation of any governmental agency or authority or any judgment, order or decree of any court or other governmental agency to which White County may be subject, any contract, agreement or instrument to which White County is a party or by which White County is bound or committed, or the Articles of Incorporation or Bylaws of White County, or constitute an event which with the lapse of time or action by a third party, could, to the best of White County's knowledge, result in the default under any of the foregoing or result in the creation of any lien, charge, encumbrance upon any of the assets, property or capital stock of White County, except, however, in the case of contracts, agreements or instruments, such defaults, conflicts or breaches which either (i) will be cured or waived prior to the time the Merger becomes effective, or (ii) if not so cured or waived would not, in the aggregate, have any material adverse effect on the financial condition, results of operations or business of White County.
         (d) Except as disclosed in White County's letter to NCBE of even date herewith, there is no litigation, action, suit, investigation or proceeding pending or, to the best of their knowledge after due inquiry of White County and its executive officers, overtly threatened, against or affecting White County or involving any of their respective properties or assets, at law or in equity, before any federal, state, municipal, local or other governmental authority, involving a material amount which, if resolved adversely to the interest of White County, would materially affect the financial condition or operations of White County and/or its ability to perform under this Agreement or the Merger Agreement, and to the best of the knowledge and belief after due inquiry of White County and its executive officers, no one has asserted and no one has reasonable or valid ground on which it reasonably can be expected that anyone will assert any such claims against White County based upon the wrongful action or inaction of White County or its respective officers, directors or employees.
         (e) White County has good and marketable title to all assets and properties, whether real or personal, tangible or intangible reflected in White County's Balance Sheet of December 31, 1993 or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 1993) subject to no liens, mortgages, security interests, encumbrances, pledges or charges of any kind, except: (i) those items that secure liabilities that are reflected in said Balance Sheet; (ii) statutory liens for taxes not yet delinquent; and (iii) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held; and such liens, mortgages, security interests, encumbrances and charges are not in the aggregate, material to the assets and properties of White County. White County as lessee has the contractual right under valid leases to occupy, use, possess and control all material property leased by White County.
         (f) To the best of the knowledge after due inquiry of White County and its executive officers, White County has complied with all laws, regulations and orders applicable to it and to the conduct of its business, including without limitation, all statutes, rules and regulations pertaining to the conduct of White County banking activities except for possible technical violations which together with any penalty which results therefrom are or will be of no material consequence to White County. Except as disclosed in White County's letter to NCBE of even date herewith, White County is not the subject of nor is a party to, any regulatory actions or agreement such as letter agreements, memorandum of understanding, cease and desist order or like agreements. White County is not in default under, and no event has occurred which, with the lapse of time or action by a third party, could, to the best of White County's knowledge after due inquiry, result in the default under the terms of any judgment, decree, order, writ, rule or regulation of any governmental authority or court, whether federal, state or local and whether at law or in equity, where the default(s) could reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of White County.

         (g) Except as disclosed in White County's letter to NCBE of even date herewith, receipt of which is acknowledged by NCBE, White County has not, since December 31, 1993 to the date hereof:
                 (i) issued or sold any of its capital stock or any corporate debt securities; (ii) granted any option for the purchase of capital stock; (iii) declared or set aside or paid any dividend or other distribution in respect of its capital stock except as permitted pursuant to Section 9(a) hereof or, directly or indirectly, purchased, redeemed or otherwise acquired any shares of such stock; (iv) incurred any obligation or liability (absolute or contingent), except for obligations reflected in this Agreement or the Merger Agreement, and except for obligations or liabilities incurred in the ordinary course of business, or mortgaged, pledged or subjected to lien or encumbrance (other than statutory liens for taxes not yet delinquent) any of its assets or properties;
                 (v) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than the current portion of any long term liabilities which become due after December 31, 1993, current liabilities included in its financial statements as of December 31, 1993, current liabilities incurred since the date thereof in the ordinary course of business and liabilities incurred in carrying out the transactions contemplated by this Agreement or the Merger Agreement; (vi) sold, exchanged or otherwise disposed of any of its material capital assets outside the ordinary course of business; (vii) made any extraordinary officers' salary increase or wage increase, entered into any employment contract with any officer or salaried employee or, instituted any employee welfare, bonus, stock option, profit-sharing, retirement or similar plan or arrangement;
                 (viii) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its business, property or assets or waived (except for fair consideration) any rights of value which are material in the aggregate, considering its business taken as a whole; or (ix) entered or agreed to enter into any agreement or arrangement granting any preferential right to purchase any of its assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such assets, properties or rights.
         (h) Except as disclosed in White County's letter to NCBE of even date herewith, White County is not a party to or bound by any written or oral: (i) employment or consulting contract which is not terminable by it on 60 days or less notice, (ii) employee bonus (other than an annual bonus to be paid to employees of White County for the year 1994, in amounts and on dates consistent with past practice, which bonuses are payable at the discretion of the White County board of directors), deferred compensation, pension, stock bonus or purchase, profit-sharing, retirement or stock option plan, (iii) other employee benefit or welfare plan, or (iv) other executory material agreements which in any case obligate White County to make any payment(s) which in the aggregate exceed $10,000 per year except for contracts terminable on 60 days notice. All such pension, stock bonus or purchase, profit-sharing, defined benefit and retirement plans set forth under the caption "Qualified Plans" in the White County Document List (hereinafter referred to collectively as the "plan") are qualified plans under Section 401(a) of the Internal Revenue Code and in compliance in all material respects with ERISA. All material notices, reports and other filings required under applicable law to be given or made to or with any governmental agency with respect to the plans have been timely filed or delivered where failure to file would result in a penalty and/or result in disqualification of the plan. White County has no knowledge either of any circumstances which would adversely affect the qualification of the plans or their compliance with ERISA, or of any unreported "reportable event" (as such term is defined in Section 4043(b) of ERISA) or, except as disclosed in White County's letter to NCBE of even date herewith, any "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Internal Revenue Code) which has occurred since the date on which said sections became applicable to the plans. The plans meet the minimum funding standards set forth in the Internal Revenue Code and ERISA.
         (i) White County has duly filed all federal, state, county and local income, excise, real and personal property and other tax returns and reports (including, but not limited to, social security, withholding, unemployment insurance, and sales and use taxes) required to have been filed by White County up to the date hereof. Except as set forth in White County's letter to NCBE of even date herewith, receipt of which is acknowledged by NCBE, to the best of the knowledge and belief of White County all such returns are true and correct in all material respects, and White County has paid or, prior to the time the Merger shall become effective, will pay all taxes, interest and penalties shown on such return or reports or claimed together than those claims being contested in good faith and which have been disclosed to NCBE to be due to any federal, state, county, local or other taxing authority, and there is, and at the time the Merger shall become effective will be, no basis for any additional claim or assessment which might materially and adversely affect White County and for which an adequate reserve has not been established. To the best of its knowledge and belief, White County has paid or made adequate provision in its financial statements or its books and records for all taxes payable in respect of all periods ending as of the date thereof. To the best of its knowledge and belief, White County has, or at the time the Merger shall become effective will have, no material liability for any taxes, interest or penalties of any nature whatsoever, except for those taxes which may have arisen up to the time the Merger shall become effective in the ordinary course of business and are properly accrued on the books of White
                 County as of the time the Merger shall become effective.
         (j) To the best of its knowledge and belief, but without having undertaken an environmental audit, White County has no knowledge of any underground storage tanks, any hazardous substances, hazardous waste, pollutant or contaminant, including, but not limited to, asbestos (except as previously disclosed to NCBE in a letter of even date herewith), PCB's or urea formaldehyde, having been generated, released into, stored or deposited over, upon or below (in storage tanks or otherwise) White County's premises or any other real property owned or leased by White County other than other real estate owned, for which no investigation was conducted by White County, but for which White County has no knowledge of such, or into any water systems on or below the surface of the White County premises or any other real property owned or leased by White County other than other real estate owned, for which no investigation was conducted by White County, but for which White County has no knowledge of such from any source whatsoever. As used in this Agreement, the terms "hazardous substance," "hazardous waste," pollutant" and "contaminant" mean any substance, waste, pollutant or contaminant included within such terms under any applicable Federal, state or local statute or regulation.
         (k) White County has in effect insurance coverage with reputable insurers, which in respect of amounts, premiums, types and risks insured, constitutes reasonable adequate coverage against all risks customarily insured against companies comparable in size and operation to White County.

         (l) Except as disclosed in White County's letter to NCBE of even date herewith, White County has not incurred and will not incur any liability for brokerage, finders', agents', or investment bankers' fees or commissions in connection with this Agreement or the Merger Agreement or the transactions contemplated hereby and thereby.
         (m) The directors of White County executing this Agreement shall vote the shares of White County held directly by them in favor of adoption of the Agreement.
9. Action by White County Pending Effective Time. White County agrees that from the date of this Agreement until the time the Merger shall become effective, except with prior written permission of NCBE:
         (a) Beginning with the date hereof and until such time as the Merger shall become effective, White County will not declare or pay any dividends or make any distributions other than regular cash dividends, payable at such times and in amounts consistent with past practice and not to exceed the per share rate paid in the prior calendar year, provided, however, that Stockholders of White County may for any given quarter, receive dividends attributable to that quarter only from NCBE or White County, but not from both. If, prior to the consummation of the Merger, White County shall declare a stock dividend or make distributions upon or subdivide, split up, reclassify or combine its shares of common stock in any security convertible into its common stock, appropriate adjustment or adjustments will be made in the foregoing per share dividend rate.

         (b) White County will not issue, sell, grant any option for, or acquire for value any shares of its capital stock or otherwise effect any change in connection with its capitalization.
         (c) Except as otherwise set forth in or contemplated by this Agreement or the Merger Agreement, White County will carry on its businesses in substantially the same manner as heretofore, keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it and use its best efforts to maintain and preserve its business organization intact.
         (d) White County will not: (i) enter into any transaction other than in the ordinary course of business or incur or agree to incur any obligation or liability except liabilities incurred and obligations entered into in the ordinary course of business; (ii) change its lending, investment, liability management and other material White County banking policies in any material respect; (iii) except as committed for adjustment as of the date hereof and consistent with prior practice, grant any general or uniform increase in the rates of pay of employees; (iv) except as disclosed in White County's letter to NCBE of even date herewith, incur or commit to any capital expenditures other than in the ordinary course of business (which in no event shall include the establishment of new branches and such other facilities or any capital expenditures for any purpose which exceed 1% of White County's combined capital, surplus and undivided profit accounts as of December 31, 1993), or (v) merge into, consolidate with or sell its assets to any other corporation or person, or permit any other corporation to be merged or consolidated with it or acquire all of the assets of any other corporation or person.
         (e) White County will not change its method of accounting in effect at December 31, 1993 except as required by changes in generally accepted accounting principles and concurred in by White County's independent auditors, or change any of its methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of White County's Federal income tax returns for the taxable year ending December 31, 1993, except for changes required by law.

         (f) White County will afford NCBE, its officers and other authorized representatives, such access to all books, records, tax returns, leases, contracts and documents of White County and will furnish to NCBE such information with respect to the assets and business of White County as NCBE may from time to time reasonably request in connection with this Agreement or the Merger Agreement and the transactions contemplated hereby or thereby.
         (g) White County will promptly advise NCBE in writing of all material actions taken by the directors and Stockholders of White County, furnish NCBE with copies of all interim financial statements of White County as they become available, and keep NCBE fully informed concerning all developments which in the opinion of White County may have a material effect upon the business, properties or condition (either financial or otherwise) of White County.
10. Action by NCBE Pending Effective Time. NCBE agrees that from the date of this Agreement until the time the Merger shall become effective:
         (a) NCBE will carry on its business in substantially the same manner as heretofore except as otherwise set forth in or contemplated by this Agreement, and NCBE will keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it and use its best efforts to maintain and preserve its business organization intact. White County acknowledges that, in the ordinary course of its business as a bank holding company, NCBE from time-to-time, enters into an agreement(s) to acquire by merger, stock purchase or like means, another financial institution or its holding company.
         (b) NCBE will not change its methods of accounting in effect at December 31, 1993, except as required by changes in generally accepted accounting principles as concurred in by NCBE's independent auditors, or change any of its methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of the Federal income tax returns of NCBE Banks for the taxable year ending December 31, 1993, except for changes required by law or take any action which could jeopardize the tax free nature of the Merger or the pooling of interests accounting treatment for the Merger.
         (c) NCBE will promptly advise White County in writing of all material corporate actions taken by the directors of NCBE, furnish White County with copies of interim financial statements of NCBE and all reports, schedules and statements filed by or delivered to NCBE pursuant to the Securities and Exchange Act of 1934 and the rules and regulations promulgated thereunder, as they become available, and keep White County fully informed concerning all developments which in the opinion of NCBE may have a material effect upon the business, properties or condition (either financial or otherwise) of NCBE.
11. Conditions to Obligations of NCBE. The obligations of NCBE under this Agreement and the Merger Agreement are subject, unless waived by NCBE, to the satisfaction of the following conditions on or prior to the time the Merger shall become effective:
         (a) There shall not have been any material adverse change or discovery of a condition or the occurrence of an event which has or is likely to result in such a change, in the financial condition, aggregate net assets, Stockholders' equity, business or operating results of White County from December 31, 1993 to the time the Merger shall become effective.
         (b) White County shall not have paid cash dividends from the date hereof to the time the Merger shall become effective except as permitted under this Agreement.
         (c) All representations by White County contained in this Agreement and the Merger Agreement shall be true in all material respects at, or as of, the time the Merger shall become effective as though such representations were made at and as of said date, except for changes contemplated by this Agreement or the Merger

                 Agreement and except also for representations as of a specified time other than the time the Merger shall become effective, which shall be true in all material respects at such specified time.
         (d) NCBE shall have received the opinion of legal counsel for White County, dated the time the Merger shall become effective, substantially to the effect set forth in Exhibit A hereto.
         (e) White County shall have performed or satisfied in all material respects all agreements and conditions required by this Agreement or the Merger Agreement to be performed or satisfied by it at or prior to the time the Merger shall become effective.
         (f) At the time the Merger shall become effective, no suit, action or proceeding shall be pending or overtly threatened before any court or other governmental agency by the federal or state government in which it is sought to restrain or prohibit the consummation of the Merger, and no other suit, action or proceeding shall be pending or overtly threatened and no liability or claim shall have been asserted against White County which NCBE shall in good faith determine, with advice of counsel: (i) has a reasonable likelihood of being successfully prosecuted and (ii) if successfully prosecuted, would materially and adversely affect the benefits hereunder intended for NCBE.
         (g) Prior to the time the Merger shall become effective, NCBE shall not have been deprived of adequate opportunity to conduct such review and examination of the business, properties, and condition (financial or otherwise) of White County as NCBE shall have deemed prudent, and such review and examination shall not have disclosed matters which are inconsistent in any material respect with any of the representations and warranties of White County contained in this Agreement or the Merger Agreement. Immediately prior to the time the Merger shall become effective, White County shall be entitled to receive from NCBE a statement as to whether the condition set forth herein has been satisfied.
         (h) Holders of White County Common Stock who are entitled to exercise in the aggregate not more than 5% of the voting power of the issued and outstanding White County Common Stock as of the time the Merger shall become effective shall have taken steps to perfect their rights as dissenting Stockholders pursuant to the provisions of Section 5/29 of the Illinois Banking Act so that if, at the time the Merger shall become effective, holders of more than 5% of such shares shall have taken such steps, NCBE may, at its option, refuse to consummate the Merger.
         (i) White County shall have furnished NCBE certificates, signed on its behalf by the Chairman or President and the Secretary or an Assistant Secretary of White County and dated the time the Merger shall become effective, to the effect that to the best of their knowledge, after due inquiry, the conditions described in Paragraphs (a), (b), (c), and (f) of this Section 11 have been fully satisfied.
         (j) NCBE shall have received assurances, satisfactory to it, that the Merger will be accounted for as a pooling of interest.
12. Conditions to Obligations of White County. The obligations of White County under this Agreement or the Merger Agreement are subject, unless waived by White County, to the satisfaction on or prior to the time the Merger shall become effective of the following conditions:
         (a) There shall not have been any material adverse change or discovery of a condition or the occurrence of an event which has or is likely to result in such a change, in the financial condition, aggregate net assets, Stockholders' equity, business, or operating results of NCBE from December 31, 1993 to the time the Merger shall become effective.

         (b) All representations by NCBE contained in this Agreement and the Merger Agreement shall be true in all material respects at, or as of, the time the Merger shall become effective as though such representations were made at and as of said date, except for changes contemplated by this Agreement and the Merger Agreement, and except also for representations as of a specified time other than the time the Merger shall become effective, which shall be true in all material respects at such specified time.
         (c) White County shall have received the opinion of Counsel for NCBE dated the time the Merger shall become effective substantially to the effect set forth in Exhibit B hereto.
         (d) NCBE shall have performed or satisfied in all material respects all agreements and conditions required by this Agreement and the Merger Agreement to be performed or satisfied by it at or prior to the time the Merger shall become effective.
         (e) At the time the Merger shall become effective, no suit, action or proceeding shall be pending or overtly threatened before any court or other governmental agency of the federal or state government in which it is sought to restrain, prohibit or set aside consummation of the Merger and no other suit, action or proceeding shall be pending or overtly threatened and no liability or claim shall have been asserted against NCBE which White County shall in good faith determine, with advice of counsel: (i) has a reasonable likelihood of being successfully prosecuted and (ii) if successfully prosecuted, would materially and adversely affect the benefits hereunder intended for White County and its Stockholders.
         (f) NCBE shall have furnished White County a certificate, signed by the Chairman or President and by the Secretary or Assistant Secretary of NCBE and dated the time the Merger shall become effective to the effect that to the best of their knowledge after due inquiry the conditions described in Paragraphs (a),
                 (b), and (e) of this Section 12 have been fully satisfied.
13. Conditions to Obligations of All Parties. In addition to the provisions of Sections 11 and 12 hereof, the obligations of NCBE and White County to cause the transactions contemplated herein to be consummated shall be subject to the satisfaction of the following conditions on or prior to the time the Merger shall become effective:
         (a) The parties hereto shall have received all necessary approvals of governmental agencies and authorities of the transactions contemplated by this Agreement and each of such approvals shall remain in full force and effect at the time the Merger shall become effective and such approvals and the transactions contemplated thereby shall not have been contested by any federal or state governmental authority by formal proceeding, or contested by any other third party by formal proceeding which the Board of Directors or the party asserting a failure of a condition under this Section 13(a) shall in good faith determine, with the advice of counsel: (i) has a reasonable likelihood of being successfully prosecuted and (ii) if successfully prosecuted, would materially and adversely affect the benefits hereunder intended for such party. It is understood that, if any contest as aforesaid is brought by formal proceedings, NCBE may, but shall not be obligated to, answer and defend such contest. NCBE shall notify White County promptly upon receipt of all necessary governmental approvals.
         (b) The registration statement required to be filed by NCBE pursuant to Section 4(c) of this Agreement shall have become effective by an order of the Securities and Exchange Commission, the shares of NCBE Common Stock to be exchanged in the Merger shall have been qualified or exempted under all applicable state securities laws, and there shall have been no stop order issued or threatened by the Securities and Exchange Commission that suspends or would suspend the effectiveness of the registration statement, and no proceeding shall have been commenced, pending or overtly threatened for such purpose.
         (c) This Agreement and the Merger Agreement shall have been duly adopted, ratified and confirmed by the requisite affirmative votes of the Stockholders of White County.
         (d) NCBE and White County shall have received the opinion called for pursuant to Section 6 of this Agreement and there shall exist as of, at or immediately prior to the time the Merger shall become effective no facts or circumstances which would render such opinion inapplicable in any respect to the transactions to be consummated hereunder.
14. Nonsurvival of Representations and Warranties. The respective representations and warranties of NCBE and White County set forth shall survive the time the Merger shall become effective for a period of one (1) year.
15. Governing Law. This Agreement shall be construed and interpreted according to the applicable laws of the State of Illinois.
16. Assignment. This Agreement and the Merger Agreement and all of the provisions hereof and thereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor the Merger Agreement nor any of the rights, interest, or obligations hereunder or thereunder shall be assigned by either of the parties hereto without the prior written consent of the other party; provided, however, that NCBE shall not engage in a transaction pursuant to which its Stockholders exchange NCBE common stock for securities or property of another party whether by statutory share exchange, merger, consolidation, reorganization or the sale of substantially all the assets of NCBE without concurrently therewith assigning to the acquiring or surviving party, all of the obligations of NCBE under this Agreement.
17.      Satisfaction of Conditions; Termination.

         (a) NCBE agrees to use its best effort to obtain satisfaction of the conditions insofar as they relate to NCBE, and White County agrees to use its best efforts to obtain the satisfaction of the conditions insofar as they relate to White County. If any material condition to the obligations of NCBE set forth in Section 11 or 13 is not substantially satisfied at the time or times contemplated thereby and such condition is not waived by NCBE, or if any material condition to the obligations of White County set forth in Section 12 or 13 is not substantially satisfied at the time or times contemplated thereby and such condition is not waived by White County, or if at any time prior to the time the Merger shall become effective, it shall become reasonably certain that such condition will not be substantially satisfied and such condition is not waived by NCBE or White County, as the case may be, either NCBE or White County may terminate this Agreement by written notice to the other party after the expiration of fifteen (15) days written notice to the other party during which time such other party shall have an opportunity to cure such defect in said condition. This Agreement may be terminated and abandoned (either before or after the meetings of Stockholders contemplated hereby) by mutual written consent of NCBE and White County authorized by their respective Boards of Directors. In the event of such termination caused otherwise than by breach of this Agreement by any of the parties hereto, this Agreement shall cease and terminate, the acquisition of White County as provided herein shall not be consummated, and neither NCBE nor White County shall have any further liability under this Agreement of any nature whatever, including any liability for damages. In the event this Agreement is terminated, the duties of both parties with respect to confidential information set forth in Sections 4(d) shall survive any such termination. In addition to the other grounds for termination of this Agreement set forth herein, this Agreement can be terminated by written notice by either party to the other, in each case authorized by its Board of Directors, if the Merger shall not have been consummated by June 30, 1995, or the date of such notice, whichever is later.
         (b) If termination of this Agreement shall be judicially determined to have been caused by breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party so found to have breached this Agreement shall indemnify the other parties for their respective costs, fees and expenses of its counsel, accountants and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Agreement and related actions and its Stockholders' meetings and actions.
18. Waivers Amendments. Any of the provisions of this Agreement may be waived at any time by the party which is, or the Stockholders of which are, entitled to the benefit thereof, by resolution of the Board of Directors of such party. This Agreement may be amended or modified in whole or in part by an agreement in writing executed in the same manner (but not necessarily by the same person) as this Agreement and which makes reference to this Agreement, pursuant to a resolution, adopted by the Boards of Directors of the respective parties, provided, however, such amendment or modification may be made in this manner by the respective Boards of Directors of NCBE and White County at anytime prior to a favorable vote of such party's Stockholders, but may be made after a favorable vote by the Stockholders of such party, only if, in the opinion of its Board of Directors, such amendment or modification will not have any material adverse effect on the benefits intended under this Agreement for the Stockholders of such party and will not require resolicitation of any proxies from such Stockholders.
19. Entire Agreement. This Agreement supersedes any other agreement, whether written or oral, that may have been made or entered into by NCBE and White County or by any officer or officers of such parties relating to the acquisition of the business or the capital stock of White County by NCBE. Except for the letters specified in this Agreement (which shall include for purposes hereof the Merger Agreement) and of even date herewith, this Agreement constitutes the entire agreement by the parties, and there are no agreements or commitments except as set forth herein and therein.
20. Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in several counterparts, each of which shall constitute one and the same instrument.
21. Notices. All notices and other communications hereunder shall be deemed to have been duly given if forwarded by a nationally recognized overnight courier service. All notices and other communications hereunder given to any party shall be communicated to the remaining party to this Agreement by mail in the same manner as herein provided.

                 a)  If to NCBE, to:

                 Mr. Robert A. Keil
                 President
                 National City Bancshares, Inc.
                 227 Main Street, P.O. Box 868
                 Evansville, Indiana  47705-0868

                 With copies to:

                 Martin D. Werner, Esq.
                 Werner & Blank Co., L.P.A.
                 7205 W. Central Avenue
                 Toledo, Ohio  43617

                 (b)  If to White County, to:

                 Mr. George H. Schanzle
                 Chairman
                 White County Bank
                 215 E Main Street
                 Carmi, Illinois  62821

                 With copies to:

                 Robert S. Cohen
                 Giffin, Winning, Cohen & Bodewes, P.C.
                 Suite 600 Myers Building
                 One West Old State Capitol Plaza
                 P.O. Box 2117
                 Springfield,   IL   62705

22. Undertakings of Affiliates. NCBE shall have received undertakings in writing from each of such persons, if any, as counsel for NCBE believes might reasonably be considered "affiliates" of White County within the meaning of Rule 145 of the Securities and Exchange Commission pursuant to the Securities Act of 1933, in each case in form and substance satisfactory to counsel for NCBE, to the effect that so long as NCBE complies with its obligations under Section 4(j) hereof, (i) any disposition made by such person of any share of NCBE Common Stock received by such person pursuant to the Merger shall be made within the limits and in accordance with the applicable provisions of said Rule 145, as such Rule may be amended from time to time, and (ii) such person will not sell, assign or transfer any of such NCBE Common Stock until NCBE shall have published financial results including the combined operations of NCBE and White County for a period of at least 30 days following the time the Merger shall become effective.
23. Publicity. NCBE and White County agree to consult with and obtain the consent of the other, prior to any media release or other public disclosures as to the matters covered by this Agreement, except as may be required by law.

         IN WITNESS WHEREOF, this Agreement has been executed the day and year first above written.

ATTEST:                                 National City Bancshares, Inc.

     /s/ Sharon Winter                  By: /s/ John D. Lippert
    --------------------                   --------------------------
By:  Sharon Winter                          John D. Lippert, Chairman,
Its:         Cashier                        and Chief Executive Officer

ATTEST:                                 White County Bank

    /s/ Harold A. Mann                By: /s/ George H. Schanzle
    ---------------------                 -----------------------
By: Harold A. Mann                        George H. Schanzle, Chairman
Its:  Secretary

[As individuals and with respect solely to the understanding made in Section 8(m) of this Agreement.]

/s/ R. Keith Hoskins                           /s/ Donald D. Drone
- ---------------------------                    --------------------------

/s/ James R. Schanzle                          /s/ Paul D. Hayse
- ---------------------------                    --------------------------

/s/ Charles H. Atteberry                       /s/ Dr. Frank Barbre
- ---------------------------                    --------------------------

/s/ George H. Schanzle
- ---------------------------                    --------------------------

/s/ James S. Ruhoff
- ---------------------------                    --------------------------

/s/ Anne B. Russell
- ---------------------------                    --------------------------

                                                                      APPENDIX A

                                MERGER AGREEMENT

    THIS MERGER AGREEMENT (this "Agreement") dated as of __________, 1995, is by and between White County Interim Bank, Carmi, Illinois ("New Bank"), an Illinois state banking corporation and wholly owned subsidiary of National City Bancshares, Inc., Evansville, Indiana, an Indiana corporation ("NCBE") and White County Bank, Carmi, Illinois ("White County"), an Illinois state banking corporation and is joined in by NCBE.

                                  WITNESSETH:

    WHEREAS, the Board of Directors of the New Bank and the Board of Directors of White County have determined that it is in the best interests of the New Bank and White County to merge New Bank with and into White County in accordance with the provisions of the laws of the State of Illinois and the Federal Deposit Insurance Act (the "Merger"); and

    WHEREAS, the Board of Directors of White County and the Board of Directors of New Bank have each adopted a resolution approving this Agreement and have directed that the Merger Agreement be submitted to the shareholders of White County and New Bank entitled to vote in respect thereof for adoption and approval;

    NOW, THEREFORE, the parties hereto, subject to the terms and conditions contained herein, agrees as follows:

                                   ARTICLE I

                            Constituent Corporations

 White County and New Bank shall be the constituent banking corporations with respect to the Merger.

                                   ARTICLE II

                                     Merger

    Effective as of the time of the filing of this Agreement with the Commissioner of Banks and Trust Companies for the State of Illinois (the "Effective Time"), New Bank shall be merged into White County and White County shall be the surviving banking corporation (the "Surviving Corporation"), which after the effective time of the Merger shall be known as "White County Bank."

                                  ARTICLE III

                        Articles of Incorporation, Etc.

1. At the Effective Time, the Charter and Bylaws of White County shall constitute the Articles of Incorporation Bylaws of the Surviving Corporation.

2. The Surviving Corporation's main office shall be located at 215 E. Main Street, Carmi, Illinois, until otherwise changed in accordance with law.

3. Attached hereto as Exhibit A is a complete list of the Stockholders of White County as of the date of this Merger Agreement.

4. Attached hereto as Exhibit B is a complete list of the Stockholders of the New Bank as of the date of this Merger Agreement.

5. Attached hereto as Exhibit C is a detailed pro forma financial Statement, based upon financial information as of _____________199_, showing the assets and liabilities of the Surviving Corporation after the Merger.

6. At the Effective Time, the directors of White County then holding office shall constitute the directors of the Surviving Corporation, subject to the Surviving Corporation's Articles of Incorporation and Bylaws and applicable law as to the term and removal of directors.

                                   ARTICLE IV

            Manner of Converting and Exchanging Stock and Capital Structure

1. Subject to the provisions of this Article IV, the manner of converting and exchanging the shares of the constituent corporation's stock at the Effective Time shall be as follows.

       Conversion and Exchange of Shares.

       (a)    At the time the Merger shall become effective;

              (i) All of the outstanding shares of White County Common Stock shall, (subject to statutory dissenters rights as provided by Section 29 of the Illinois Banking Act; 205 ILCS 5/29, a copy of which is attached hereto as Exhibit D), be exchanged, pro rata, for 264,000 shares, in the aggregate, of NCBE Common Stock (or cash for fractional shares), provided however that in the event that the per share weighted average (based upon the number of shares traded) high and low price of NCBE Common Stock, as reported by the NASDAQ National Market System for the ten business days immediately proceeding the effective date the Merger, is lower than $38.00 or higher than $48.00 per share, (adjusted for any and all stock dividends and stock splits between the date hereof and the effective time of the Merger), either party hereto may elect to renegotiate the provisions hereof relating to the number of shares of NCBE Common Stock issuable in the Merger or to terminate the Merger Agreement and the transactions contemplated hereby.

                 (ii) The shares of White County Common Stock issued and outstanding immediately prior to the time the Merger shall become effective shall continue to be issued and outstanding shares of the Surviving Corporation and shall be held by NCBE.

                 (iii) The shares of New Bank held issued and outstanding immediately prior to the effective time of the Merger and held by NCBE shall be deemed canceled.

         (b) No fractional shares or scrip representing fractional shares of NCBE Common Stock will be issued by NCBE in connection with the Merger, but in lieu thereof, any holder of White County Common Stock entitled to such a fractional share shall, upon surrender of the certificate or certificates formerly representing such White County Common Stock, be paid cash, without interest, by NCBE for such fractional share(s). The cash paid for fractional shares shall be based upon the closing bid price of NCBE on the day the Merger shall become effective or the trading day immediately preceding the day the Merger shall become effective if such day shall not be a trading day.

         (c) As soon as practicable after the time the Merger shall become effective, and subject to the provisions set forth above relating to the fractional shares, NCBE, or an Exchange Agent designated thereby, will distribute to the former holders of White County Common Stock in exchange for and upon surrender for cancellation by such holders of a certificate or certificates formerly representing shares of White County Common Stock the certificate(s) for shares of NCBE Common Stock in accordance with the provisions regarding the exchange of shares of White County Common Stock set forth in paragraph 1(a)(i) of this Merger Agreement. Each certificate formerly representing White County Common Stock (other than certificates representing shares of White County Common Stock subject to the rights of dissenting shareholders) shall be deemed for all purposes to evidence the ownership of the number of whole shares of NCBE Common Stock and cash for fractional share interests in NCBE Common Stock into which such shares have been converted. Certificates representing shares of White County Common Stock held by a stockholder of White County, shall be aggregated together in determining the number of fractional shares for which such shareholder shall receive cash as provided for herein. Until surrender of the certificate or certificates formerly representing shares of White County Common Stock, the holder thereof shall not be entitled to receive any dividend or other payment or distribution payable to holders of NCBE Common Stock. Upon such surrender (or in lieu of surrender other provisions reasonably satisfactory to NCBE as are made as set forth in the next following paragraph), there shall be paid to the person entitled thereto the aggregate amount of dividends or other payments or distributions (in each case without interest) which became payable after the time the Merger shall become effective on the whole shares of NCBE Common Stock represented by the certificates issued upon such surrender and exchange or in accordance with such other provisions, as the case may be. After the time the Merger shall become effective, the holders of certificates formerly representing shares of White County Common Stock shall cease to have rights with respect to such shares except such rights, if any, as a holder of certificates formerly representing shares of White County Common Stock may have as dissenting shareholders pursuant to Illinois Banking Act and except as aforesaid, their sole rights shall be to exchange said certificates for certificates for shares of NCBE Common Stock in accordance with this Merger Agreement.

                 Certificates formerly representing shares of White County Common Stock surrendered for cancellation by each shareholder entitled to exchange shares of White County Common Stock for shares of NCBE Common Stock by reason of the Merger shall be accompanied by such appropriate instruments of transfer as NCBE may reasonably require, provided, however, that if there be delivered to NCBE by any person who is unable to produce any such certificate formerly representing shares of White County Common Stock for transfer (i) evidence to the reasonable satisfaction of NCBE that any such certificate has been lost, wrongfully taken or destroyed, and (ii) such indemnity agreement as reasonably may be requested by NCBE to save it harmless, and (iii) evidence to the reasonable satisfaction of NCBE that such person is the owner of the shares theretofore represented by each certificate claimed by him to be lost, wrongfully taken or destroyed and that he is the person who would be entitled to present each such certificate and to receive shares of NCBE Common Stock pursuant to this Merger Agreement, then NCBE, in the absence of actual notice to it that any shares theretofore represented by any such certificate have been acquired by a bona fide purchaser, shall deliver to such person the certificate(s) representing shares of NCBE Common Stock which such person would have been entitled to receive upon surrender of each such lost, wrongfully taken or destroyed certificate representing shares of White County Common Stock.

2. After the Effective Time, there shall be no transfers of the stock transfer books of New Bank of any certificates representing shares of New Bank Common Stock. After the Effective Time, upon presentation to the Surviving Corporation of certificates formerly representing capital stock of New Bank, such certificates shall be canceled.

3. The Resulting Corporation shall have a capital structure equal to the following:

         (a) Common stock of $958,000, consisting of 9,600 shares of $100 par value all of which will be issued and outstanding immediately following the Effective Time of the Merger; and

         (b)     Surplus of $1,540,000; and

         (c) Undivided profits, including capital reserves, of $4,603,000, adjusted for all earnings and losses between June 30, 1994, and the Effective Time of the Merger.

                                   ARTICLE V

                                Effect of Merger

    From and after the Effective Time, the Surviving Corporation shall have all of the rights, interests, privileges, powers, immunities and franchises (public and private) of each of the constituent corporations, and all property (real, personal and mixed), all debts due on whatever account, and all other choses in action, of each of the constituent corporations. All interests of or belonging to or due to either of the constituent corporations shall thereupon be deemed to be transferred to and vested in the Surviving Corporation without act or deed and no title to any real estate or any interest therein vested in either of the constituent corporations shall revert or be in any way impaired because of the Merger.

                                   ARTICLE VI

                             Surviving Corporation

    From and after the Effective Time, the Surviving Corporation shall be responsible for all obligations of each of the constituent corporations and each claim existing and each action or proceeding pending by or against either of the constituent corporations may be prosecuted as if the Merger had not taken place, and the Surviving Corporation may be substituted in the place of such constituent corporation. No right of any creditor of either constituent corporation and no lien upon the property of either constituent corporation shall be impaired by the Merger.

                                  ARTICLE VII

                               Further Documents

    If at any time the Surviving Corporation shall consider or be advised that any further assignments, conveyances or assurances in law are necessary or desirable to vest, perfect or confirm of record in the Surviving Corporation the title to any property or rights of the constituent corporations, or otherwise to carry out the provisions hereof, the persons who were the proper officers and directors of the constituent corporations immediately prior to the Effective Time (or their successors in office) shall execute and deliver any and all proper deeds, assignments and assurances in law, and do all things necessary or proper, to vest, perfect or confirm title to such property or rights in the Surviving Corporation, including, but not limited to, filing with each court or other public tribunal, agency or officer by which White County or New Bank have been appointed in the capacity of fiduciary or agent, and in the court file of each estate, suit or proceeding in which any of them has been acting, a statement setting forth the information required by law or otherwise to carry out the provisions hereof.

                                  ARTICLE VIII

                                  Termination

    Notwithstanding the adoption and approval of this Agreement and the Merger by the shareholders of White County and New Bank, this Agreement and the Merger may be terminated:

         (a) At any time prior to the Effective Time, by the mutual consent of the Boards of Directors of White County and New Bank; or

         (b) This Merger Agreement shall automatically terminate in the event of the termination of the Agreement and Plan of Reorganization dated December 12, 1994 by and between White County and NCBE to which it relates.

         (c) At any time prior to the Effective Time, by White County or New Bank if there shall have been a final judicial determination (as to which all periods for appeal shall have expired and no appeal shall be pending) that any material provision of this Agreement or of the Merger is illegal, invalid or unenforceable;

    In the event that this Agreement is terminated pursuant to this Article VIII, the Merger provided for herein shall be abandoned automatically and without any further act or deed by the parties hereto.

                                   ARTICLE IX

                    Conditions to Consummation of the Merger

    The Merger is subject to the approval of all required regulatory authorities, including but not limited to the Commissioner of Banks and Trust Companies for the State of Illinois and to the approval of the stockholders of New Bank and White County in accordance with the Illinois Banking Act. Each of the merging banks agree to pay all examination expenses of the Illinois Commissioner of Banks and Trust Companies incurred in connection with the Merger, whether approved or disapproved.

    The consummation of the Merger pursuant to this Merger Agreement and the obligations of the parties hereto is subject to the satisfaction of the provisions and conditions of the Agreement and Plan of Reorganization by and between White County and NCBE dated December 12, 1994.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and attested to on their behalf by the following directors and officers thereunto duly authorized as of the day and year first written above.


White County Bank:                           White County Interim Bank


By:                                          By:
   -----------------------------                -----------------------------
   George H. Schanzle, President                Robert A. Keil, President


Attest:                                       Attest:


   --------------------------                      -------------------------

by:                                           by:
   --------------------------                      -------------------------


its:                                          its:
   --------------------------                      -------------------------

    I, __________________, the duly appointed and incumbent Cashier of White County State Bank, hereby certify that the Merger Agreement between White County Bank and White County Interim Bank dated ______________, 1995, was adopted and approved by the shareholders of White County Bank on ___________, 1995.

                                             ________________________________



    I, __________________________, the duly appointed and incumbent Cashier of White County Interim Bank, hereby certify that the Merger Agreement between White County Bank and White County Interim Bank, dated ___________, 1995, was adopted and approved by the unanimous written consent of the sole shareholder of White County Interim Bank dated _________________, 1995.

                                             ________________________________


Joined in by National City Bancshares, Inc.


- -----------------------------------

by
  ----------------------------------

its
   ---------------------------------

                                   EXHIBIT B

                              ILLINOIS BANKING ACT
                               DISSENTERS' RIGHTS

    Dissenting stockholders.   If a stockholder of a state bank which is a
party to a merger other than a merger which is to result in a national bank, shall file with such bank prior to or at the meeting of stockholders at which the plan of merger is submitted to a vote, a written objection to such plan or merger, and shall not vote in favor thereof, and such stockholder, within 20 days after receiving written notice of the date the merger became effective, shall make written demand on the continuing bank for payment of the fair value of his shares as of the day prior to the date on which the vote was taken approving the merger, the continuing bank shall pay to such stockholder, upon surrender of his certificate or certificates representing said stock, the fair
value thereof.   Such demand shall state the number of the shares owned by such
dissenting stockholder.   The continuing bank shall provide written notice of
the effective date of the merger to all shareholders who have filed written objections in order that such dissenting shareholders may know when they must file written demand if they choose to do so. Any stockholder failing to make demand within the 20-day period shall be conclusively presumed to have
consented to the merger and shall be bound by the terms thereof.   If within 30
days after the date on which such merger was effected the value of such shares is agreed upon between the dissenting stockholders and the continuing bank, payment therefor shall be made within 90 days after the date on which such merger was effected, upon the surrender of his certificate or certificates representing said shares. Upon payment of the agreed value the dissenting stockholder shall cease to have any interest in such shares or in the
continuing bank.   If within such period of 30 days the stockholder and the
continuing bank do not so agree, then the dissenting stockholder may, within 60 days after the expiration of the 30-day period, file a complaint in the circuit court asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against the continuing bank for the amount of such fair value as of the day prior to the date on which such vote was taken approving such merger with interest thereon to the date of such judgment. The practice, procedure and judgment shall be governed by the Civil Practice Laws
of this State.   The judgment  shall be payable only upon and simultaneously with the surrender to the continuing bank of the certificate or certificates
representing said shares.   Upon the payment of the judgment, the dissenting
stockholder shall cease to have any interest in such shares or in the
continuing bank.   Such shares of stock may be held and disposed of by the
continuing bank.   Unless the dissenting stockholder shall file such complaint within the time herein limited, such stockholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the merger,
and shall be bound by the terms thereof.    The right of a dissenting
stockholder to be paid the fair value of his shares of stock as herein provided shall cease if and when the continuing bank shall abandon the merger.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Chapter 37 of the Indiana General Corporation Law provides that Indiana corporations may indemnify an individual made a party to any threatened, pending, or completed action, suit or proceeding whether civil, criminal, administrative or investigative, because the individual is or was a director, officer, employee or agent of the corporation, against liability incurred in the proceeding if the person: (i) acted in good faith and (ii) the individual believes his conduct was in the corporation's best interest or was not opposed to the corporation's best interest.

    Chapter 37 further provides that a corporation shall indemnify an individual who was fully successful on the merits or otherwise in any proceeding to which the director, officer, employee or agent was a party because the individual was or is a director, officer, employee or agent of the corporation, for reasonable expenses incurred by the director in connection with the proceeding. Chapter 37 also provides that a corporation may purchase and maintain insurance on behalf of the individual who is or was a director, officer, employee or agent of the corporation or who, while a director, officer, employee or agent of the corporation is or was serving at the request of the corporation as a director, officer, partner, trustee, employer or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprises, against liability asserted against or incurred by the individual in that capacity or arising from the individual status as a director, officer, employee, or agent.

    Registrant maintains a directors' and officers' liability insurance policy, including bank reimbursement, for the purpose of providing indemnification to its directors and officers in the event of such a threatened, pending or completed action.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENTS

    The exhibits filed pursuant to this Item 21 immediately follow the Exhibit Index. The following is a description of the applicable exhibits required for Form S-4 provided by Item 601 of Regulation S-K.

Exhibit Number                       Description
- --------------                       -----------
      (1)        Not Applicable.

      (2) The Merger Agreement by and between National City Bancshares, Inc. and White County Bank dated December 12, 1994, is attached hereto as Exhibit 1.

                                Part II page I

Exhibit Number                  Description
- --------------                  -----------
      (3)     Articles of Incorporation and Bylaws.

              A. A copy of the Amended Articles of Incorporation (as amended) of the Registrant was filed with the Commission as an exhibit to the Registrant's Registration Statement on Form S-4, File Number 33-69050 effective November 5, 1993.

              B. A copy of the Bylaws of the Registrant as currently in effect was filed with the Commission as an exhibit to Registrant's Annual Report on Form 10-K for the year ended December 31, 1994 filed in March, 1995.

      (4) Instruments defining the rights of security holders, including indentures.

              A. Instruments defining the rights of security holders are included in the Articles of Incorporation and Bylaws.

      (5) Opinion of Werner & Blank Co., L.P.A., regarding National City Bancshares, Inc. Common Stock, and Consent

      (6)     Not Applicable.

      (7)     Not Applicable.

      (8) Opinion of Werner & Blank Co., L.P.A., regarding certain tax matters, and Consent.

      (9)     Not Applicable.

      (10)    Material Contracts, None.

      (11)    Not Applicable.

      (12)    Not Applicable.

      (13) Registrant's Annual Report to security holders for the year ended December 31, 1994.

      (14)    Not Applicable.

      (15)    Not Applicable

      (16)    Not Applicable.

                                Part II page 2

Exhibit Number                     Description
- --------------                     -----------
      (21) List of the subsidiaries of the Registrant and their jurisdictions of incorporation or organization as of December 31, 1994 is presented in Registrant's Annual Report on form 10-K incorporated herein by reference.

      (22)       None.

      (23)       Consents of Experts and Counsel.

                 A. Consent of Gaither, Rutherford & Co.

                 B. Consent of McGladrey & Pullen LLP

                 C. Consent of Geo S. Olive & Co., LLP.

                 D. Consent of Werner & Blank Co., L.P.A. (the consent is
                    contained in that firm's opinions filed as Exhibits (5) and (8)).

      (24)       Power of Attorney.

      (25)       Not Applicable.

      (26)       Not Applicable.

      (27)       Not Applicable.

      (28)       Not Applicable.

      (29)       Not Applicable.

      (99)       Additional Exhibits.

                 A. Form of Letter to Shareholders of White County Bank, Carmi, Illinois.

                 B. Form of Proxy to be delivered to Shareholders of White County Bank, Carmi, Illinois.

                                Part II page 3

ITEM 22.  UNDERTAKINGS.

A.  The undersigned Registrant hereby undertakes as follows:

    (a)      The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                          (ii) To reflect in the Prospectus any facts or events arising after the Effective Date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to the information set forth in the Registration Statement;

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to officers, directors, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such

                                Part II page 4
                 indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                 In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

B. The undersigned Registrant hereby undertakes to respond to requests for information that are incorporated by reference into the Prospectus/Proxy Statement pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the Effective Date of this Registration Statement through the date of responding to the request.

C. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                Part II page 5

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, this 31st day of March, 1995.


                         National City Bancshares, Inc.

                         /s/ John D. Lippert
                         ------------------------------------
                         John D. Lippert
                         Chairman and Chief Executive Officer


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 31st day of March, 1995.

    Signature                                  Title
    ---------                                  -----
/s/ John D. Lippert
- -------------------
John D. Lippert                                Chairman and Chief Executive Officer
                                               and Director (Principal Executive Officer)

/s/ Robert A. Keil
- ------------------
Robert A. Keil                                 President and Director

/s/ Harold A. Mann
- ------------------
Harold A. Mann                                 Secretary/Treasurer
                                               (Principal Accounting Officer)

Donald. B. Cox*                                Director

Michail F. Elliott*                            Director

Mrs. N. Keith Emge*                            Director

Michael D. Gallagher*                          Director

Donald G. Harris*                              Director

Robert H. Hartmann*                            Director


                                Part II page 6

    Signature                                  Title
    ---------                                  -----
C. Mark Hubbard*                               Director

Edgar P. Hughes*                               Director

R. Eugene Johnson*                             Director

John Lee Newman*                               Director

Ronald G. Reherman*                            Director

Laurence R. Steenberg*                         Director

C. Wayne Worthington*                          Director

George A. Wright*                              Director


*By:  /s/ John D. Lippert
     --------------------
      John D. Lippert
      Attorney-in-Fact

                                Part II page 7

                                 EXHIBIT INDEX

Exhibit No.                                                                                   Page #
- -----------                                                                                   ------
5.0          Opinion of Werner & Blank Co., L.P.A. regarding
             National City Bancshares, Inc.; Common Stock and Consent

8 Opinion of Werner & Blank Co., L.P.A., Attorneys, regarding certain tax matters and Consent

13.0 Registrant's Annual Report to Security Holders for the year ended December 31, 1994

23.A         Consent of Gaither Rutherford & Co. -

23.B.        Consent of McGladrey & Pullen                                           .

23.C.        Consent of Geo S. Olive -

24.0         Power of Attorney

99.A         Form of Letter to Shareholders White County Bank

99.B         Form of Notice of Special Meeting of
             Shareholders White County Bank

99.C         Form of Proxy to be delivered
             to shareholders White County Bank
